Form 10KSB, Exhibit 13
period 1997-06-30
SWVA BANCSHARES INC
filed 1997-09-26
CIK 925656

EXHIBIT 13


                 Annual Report to Stockholders for Fiscal Year
                              Ended June 30, 1997

                                  [** LOGO **]

                              SWVA BANCSHARES, INC.



                                                                       1997
                                                                   ANNUAL REPORT

                              SWVA BANCSHARES, INC.
                               1997 ANNUAL REPORT


--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Corporate Profile and Related Information....................................  1


Stock Market Information.....................................................  1


President's Message..........................................................  3


Selected Financial and Other Data............................................  5


Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............................  6


Report of Independent Auditors............................................... 14


Consolidated Financial Statements............................................ 15


Notes to Consolidated Financial Statements................................... 20


Office Locations............................................................. 48


Directors and Executive Officers............................................. 48


Other Corporate Information.................................................. 48

                              SWVA BANCSHARES, INC.


Corporate Profile and Related Information

         SWVA Bancshares, Inc. (the "Company") is the parent company for Southwest Virginia Savings Bank, FSB ("Southwest Virginia Savings" or the "Savings Bank"). The Company was formed as a Virginia corporation in June 1994 at the direction of the Savings Bank to acquire all of the capital stock that the Savings Bank issued upon its conversion from the mutual to the stock form of ownership (the "Conversion") in connection with a $5.7 million initial public offering completed on October 7, 1994. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Savings Bank retains a specified amount of its assets in housing-related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any person other than officers but utilizes the support staff and facilities of the Savings Bank from time to time.

         Southwest Virginia Savings is a federally chartered stock savings bank headquartered in Roanoke, Virginia. The Savings Bank was founded in 1927 as Southwest Virginia Building and Loan Association and originally chartered by the Commonwealth of Virginia. In 1990, a federal charter was obtained and the name was changed to Southwest Virginia Savings Bank, FSB. Its deposits have been federally insured since 1945. The Savings Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Southwest Virginia Savings conducts its business from its main office in Roanoke, Virginia, four full service branch offices, one of which is also located in the City of Roanoke, one in the City of Salem and two in the County of Roanoke, and a loan production office in Roanoke County.

         The Savings Bank is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one- to four-family residences in the Savings Bank's market area. The Savings Bank also makes nonresidential and multi-family real estate loans, construction loans, consumer loans and other loans.


Stock Market Information

         Since its issuance in October 1994, the Company's common stock has been traded over-the-counter with trades reported in the National Quotation Bureau "pink sheets" under the trading symbol of "SWVB". The following table reflects stock price as furnished by Wheat First Butcher Singer, Roanoke, Virginia. This information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual trades.

                                                    HIGH              LOW
                                                    ----              ---

       October 1 - December 31, 1995               17.750            15.500
       January 1 - March 31, 1996                  17.500            16.400
       April 1 - June 30, 1996                     17.400            14.600
       July 1 - September 30, 1996                 15.600            14.600

Stock Market Information, cont.


     October 1 - December 31, 1996                   15.300          14.250
     January 1 - March 31, 1997                      17.250          14.500
     April 1 - June 30, 1997                         17.000          15.000
     July 1 - August 31, 1997                        19.000          16.000



         The number of shareholders of record of common stock as of September 1, 1997 was approximately 237. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At September 1, 1997, there were 510,984 shares outstanding.

         Declarations of dividends by the Board of Directors of the Company depend upon a number of factors, including the amount of cash and liquid assets held by the Company, investment opportunities available to the Company or the Savings Bank, capital requirements, regulatory limitations, the Company's and the Savings Bank's results of operations and financial condition, tax considerations and general economic conditions. Certain of these restrictions are discussed in notes 12 and 14 to the consolidated financial statements.


                           Dividends Declared and Paid


                                        Amount Per
Date Declared                          Common Share            Record Date                   Date Payable
-------------                          ------------            -----------                   ------------

February 1, 1995                            $0.15             March 1, 1995                 March 31, 1995

July 28, 1995                               $0.15             August 31, 1995               September 30, 1995

February 21, 1996                           $0.15             March 11, 1996                March 31, 1996

August 21, 1996                             $0.15             September 9, 1996             September 30, 1996

February 19, 1997                           $0.15             March 14, 1997                March 31, 1997

August 20, 1997                             $0.15             September 15, 1997            September 30, 1997

September 3, 1997                           $1.00             September 15, 1997            September 30, 1997


                               President's Message


Dear Shareholder:

         I am pleased to report that this year's net income exceeded the previous year's net income by $108,000 or 34.64%. Net income was $414,000 or $0.86 per share. The Company (the Savings Bank is its only subsidiary) recorded a $355,000 pre-tax expense which was as assessment for the recapitalization of the Savings Association Insurance Fund (SAIF). Without this assessment the Company's net income would have been $632,000 or $1.31 per share, the best year ever. Future income is expected to be enhanced due to lower SAIF premiums. The increase in earnings has been a slow process; however, we are beginning to see the results of our efforts.

         Several actions contributed to this year's increased net income. Management's continuing efforts to reduce non-interest expense resulted in personnel expenses decreasing 8.19% and office occupancy and equipment expense decreased 7.01%. In the 1996 annual report, I reported that the Savings Bank expected to put a larger portion of its originated fixed-rate mortgage loans in its loan portfolio rather than selling them if the market and interest rates met our expectations. This happened and we increased our fixed-rate mortgage portfolio by 49.00% or $4.8 million dollars. Our adjustable-rate mortgage portfolio decreased by 2.94% or $970,000. The Savings Bank expects that its asset growth policy of retaining a greater portion of fixed-rate loans will increase interest rate risk. However, the Savings Bank has adequate capital to manage the increased risk. The fixed-rate mortgage portfolio enhanced interest income resulting in higher net income as the loans were originated at a rate approximately two and one-half per cent higher than adjustable rate mortgage
(ARM) loans. In a rising interest rate environment, the ARM would have taken a minimum of two years before attaining the rate on the originated fixed-rate mortgage loans.

         Management's strategy for the Savings Bank is to continue to be a traditional lender for one-to four-family residential loans. In addition, the Savings Bank will continue to serve residents in its primary market area and surrounding areas by offering a wide variety of financial services, including deposit products, residential mortgage loans, home equity lines and other services. The Savings Bank will continue to operate and grow in a safe and sound manner and remain a well-capitalized institution which is in compliance with applicable regulations. The Savings Bank plans to emphasize profitability through the efficient use of existing operations and high asset quality and generate competitive return for stockholders inclusive of cash dividends.

         One of the reasons the Savings Bank converted to a stock Savings Bank was to support growth in savings and lending activities as market conditions warrant, which would also leverage the Savings Bank's existing branch network, facilities, and personnel resources. The assets of the Company have increased $15.9 million, or 29.00%, from $54.9 million at June 30, 1994 to $70.8 million at June 30, 1997. The increase was due primarily to an increase in loans receivable of $10.6 million, from $40.4 million at June 30, 1994 to $51.0 million at June 30, 1997 and the net proceeds from the conversion.

         It is management's expectation that the Savings Bank can continue to grow within our market area. As larger institutions are sold or consolidated in our market area, we believe that market share will become more available to us as an independent community bank. We expect this to continue and provide us the opportunity to increase our franchise value, therefore, enhancing shareholder value.

         In order to meet the needs of our customers, we are in the final planning stage to offer ATM cards and debit cards. We feel that the debit card will be accepted and become a major factor in customer financial transactions. Other electronic delivery services may be added as needed to enhance the services to our customers.

         In addition to our efforts to obtain market share, the board has continued to take other steps toward enhancing shareholder value. The board has declared and the Company has paid five semi-annual dividends since we converted to a public company in October, 1994. The board has declared a semi-annual dividend of $0.15 per share to be paid September 30, 1997. Also, the board has declared a special dividend of $1.00 per share to be paid September 30, 1997. Both dividends will be paid to shareholders of record at the close of business on September 15, 1997. In addition, the Company has repurchased a total of 59,606 shares of its stock.

         The Company has been under restrictions of the Office of Thrift Supervision (OTS) in regard to repurchasing stock. These restrictions will no longer apply after October 6, 1997. After that date, the board will be limited only by their business judgement as to the use of stock repurchases to enhance stockholder value.

         The results of this year and continuing strategy for the Savings Bank are expected to reap rewards for our employees, our community and our stockholders.

         Southwest Virginia Savings Bank, FSB is a "community bank" poised to serve the banking needs of the community in a friendly, courteous manner in person or by mail.

         The directors, officers and staff of SWVA Bancshares, Inc. and Southwest Virginia Savings Bank, FSB appreciate your support. We will continue to do our best to see that your investment and confidence are rewarded.

                                            Sincerely yours,



                                            B.L. Rakes
                                            President

                        SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

Financial Condition (Dollars in Thousands)
At June 30,                                         1997               1996                1995               1994            1993

------------------------------------------------------------------------------------------------------------------------------------
Total assets                                     $ 70,753            $66,987            $ 66,265            $ 54,878       $ 54,995
Loans receivable, net                              50,982             46,757              51,064              40,401         39,533
Mortgage-backed & investment securities            10,074              7,939               7,048               7,108          7,423
Interest-bearing deposits                           5,304              3,841               3,061               2,757          2,268
Cash and cash equivalents                           1,276              5,262                 830                 874          2,216
Savings deposits                                   57,933             57,643              54,642              50,029         50,397
Borrowed funds                                      3,500                 --               1,800                  --             --
Equity capital/stockholders' equity                 8,602              8,675               9,313               4,169          3,691
------------------------------------------------------------------------------------------------------------------------------------

Summary of Operations (Dollars in Thousands)
Year Ended June 30,                                 1997               1996                1995               1994            1993
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                  $  5,310            $ 4,906            $  4,539            $  3,848       $  4,186
Interest expense                                    2,673              2,622               2,314               1,753          2,073
   Net interest income                              2,637              2,284               2,225               2,095          2,113
Provision for credit losses                            23                 --                   1                   2             91
                                                  -------            -------             -------             -------        -------
  Net interest income after provision for
 credit losses                                      2,614              2,284               2,224               2,093          2,022
Noninterest income                                    398                455                 315                 545            554
                                                  -------            -------             -------             -------        -------
Noninterest expense                                 2,392              2,242               2,045               1,881          1,825
                                                  -------            -------             -------             -------        -------
Income before income taxes and
cumulative effect of change in
accounting principle                                  620                497                 494                 757            751
Provision for income taxes                            206                191                 190                 276            269
                                                  -------            -------             -------             -------        -------
  Net income before cumulative effect of
 change in accounting principle                       414                306                 304                 481            482
Cumulative effect of change in
accounting principles                                  --                 --                  --                  87             --
                                                  -------            -------             -------             -------        -------
     Net income                                  $    414           $    306            $    304            $    568       $    482
                                                  =======            =======             =======             =======        =======
------------------------------------------------------------------------------------------------------------------------------------

Other Selected Data
Year Ended June 30,                                 1997               1996                1995               1994            1993
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                            0.60%              0.46%               0.47%               0.87%          0.85%
Return on average equity                             4.87               3.50                3.77               11.85          13.98
Interest rate spread                                 3.55               3.17                3.37                4.28           4.00
Non-performing loans to total loans                  0.10               0.00                0.12                0.73           0.02
Non-performing loans to total assets                 0.08               0.00                0.09                0.53           0.02
Allowance for credit losses to total loans           0.43               0.40                0.37                0.48           0.47
------------------------------------------------------------------------------------------------------------------------------------

Per share data
Year Ended June 30,                                 1997               1995                1995               1994            1993
------------------------------------------------------------------------------------------------------------------------------------
Net income                                       $    .86           $    .60           $     .57                 N/A            N/A
Stockholders' equity                                16.83              15.97               16.32                 N/A            N/A
Dividends                                             .30                .30                 .15                 N/A            N/A
Dividend payout ratio                                  35%                50%                 26%                 N/A            N/A

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The business of the Savings Bank consists of receiving monetary deposits from the general public and reinvesting those funds primarily in its primary market area in the form of mortgage loans secured by one- to four-family residences. To a lesser extent, the Savings Bank originates nonresidential real estate, multi-family, construction, commercial, and consumer loans. The Savings Bank also purchases U.S. government and federal agency securities, mortgage-backed and mortgage-related securities and invests in interest-bearing deposits with other insured financial institutions.

         Currently, the Savings Bank's primary market area consists of Roanoke County, the City of Salem, the City of Roanoke, and portions of Botetourt, Bedford, and Franklin Counties, Virginia. The Savings Bank regards this area as its "basic" lending area, but loans are also made in other adjoining counties.

         The largest component of the Savings Bank's net income is net interest income, which is the difference between interest income and interest expense. Consequently, the Savings Bank's earnings are dependent on its net interest income, which is determined by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Savings Bank's net income is also affected by its provision for losses on loans and investments, as well as the amount of noninterest income and noninterest expense, such as compensation and related expenses, federal deposit insurance premiums, data processing costs, occupancy expenses, and income taxes. Earnings of the Savings Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities and demand for financing of real estate and other types of loans.

Management Strategy

         The Savings Bank's goal is to serve its local community as an independent community savings bank. Its consumer-oriented philosophy is dedicated to financing home ownership and providing financial services to its customers. The principal components of the Savings Bank's management strategy, which are designed to achieve its goal, are discussed below.

         The Savings Bank has been a traditional lender for one- to four-family residential loans since its founding in 1927. Financing homes for its community continues to be the Savings Bank's primary goal. These loans either are held in the Savings Bank's portfolio or sold in the secondary market. These types of loans make up 74.86% of the Savings Bank's total loan portfolio.

         The Savings Bank historically has maintained good asset quality. Its emphasis on one- to four-family mortgages and its related underwriting policies and practices are intended to maintain this quality. At June 30, 1997, the Savings Bank had $60,000 in non-performing assets. The Savings Bank's ratio of non-performing loans to total assets at June 30, 1997 was .08%.

         One of the reasons the Savings Bank converted to a stock Savings Bank was to support growth in savings and lending activities as market conditions warrant, which would also leverage the Savings

Bank's existing branch network, facilities, and personnel resources. The assets of the Company increased $15.9 million, or 28.96%, from $54.9 million at June 30, 1994, to $70.8 million at June 30, 1997. The increase was due primarily to the conversion and an increase in loans receivable of $10.6 million, from $40.4 million at June 30, 1994, to $51.0 million at June 30, 1997. For fiscal year 1996-97, the Bank's asset growth was 5.62%.

         The Bank expects to continue to put a reasonable portion of its originated fixed-rate loans in its portfolio and to purchase mortgage-backed and related securities during the fiscal year 1997-98 to enhance asset growth. The growth is expected to be funded with deposit growth or borrowings. The Savings Bank expects that its asset growth policy of retaining fixed-rate loans will increase its interest rate risk.

Asset and Liability Management

         The Savings Bank continues to manage interest rate risk. It has managed this risk on the asset side of its balance sheet with adjustable-rate mortgage ("ARM") loans, mutual funds holding adjustable rate mortgage-backed securities ("ARM Mutual Funds") and government-related securities with maturities of five years or less. On the liability side of its balance sheet, the Savings Bank has emphasized certificates of deposit ("CDs") with terms of one year, and has managed interest rates paid for deposits. Historically, the Savings Bank has limited its borrowings and relied primarily upon the cash flows from its savings deposits and mortgage repayments as its primary source of funds. The Savings Bank expects to continue using borrowings as a means to leverage its growth in the future.

         The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread which can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A gap is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specific period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative gap within a given period of time would adversely affect net interest income, while a positive gap within a given period of time would result in an increase in net interest income. During a period of falling interest rates, a negative gap within a given period of time would result in an increase in net interest income, while a positive gap within a given period of time would have the opposite effect.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997, which are expected to reprice or mature in each of the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. Adjustable-rate loans and mortgage-backed securities are adjusted for scheduled repayments and prepayments based on assumptions provided by a major wall street brokerage house. The Savings Bank's passbook accounts and money market accounts have been aged in accordance with the assumptions provided by the OTS. The interest rate sensitivity of the Savings Bank's assets and liabilities illustrated in the table could vary substantially if different assumptions were used.

                                                                            At June 30, 1997
                                         -------------------------------------------------------------------------------------------
                                         3 Months        4-6         7-12        13-36        37-60        Over 60
                                          or Less       Months      Months       Months       Months       Months       TOTAL
                                          -------       ------      ------       ------       ------       ------       -----
                                                                        (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans (1)                     $  3,405     $  5,667     $ 26,337     $  3,726     $  5,299     $  7,964    $ 52,398
  Other loans                                 144          135          406          529            0            0       1,214
  Mortgage-backed securities:
    Held to maturity, at cost                   0            0            0            0            0          365         365
    Available for sale, FMV (2)             1,006            0            0        1,239            0        6,503       8,748
  Other Investments (3)                     3,279        1,381        2,043          296            0            0       6,999
                                         --------     --------     --------     --------     --------     --------    --------
    Total interest-earning assets        $  7,834     $  7,183     $ 28,786     $  5,790     $  5,299     $ 14,832    $ 69,724
                                         ========     ========     ========     ========     ========     ========    ========

Interest-bearing liabilities:
 Interest-bearing demand accounts        $    457     $    407     $    686     $  1,418     $    379     $    839    $  4,186
 Non-interest-bearing demand accounts          81           72          121          182           67          148         671
 Regular savings & club accounts              304          322          600        1,912        1,246        2,987       7,371
 Money market deposit accounts              1,123          760          863          383          182          166       3,477
 Certificates of deposit                   10,824        6,158       22,423        2,713          110            0      42,228
 Borrowed funds                                 0          500        3,000            0            0            0       3,500
                                         --------     --------     --------     --------     --------     --------    --------
   Total Interest-bearing liabilities    $ 12,789     $  8,219     $ 27,693     $  6,608     $  1,984     $  4,140    $ 61,433
                                         ========     ========     ========     ========     ========     ========    ========

Interest sensitivity gap per period      $ (4,955)    $ (1,036)    $  1,093     $   (818)    $  3,315     $ 10,692    $  8,291
                                         --------     --------     --------     --------     --------     --------    --------

Cumulative interest sensitivity gap      $ (4,955)    $ (5,991)    $ (4,898)    $ (5,716)    $ (2,401)    $  8,291
                                                      --------     --------     --------     --------     --------    --------

Cumulative net interest-earning assets
 as a percentage of net interest
 bearing liabilities                        61.26%       71.48%       89.94%       89.67%       95.81%     113.50%
                                         --------     --------     --------     --------     --------    --------

Cumulative interest sensitivity gap
 as a percentage of total assets            -7.00%       -8.47%       -6.92        -8.08%       -3.39%      11.72%
                                         --------     --------     --------     --------     --------    --------

(1)      Includes loans held for sale, home equity loans and non-accrual loans.
(2)      Fair Market Value ("FMV").
(3)      Includes FHLB Overnight Account.

Average Balance Sheet

         The following table sets forth certain information relating to the Savings Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

                                                                            For the Year Ended June 30
                                                ------------------------------------------------------------------------------------
                                                              1997                                       1996
                                                -----------------------------------         ----------------------------------------
                                                 Average                  Average           Average                  Average
                                                 Balance    Interest     Yield/Cost         Balance   Interest     Yield/Cost
                                                 -------    --------     ----------         -------   --------     ----------
                                                                               (Dollars in Thousands)
Interest-earning assets:
   Loans receivable, net (1)                     $50,601     $ 4,318         8.53%          $49,879     $4,071          8.16%
   Investments and mortgage-backed
securities:
      Held to maturity, at cost                      414          32         7.80               495         40          8.08
      Available for sale, FMV (2)                  8,510         567         6.66             5,527        332          6.01
   Other investments (3)                           6,577         393         5.97             7,502        463          6.16
                                                 -------       -----                        -------     ------
      Total interest-earning assets               66,102       5,310         8.03            63,403      4,906          7.74
                                                               -----                                    ------
Non-interest earning assets                        3,120                                      3,415
                                                 -------                                    -------
      Total assets                               $69,222                                    $66,818
                                                 =======                                    =======

Interest-bearing liabilities:
   Interest-bearing demand accounts              $ 5,222         102         1.95           $ 4,872        110          2.25
   Regular savings & club accounts                 7,363         222         3.02             7,274        216          2.97
   Money market deposit accounts                   3,735         110         2.95             3,761        111          2.96
   Certificates of deposit                        40,784       2,097         5.14            40,167      2,133          5.31
   Borrowed funds                                  2,448         142         5.79               750         52          6.92
                                                  ------       -----                         ------     ------
      Total interest-bearing liabilities          59,552       2,673         4.49            56,824      2,622          4.57
                                                               -----
Non-interest-bearing demand accounts                 201                                        573
Non-interest bearing liabilities                     984                                        684
Equity                                             8,485                                      8,737
                                                  ------                                     ------
      Total liabilities and equity               $69,222                                    $66,818
                                                 =======                                     ======
Net-interest income                                           $2,637                                   $ 2,284
                                                               =====                                    ======
Interest rate spread (4)                                                     3.55                                       3.17
Net yield on interest-earning assets (5)                                     3.99                                       3.60
Ratio of average interest-earning assets to
average interest-bearing liabilities                                       110.99                                     110.47
Average equity to average total assets                                      12.26                                      13.08


(1)   Includes loans held for sale and non-accrual loans.
(2)   Calculations based on historical cost.
(3)   Includes FHLB Overnight Account.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Savings Bank for the periods indicated. For each category of interest-earning and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rate multiplied by old average volume); (iii) and changes in rate volume (changes in rate multiplied by the change in volume).

                                      --------------------------------------------------------------------
                                                       For the Year Ended June 30,
                                      --------------------------------------------------------------------
                                             1997 vs. 1996                    1996 vs. 1995
                                                               (In Thousands)
                                                       Rate/                               Rate/
                                    Volume    Rate    Volume    Net    Volume     Rate    Volume     Net
                                    ------    ----    ------    ---    ------     ----    ------     ---
Interest income:
  Loans receivable, net             $  59    $ 185    $   3    $ 247    $  30    $ 200    $   1    $ 231
  Mortgage backed securities
   and investments:
    Held to maturity, at cost          (7)      (1)       0       (8)     (81)      43      (32)     (70)
    Available for sale, FMV           180       36       19      235        8       17        1       26
  Other investments                   (57)     (15)       2      (70)     228      (27)     (21)     180
                                    -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-earning assets     175      205       24      404      185      233      (51)     367
                                    -----    -----    -----    -----    -----    -----    -----    -----

Interest expense:
  Deposits:
    Interest-bearing demand             8      (15)      (1)      (8)      14       (8)      (1)       5
     accounts
    Regular savings & club              3        3        0        6      (35)      31       (5)      (9)
     accounts
    Money market deposit               (1)       0        0       (1)      (6)       1       (0)      (5)
     accounts
    Certificates of deposit            33      (68)      (1)     (36)     166      177       17      360
  Borrowed funds                      117       (8)     (19)      90      (58)      39      (24)     (43)
                                    -----    -----    -----    -----    -----    -----    -----    -----
                                      160      (88)     (21)      51       81      240      (13)     308
                                    -----    -----    -----    -----    -----    -----    -----    -----

Net change in interest income       $  15    $ 293    $  45    $ 353    $ 104    $  (7)   $ (38)   $  59
                                    =====    =====    =====    =====    =====    =====    =====    =====

                                       10

                      Comparison of Financial Condition for
               Fiscal Years Ended June 30, 1997 and June 30, 1996


         Total assets at June 30, 1997 were $70.8 million as compared to $67.0 million at June 30, 1996, an increase of $3.8 million. The increase was due to an increase in loans receivable, investments and interest bearing deposits, offset by a decrease in cash and cash equivalents. Cash and cash equivalents decreased from $5.3 million at June 30, 1996 to $1.3 million at June 30, 1997, a decrease of $4.0 million. Interest bearing deposits and investments increased from $11.8 million at June 30, 1996 to $15.4 million at June 30, 1997, an increase of $3.6 million. The increases were due mainly to an increase in investments in jumbo certificates which are matched off with investment certificates and additional investments securities purchased using cash available and borrowed funds. Net loans receivable increased $4.2 million from $46.8 million at June 30, 1996 to $51.0 million at June 30, 1997, due to increased origination of fixed rate mortgage loans. On the liability side, deposits increased $300,000 to $57.9 million at June 30, 1997 from $57.6 million at June 30, 1996. At June 30, 1997, there were $3.5 million in advances outstanding from the Federal Home Loan Bank of Atlanta, an increase of $3.5 million from June 30, 1996. Advances were used to fund mortgage loan originations and to leverage investment purchases.

         The Savings Bank has generally depended on higher rate certificates of deposits of 12 months or less over lower rate core deposits in order to fund its lending operations. This is done to manage interest rate risk. This trend is likely to continue and could have an adverse effect on the Savings Bank's earnings and interest rate spread during periods of rapidly rising interest rates. Management, however, may use borrowings rather than certificates of deposit to fund operations if such borrowings are available at lower rates than certificates of deposit.

         Net Income. Net income for the year ended June 30, 1997 was $414,000 as compared to $306,000 for the year ended June 30, 1996, an increase of $108,000. Per share earnings for the year ended June 30, 1997 was $0.86.

         Interest Income. Interest income increased $400,000 from $4.9 million at June 30, 1996 to $5.3 million at June 30, 1997. The increase was mainly a result in the additional mortgage loans in the Bank's portfolio and the increase in earnings on a larger investment base.

         Interest Expense. Interest expense for the year ended June 30, 1997 was $2.7 million as compared to $2.6 million for the year ended June 30, 1996, an increase of $100,000. The increase was due mainly to an increase in borrowed funds.

         Net Interest Income. Net interest income increased $300,000 from 2.3 million at June 30, 1996 to $2.6 million at June 30, 1997. The increase was mainly due to increased interest income on mortgage loans and investment securities offset by increased interest paid on borrowed funds.

         Provision for Credit Losses. The Bank made an addition of $23,000 to the provision for credit losses for the year ended June 30, 1997. The addition was made due to an expected loss on a delinquent real estate loan. The allowance for credit losses is $217,000. No additions were made to the provision for credit losses during the year ended June 30, 1996.

         Noninterest Income. Noninterest income decreased $57,000 from $455,000 for the year ended June 30, 1996 to $398,000 for the year ended June 30, 1997. This was due primarily to a decrease on gain on loans sold in the secondary market of $90,000, offset by a one time gain on the sale of Financial Institution Insurance stock in the amount of $51,000 and a loss on the sale of ARM fund investments of $9,000..

         Noninterest Expense. Noninterest expense increased from $2.2 million for the year ended June 30, 1996 to $2.4 million for the year ended June 30, 1997, an increase of $200,000. This was mainly due to the FDIC Special Assessment of $355,000 offset by a decrease in personnel expenses associated with increased earnings on the pension fund.

         Provision for Income Taxes. The provision for income taxes for the year ended June 30, 1997 was $206,000 as compared to $191,000 for the year ended June 30, 1996. The increase was due to increased net income for the year.

Liquidity and Capital Resources

         The Savings Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. Additional sources of liquidity are advances from the FHLB of Atlanta and other borrowings. The Savings Bank has and may utilize FHLB of Atlanta borrowing in the future during periods when management of the Savings Bank believes that such borrowings provide a lower cost source of funds than deposit accounts and the Savings Bank desires liquidity in order to help expand its lending operations. Borrowings are also used to purchase assets to leverage capital.

         The Savings Bank's most liquid assets are cash and cash-equivalents, which include investments in highly liquid, short-term investments, such as overnight investments in the Federal Home Loan Bank of Atlanta. At June 30, 1997, cash and cash equivalents totaled $1.3 million.

         At June 30, 1997, the Savings Bank had $37.9 million in certificates of deposits due within one year and $4.2 million due in two to three years. Management estimates that the Savings Bank will retain the deposits or replace them with new deposits. At June 30, 1997, the Savings Bank had $3.0 million in outstanding commitments to originate mortgages. The Savings Bank intends to fund these commitments with present liquidity, proceeds from loan repayments, and loan sales in the secondary market.

         Regulations require that the Savings Bank maintain specified levels of liquidity. The liquidity is measured as a ratio of cash and certain investments to withdrawable savings. At June 30, 1996, the minimum level of liquidity required by regulations was 5.00%. The Savings Bank's liquidity ratio at June 30, 1997 was 6.74%.

         The Savings Bank is required to maintain specified amounts of capital pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and regulations promulgated by the OTS. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At June 30, 1997, the Savings Bank's tangible and core capital totaled $7.9 million. This amount exceeded the tangible capital requirement of $1.1 million by $6.8 million and the core capital requirement of $2.1 million by $5.8 million on that date. At June 30, 1997, the Savings Bank's risk-based capital totaled $8.1 million, which exceeded its risk-based capital requirement of $3.0 million by $5.1 million.

Impact of Inflation and Changing Prices

         The financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time caused by inflation.

         Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

-----------------
CHERRY
BAKAERT &
HOLLAND
CERTIFIED PUBLIC
ACCOUNTANTS &
CONSULTANTS
-----------------
                         Report of Independent Auditors





The Board of Directors and Stockholders
SWVA Bancshares, Inc.
Roanoke, Virginia


We have audited the accompanying consolidated statements of financial condition of SWVA Bancshares, Inc. and Subsidiaries (the "Company"), as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWVA Bancshares, Inc. and Subsidiaries, as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.



                                            /s/Cherry, Bekaert & Holland, L.L.P.


Lynchburg, Virginia
July 25, 1997

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                             June 30, 1997 and 1996
                                 (In thousands)

                                                                                                     1997            1996
                                                                                                -------------   -------------
Assets
   Cash and cash equivalents                                                                    $       1,276   $       5,262
   Interest-bearing deposits                                                                            5,304           3,841
   Investment and mortgage-backed securities
      Held to maturity, at amortized cost                                                                 365             443
      Available for sale, at fair value                                                                 8,748           6,535
      Restricted at cost                                                                                  961             961
   Loans held for sale                                                                                    727             985
   Loans receivable, net                                                                               50,982          46,757
   Property and equipment, net                                                                          1,666           1,662
   Accrued interest receivable                                                                            437             343
   Prepaid expenses and other assets                                                                      287             198
                                                                                                  -----------     -----------

          Total assets                                                                          $      70,753   $      66,987
                                                                                                  ===========     ===========



Liabilities and stockholders' equity
Liabilities
   Deposits                                                                                     $     57,933    $     57,643
   Advances from Federal Home Loan Bank                                                                3,500           -
   Advances from borrowers for taxes and insurance                                                       205             146
   Other liabilities and deferred income                                                                 513             523
                                                                                                  ----------      ----------

          Total liabilities                                                                           62,151          58,312
                                                                                                  ----------      ----------

Commitments and contingencies

Stockholders' equity
   Preferred stock, par value $.10.  Authorized 275,000 shares, none issued                            -               -
   Common stock, par value $.10.  Authorized 2,225,000 shares, 510,984 and
      543,190 shares outstanding for 1997 and 1996, respectively                                          51              54
   Additional paid-in capital                                                                          4,286           4,750
   Retained earnings, substantially restricted                                                         4,904           4,636
   Unrealized holding loss on securities, available for sale                                              29     (        12)
   Less unearned ESOP shares, 31,951 for 1997 and 36,517 shares for 1996                          (      319)    (       365)
   Less unearned MSBP shares, 20,145 for 1997 and 22,812 shares for 1996                          (      349)    (       388)
                                                                                                  -----------     -----------

          Total stockholders' equity                                                                   8,602           8,675
                                                                                                  ----------      ----------

          Total liabilities and stockholders' equity                                            $     70,753    $     66,987
                                                                                                  ==========      ==========


See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity
                    Years ended June 30, 1997, 1996 and 1995
                    (In thousands, except shares outstanding)

                                                                                    Unrealized
                                                                                    Holding
                                                                                    Gain (Loss)
                                                                                    on
                                              Common Stock         Additional        Securities  Unearned  Unearned
                                Shares                   Paid-in       Retained     Available   ESOP       MSBP
                                Outstanding   Amount     Capital       Earnings     For Sale    Shares     Shares     Total
                                -----------   ------     -------       --------     --------    ------     ------     ---------

Balance at June 30, 1994            -       $    -       $    -       $    4,259   $(   90)  $   -      $   -      $     4,169

   Net income                       -            -            -              304       -          -          -              304

   Change in unrealized gain on
      marketable equity securities  -            -            -            -            88       -          -               88

   Sale of stock                  570,590         57        5,180          -           -       (  456)       -            4,781

   Allocated/earned ESOP shares     -            -              5          -           -           45        -               50

   Dividends declared and paid
      ($.15 per share)              -            -            -         (     79)      -          -          -        (      79)
                                ---------     ------     --------      ---------    ------      -----      -----      ---------

Balance at June 30, 1995          570,590         57        5,185          4,484    (    2)    (  411)       -            9,313

   Net income                       -            -            -              306       -          -          -              306

   Change in unrealized loss on
      marketable equity securities  -            -            -            -        (   10)        -          -        (      10)

   Purchase of unearned MSBP
      shares                        -            -            -            -           -          -      (  388)      (     388)

   Repurchase of common stock   (  27,400)   (     3)   (     463)         -           -          -          -        (     466)

   Allocated/earned ESOP shares     -            -             28          -           -          46         -               74

   Dividends declared and paid
     ($.30 per share)               -            -            -         (    154)      -          -          -        (     154)
                                ---------     ------     --------      ---------    ------      -----      -----      ---------

Balance at June 30, 1996          543,190         54        4,750          4,636    (   12)    (  365)    (  388)         8,675

   Net income                       -            -            -              414       -          -           -             414

   Change in unrealized gain on
      marketable equity securities  -            -            -           -             41         -          -              41

   Repurchase of common stock   (  32,206)   (     3)   (     492)        -            -          -          -        (     495)

   Allocated/earned ESOP shares     -            -             28         -           -          46          -               74

   Allocated/earned MSBP shares     -            -            -           -            -          -           39             39

   Dividends declared and paid
      ($.30 per share)              -            -            -         (    146)      -          -          -         (    146)
                                ---------     ------     --------      --------=    ------      -----     -----       ---------

Balance at June 30, 1997          510,984   $     51   $    4,286     $    4,904   $    29    $(  319)     $(349)     $    8,602
                                =========     ======     ========      =========    ======    ======      =====       =========

See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                    Years ended June 30, 1997, 1996 and 1995
                      (In thousands, except per-share data)

                                                                                      1997           1996            1995
                                                                                 -------------  -------------   -------------
Interest income
   Loans                                                                         $       4,318  $       4,071   $       3,840
   Mortgage-backed and related securities                                                  407            360             348
   U.S. government obligations including agencies                                          122             71              71
   Other investments, including overnight deposits                                         463            404             280
                                                                                   -----------    -----------     -----------

          Total interest income                                                          5,310          4,906           4,539
                                                                                   -----------    -----------     -----------
Interest expense
   Deposits                                                                              2,531          2,570           2,219
   Borrowed funds                                                                          142             52              95
                                                                                   -----------    -----------     -----------

          Total interest expense                                                         2,673          2,622           2,314
                                                                                   -----------    -----------     -----------

          Net interest income                                                            2,637          2,284           2,225

Provision for credit losses                                                                 23          -                   1
                                                                                   -----------    -----------     -----------

          Net interest income after provision for credit losses                          2,614          2,284           2,224
                                                                                   -----------    -----------     -----------
Noninterest income
   Loan and other customer service fees                                                    142            154             161
   Gain on sale of mortgage loans                                                          118            208              50
   Gross rental income                                                                      98             93              92
   Other                                                                                    40          -                  12
                                                                                   -----------    -----------     -----------

          Total noninterest income                                                         398            455             315
                                                                                   -----------    -----------     -----------
Noninterest expenses
   Personnel                                                                             1,155          1,258           1,124
   Office occupancy and equipment                                                          292            314             310
   Data processing                                                                         132            127             133
   Federal insurance of accounts                                                           431            126             121
   Advertising                                                                              64             74              89
   Other                                                                                   318            343             268
                                                                                   -----------    -----------     -----------

          Total noninterest expenses                                                     2,392          2,242           2,045
                                                                                   -----------    -----------     -----------

Income before income taxes                                                                 620            497             494

Provision for income taxes                                                                 206            191             190
                                                                                   -----------    -----------     -----------

          Net income                                                             $         414  $         306   $         304
                                                                                   ===========    ===========     ===========

Primary earnings per share                                                       $         .86  $         .60   $         .57
Fully diluted earnings per share                                                 $         .86  $         .60   $         .57


See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1997, 1996 and 1995
                                 (In thousands)
                                                                          Page 1

                                                                                    1997           1996            1995
                                                                                 -------------  -------------   ------------
Operating activities
   Net income                                                                    $        414   $        306    $        304
   Adjustments to reconcile net income to net cash provided by
     (used in) operating activities
         ESOP shares allocated                                                             74             74           -
         MSBP shares allocated                                                             39          -               -
         Provision for credit losses                                                       23          -                   1
         Provision for depreciation and amortization                                       87            101             100
         Provision for deferred income tax                                         (       85)    (        6)             39
         Loans originated for sale                                                 (    9,695)    (   19,516)     (    5,747)
         Proceeds from sales of loans originated for sale                              10,071         19,601           5,039
         Gain on sale of loans                                                     (      118)    (      208)     (       50)
         Loss on disposal of fixed assets                                                   3          -               -
         Net (increase) decrease in other assets                                   (       77)           110      (       49)
         Net increase (decrease) in other liabilities                                      49            159      (      131)
         Gain on sale of investments, available for sale                           (       43)         -                   3
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) operating activities                             742            621      (      491)
                                                                                   ----------     ----------      ----------
Investing activities
   Proceeds from maturity of investments and interest-bearing deposits                  3,839          3,950           3,837
   Proceeds from sale of investments, available for sale                                4,300          -                 207
   Purchase of investments and interest-bearing deposits                           (    5,302)    (    4,730)     (    4,141)
   Purchase of investments, available for sale                                     (    6,488)         -          (       45)
   Purchase of property and equipment                                              (       94)    (       49)     (       50)
   Net (increase) decrease in loans                                                (    4,226)         4,304      (   10,664)
   Purchase of loans                                                               (       22)         -               -
   Principal repayments on mortgage-backed securities                                     116            143             188
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) investing activities                      (    7,877)         3,618      (   10,668)
                                                                                   ----------     ----------      ----------
Financing activities
   Proceeds from advances                                                               7,000            200           4,950
   Curtailment of advances and other borrowings                                    (    3,500)    (    2,000)     (    3,150)
   Net increase in savings deposits                                                       290          3,001           4,613
   Proceeds from sale of stock                                                          -              -               5,237
   Loan to ESOP for purchase of stock                                                   -              -          (      456)
   Repurchase of stock                                                             (      495)    (      466)          -
   Purchase of stock for MSBP                                                           -         (      388)          -
   Dividends paid                                                                  (      146)    (      154)     (       79)
                                                                                   ----------     ----------      ----------

          Net cash provided by financing activities                                     3,149            193          11,115
                                                                                   ----------     ----------      ----------

          (Increase) decrease in cash and cash equivalents                         (    3,986)         4,432      (       44)

Cash and cash equivalents at beginning of year                                          5,262            830             874
                                                                                   ----------     ----------      ----------

Cash and cash equivalents at end of year                                         $      1,276   $      5,262    $        830
                                                                                   ==========     ==========      ==========

                                   (continued)

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1997, 1996 and 1995
                                 (In thousands)

                                                                                                                       Page 2

                                                                                    1997           1996            1995
                                                                                 -------------  -------------   ------------
Supplemental disclosures:
   Cash paid for
      Interest on deposits and borrowed funds                                    $      2,680   $      2,620    $      2,300
                                                                                   ==========     ==========      ==========

      Income taxes                                                               $        172   $        159    $        191
                                                                                   ==========     ==========      ==========


   Other non-cash activities
      Gross unrealized gain (loss) on securities, available for sale             $         62   $ (       16)   $         89
      Deferred income taxes                                                        (       21)             6      (        1)
                                                                                   ----------     ----------      ----------

             Net unrealized gain (loss)                                          $         41   $ (       10)   $         88
                                                                                   ==========     ==========      ==========


   Reclassification of investments from held to maturity to available
      for sale                                                                   $      -       $      1,245    $      -
                                                                                   ==========     ==========      ======



See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


SWVA Bancshares, Inc. (Parent Company), is a unitary thrift holding company whose principal asset is its wholly-owned subsidiary, Southwest Virginia Savings Bank, FSB (Bank). The Bank is a federally chartered stock savings bank as provided by the United States Home Owner's Loan Act. The Bank has five locations in Roanoke, Virginia and the surrounding area. In these financial statements the consolidated group is referred to collectively as the "Company".

The Office of Thrift Supervision (OTS) is the primary regulator for federally chartered savings associations, as well as savings and loan holding companies. The Federal Deposit Insurance Corporation (FDIC) is the federal deposit insurance administrator for both banks and savings associations. The FDIC has specified authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by savings associations that pose a serious threat to the Savings Association Insurance Fund (SAIF).

The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP). A brief description of the Company's significant accounting policies is presented as follows.


Note 1 - Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements include the accounts of SWVA Bancshares, Inc., Southwest Virginia Savings Bank, its wholly-owned subsidiary, and Southwest Virginia Service Corporation, the wholly-owned subsidiary of the Bank. All material intercompany accounts and transactions have been eliminated in the consolidation. The Company also presents herein condensed Parent Company financial information. Prior year amounts are reclassified when necessary to conform with current year classifications.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans. The estimation process may include management obtaining independent appraisals for significant collateral properties, but the ultimate collectibility and recovery of carrying amounts are susceptible to changes in local real estate market and other local economic conditions.

Management uses available information to recognize credit losses on loans and real estate acquired in settlement of loans currently, while future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for credit losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for credit losses on loans could change materially.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

Cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities, when purchased, of three months or less to be cash equivalents. Cash and cash equivalents for the three years presented include cash on hand and demand deposits. Certificates of deposit with initial maturities greater than three months are shown separately as interest-bearing deposits.

Investment securities

Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), requires certain securities to be classified as "held to maturity", "trading" or "available for sale", according to management's intent and ability.

Debt securities classified as "held to maturity" are carried at cost, adjusted for amortization of premium and accretion of discount over the terms of the securities, as long as the Company has the ability and maintains the positive intent to hold such securities to maturity. If such securities are sold prior to maturity, gains or losses are recognized in the year of sale by the specific identification method.

Trading securities, if any, are carried at fair value. Realized gains and losses on sales and unrealized changes in fair values are included in noninterest income.

Due to the nature of, and restrictions placed upon the Company's common stock investment in the Federal Home Loan Bank of Atlanta, these securities have been classified as restricted equity securities and carried at cost. These restricted securities are not subject to the investment security classifications of SFAS 115.

Marketable equity securities not classified as "trading" or "restricted" and debt securities not classified as "trading" or "held to maturity" are carried at fair value, if marketable, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Realized gains and losses on sales are included in noninterest income and are computed under the specific identification method.

Mortgage-backed and related securities

Mortgage-backed securities, held to maturity, represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. These securities are carried at unpaid principal balances, adjusted for unamortized premiums and discounts as the Bank has the ability and intent to hold such securities to maturity. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. If such securities are sold prior to maturity, gains and losses are determined using the specific identification method.

Mortgage-backed securities, available for sale, consisted of a mutual fund - AMF adjustable rate mortgage portfolio and U.S. Government and agency securities. Securities classified as available for sale are carried at their current market value. The difference between the amortized cost and current market value, net of deferred income tax, is reflected as a component of equity capital and is designated as unrealized holding gain/loss on securities available for sale.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to noninterest income.

Loans and allowances for credit losses

The Company adopted the provisions of Statements of Financial Accounting Standards No.114, Accounting by Creditors for Impairment of a Loan (SFAS 114), and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (SFAS 118), as of July 1, 1996. The adoption has had no material effect on the financial position or operating results of the Company nor does it have any effect on the comparability of financial statement information.

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or pay off, are carried at their face or par values, net of unearned discounts, participation or whole-loan interests owned by others, unearned loan fees, undisbursed loans in process, and an allowance for credit losses.

Valuation allowances for estimated credit losses on loans are established by charges to income when any material and estimable decline in value is deemed to have occurred. The determination of the adequacy of the valuation allowance is based on a detailed analysis of individual loans with known or anticipated adverse performance characteristics, and includes consideration of historical patterns, industry experience, current economic conditions, changes in composition and risk characteristics of the loan portfolio, and other factors deemed relevant to the collectibility of the loans currently outstanding. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collectible. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Loans that are 90 days or more past due are individually reviewed for ultimate collectibility. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Foreclosed real estate

Foreclosed real estate owned, if any, consists of property acquired by foreclosure on delinquent loans or by deed in lieu of foreclosure. Such property is recorded initially at the lower of cost or fair value and is subsequently maintained at the lower of cost or fair value minus the estimated costs to sell.

Property, equipment and depreciation

The various classes of property are stated at cost and are depreciated by the straight-line method over their estimated useful lives of 10 to 50 years for buildings and improvements and 3 to 12 years for furniture, fixtures, and equipment. Repairs are expensed as incurred. The cost and accumulated depreciation of property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the determination of net income.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

Income taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates upon deferred taxes is recognized in income in the period that includes the enactment date.

Prior to 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction, or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $1,947,000 as of June 30, 1997.

As a result of 1996 tax legislation, the Company will compute its tax bad debt deduction by use of the actual charge-off method, for tax years beginning with July 1, 1996. According to the legislation, "applicable excess reserves" must be recaptured as taxable income over five years beginning with fiscal year 1997. Thrifts can delay those payments by two years if they meet a residential lending requirement. The amount to be recaptured is the excess of the accumulated reserves since 1987 over the amount allowed by use of the actual charge-off method for those years. Since the Bank has provided deferred taxes on those bad debt reserves accumulated since 1987, management does not believe that the legislation will have a material effect on the Company's financial statements.

Loan origination fees, costs, discounts and premiums

Loan origination fees are accounted for in accordance with Statement of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (SFAS 91). Under SFAS 91, loan origination and commitment fees and certain direct loan origination costs are deferred. Upon the expiration of unfunded commitments, the related fees are recognized into income as loan fees. Loan origination fees on funded commitments and related direct costs are amortized into income on loans as yield adjustments over the contractual life of related loans using the level-yield method.

Discounts and premiums on loans purchased are recognized in interest income using the level-yield method over the average life of the loan.

Sales of mortgage loans, mortgage-related securities and foreclosed real estate

Gains and losses on the sales of loans, participation interest in loans, and foreclosed real estate are accounted for by imputing gain or loss on those sales where a yield rate guaranteed to the buyer is more or less than the contract interest rate being collected, in the case of loans, and where foreclosed property is sold on financing terms more or less favorable than the prevailing market terms for similar property. Such gains or losses are recognized in the financial statements for the year of sale. The Bank services loans that have been sold with servicing retained. Such loan balances are not included in the accompanying consolidated statements of financial condition.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

Advertising

The Company expenses most advertising costs as incurred. Such expenses are shown in the consolidated statements of income. As of June 30, 1997 and 1996, the Company's statements of financial condition included $2,000 of prepaid advertising.

Earnings per share

Earnings per share of common stock for the year ended June 30, 1997 have been computed by dividing the net income by the weighted-average number of shares of common stock and common stock equivalents outstanding during the year. Stock options are regarded as common stock equivalents and are, therefore, considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

Shares acquired by the employee stock benefit plan are accounted for in accordance with AICPA Statement of Position 93-6 and are not considered in the weighted-average shares outstanding until the shares have been earned by the employees and/or committed to be released.

Earnings per share of common stock for the year ended June 30, 1995 have been determined by dividing the net income for the 12-month period by the calculated weighted average number of shares of common stock and common stock equivalents which would have been outstanding if the conversion had occurred on the first day of the fiscal year rather than on October 7, 1994.

The weighted-average number of common and common stock equivalent shares outstanding for the periods indicated are as follows:

                                                   Primary        Fully Diluted
                                                   Shares            Shares
                                                   ------            ------

        October 7, 1994 - June 30, 1995            570,590           570,590
        July 1, 1995 - June 30, 1996               506,673           506,673
        July 1, 1996 - June 30, 1997               482,345           482,345

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

- Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

- Available-for-sale and held-to-maturity securities - Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

- Loans receivable - Fair values are based on carrying values for variable-rate loans that reprice frequently and have no significant change in credit risk. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

- Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

- Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowing are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

- Long-term debt - The fair values of the Company's long-term debt are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

- Accrued interest - The carrying amounts of accrued interest approximate their fair values.

- Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and counterparties' credit standings.

Conversion to stock ownership

At a special meeting on July 20, 1994, the members of the Bank approved management's plan to convert the Savings Bank from a Federal Mutual to a Federal Stock Savings Bank. The plan called for the formation of SWVA Bancshares, Inc. which would own the stock of the Bank upon its conversion to a stock form of ownership. The stock of the Parent Company would then be offered through a Subscription and Community Offering to the Bank's tax-qualified employee stock plans, eligible account holders and others. The transaction was in the form of a pooling of interests.

On October 7, 1994, the Parent Company issued 570,590 shares of $.10 par value common stock at $10 per share and became the parent company of the Bank. Net proceeds, after deducting conversion expenses and underwriters' discounts of $469,000, were $5,242,000 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Parent Company's Articles of Incorporation contain certain limitations on voting rights and other "anti-takeover" provisions.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

As part of the conversion to stock form, the Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP purchased 45,647 common shares of the Parent Company issued in the conversion, which purchase was funded by a loan from the Parent Company. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statements of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP net of the shares committed to be released. Contributions to the ESOP by the Savings Bank are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1997, a total of 13,696 shares had been released.

Impact of new accounting standards

In April 1995, the Financial Accounting Standards Board ("FASB") issued Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement establishes standards for recognizing and measuring the impairment of long-lived assets, certain identifiable intangibles, and goodwill, when an entity is unable to recover the carrying amount of those assets. This statement is effective for the year beginning July 1, 1996. SFAS 121 did not have a material effect on the Company's financial statements in the year of adoption.

In May 1995, FASB issued Accounting for Mortgage Servicing Rights (SFAS 122), which amends Accounting for Certain Mortgage Banking Activities (SFAS 65), to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights and is effective for the year beginning July 1, 1996. SFAS 122 was applied prospectively and did not have a material effect on the Company's financial statements in the year of adoption.

In October 1995, FASB issued Accounting for Stock-Based Compensation (SFAS 123), which became effective for the Company beginning July 1, 1996. This statement requires increased disclosure of compensation expense arising from both fixed and performance stock compensation plans. Such expense is measured as the fair value of the award at the date it is granted using an option-pricing model that takes into account the exercise price and expected volatility, expected dividends on the stock and the expected risk-free rate of return during the term of the option. The compensation cost is recognized over the service period, usually the period from the grant date to the vesting date. SFAS 123 encourages, rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting under Accounting Principles Board ("APB") Opinion No. 25. The Company has elected to continue to apply APB Opinion No. 25 in their financial statements. Pro forma net income and earnings per share are presented in accordance with the requirements of SFAS 123 (see Note 10).

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 1 - Summary of significant accounting policies (continued)

In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after June 30, 1997, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

Reclassifications

Certain items in the 1996 financial statements have been reclassified to afford comparability with the 1997 financial statements.


Note 2 - Investment securities

Investments consisting of U.S. government, mortgage-backed and other securities at June 30 of each year were as follows in thousands:

                                                                                             1997
                                                                 ------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                   Amortized       -------------------------
                                                                     Cost          Gain            Loss           Fair Value
                                                                   ------------   ------------   -----------      -----------
Securities, held to maturity
   FHLMC participation certificates                              $          365  $           9  $     -         $         374
                                                                    -----------    -----------    ----------      -----------

Securities, available for sale
   Mutual fund - AMF Adjustable Rate Securities Portfolio                 1,007          -        (         1)          1,006
   U.S. Government and agency bonds                                       5,750             18    (        17)          5,751
   FNMA mortgage-backed securities                                        1,946             45         -                1,991
                                                                    -----------    -----------    -----------     -----------

                                                                          8,703             63    (        18)          8,748
                                                                    -----------    -----------    -----------     -----------

          Total securities                                       $        9,068  $          72  $ (        18)  $       9,122
                                                                    ===========    ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 2 - Investment securities (continued)

                                                                                           1996
                                                                 ------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                   Amortized       --------------------------
                                                                     Cost          Gain            Loss           Fair Value
                                                                   ------------   ------------   ------------     -----------

Securities, held to maturity
   FHLMC participation certificates                              $          443  $           2  $      -        $         445
                                                                    -----------    -----------    -----------     -----------

Securities, available for sale
   Mutual fund - AMF Adjustable Rate Securities Portfolio                 5,256          -        (        41)          5,215
   U.S. Government and agency bonds                                       1,245          -        (        23)          1,222
   Financial Institution Insurance Group, Ltd.                               50             48         -                   98
                                                                    -----------    -----------    -----------     -----------

                                                                          6,551             48    (        64)          6,535
                                                                    -----------    -----------    -----------     -----------

          Total securities                                       $        6,994  $          50  $ (        64)  $       6,980
                                                                    ===========    ===========    ===========     ===========

The amortized cost and estimated fair value of debt securities at June 30, 1997, by contractual maturity, were as follows in thousands. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Values of mutual fund shares are not guaranteed by any government agency.

                                                                         Held to Maturity             Available for Sale
                                                                  ----------------------------   ---------------------------
                                                                    Amortized                    Amortized
                                                                     Cost          Fair Value      Cost           Fair Value
                                                                     ----          ----------      ----           ----------

        Due in one year or less                                  $        -      $       -      $       -       $       -
        Due after one year through five years                             -              -              2,250           2,235
        Due after five years through ten years                            -              -              1,500           1,508
        Due after ten years                                               -              -              2,000           2,008
        Mortgage-backed and related securities                              365            374          2,953           2,997
                                                                    -----------    -----------    -----------     -----------

                                                                 $          365  $         374  $       8,703   $       8,748
                                                                   ============    ===========    ===========     ===========

Proceeds from maturities of interest-bearing deposits and investments were $3,839,000 in 1997, $3,950,000 in 1996, and $3,837,000 in 1995. Gross realized gains and losses on redemption of mutual fund shares are summarized below in thousands:

                                                                                     1997          1996             1995
                                                                                 -------------  -------------   --------

        Gross realized gains                                                     $         52   $       -       $      -
        Gross realized losses                                                      (        9)          -         (         3)
                                                                                   ----------     -----------     -----------

                  Net realized gains (losses)                                    $         43   $       -       $ (         3)
                                                                                   ==========     ===========     ===========

Cost was determined by the specific identification method.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 3 - Loans receivable

Loans receivable at June 30 of each year were as follows in thousands:

                                                                                                   1997            1996
                                                                                                -------------   -------
        Mortgage loans
           Residential, one to four family                                                      $      39,587   $      37,191
           Residential, multifamily                                                                     4,976           3,114
           Nonresidential and land                                                                      2,523           2,759
           Construction                                                                                 3,536           3,663
                                                                                                  -----------     -----------

                                                                                                       50,622          46,727
                                                                                                  -----------     -----------

        Non-mortgage loans
           Consumer loans
              Secured personal                                                                            862             783
              Unsecured personal                                                                           10              20
              Auto                                                                                         53             116
              Home improvement                                                                             37              73
              Equity line                                                                               1,050             911
              Other                                                                                        87             169
           Commercial
              Unsecured                                                                                    35              35
              Secured                                                                                     128              98
                                                                                                  -----------     -----------

                                                                                                        2,262           2,205
                                                                                                  -----------     -----------

                  Total loans                                                                          52,884          48,932
                                                                                                  -----------     -----------

        Less
           Deferred loan fees                                                                              93             100
           Undisbursed loans in process                                                                 1,592           1,881
           Allowance for credit losses                                                                    217             194
                                                                                                  -----------     -----------

                                                                                                        1,902           2,175
                                                                                                  -----------     -----------

                  Loans receivable, net                                                         $      50,982   $      46,757
                                                                                                  ===========     ===========

No loans were pledged as of June 30, 1996. At June 30, 1997, a total of $4,700,000 of real estate loans had been pledged to the Federal Home Loan Bank of Atlanta as collateral for advances from that bank (see Note 7).

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 3 - Loans receivable (continued)

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 of each year are summarized as follows in thousands:


                                                                                      1997           1996            1995
                                                                                 -------------  -------------   -------------

        Federal Home Loan Mortgage Corporation (FHLMC)                           $         379  $         459   $         600
        Virginia Housing Development Authority (VHDA)                                      583            729             713
                                                                                   -----------    -----------     -----------

                                                                                 $         962  $       1,188   $       1,313
                                                                                   ===========    ===========     ===========

Custodial escrow balances at June 30 of each year maintained in connection with the foregoing loans serviced are summarized as follows in thousands:

                                                                                                   1997            1996
                                                                                                -------------   -------------

        FHLMC                                                                                   $           5   $           5
        VHDA                                                                                                4               4
                                                                                                  -----------     -----------

                                                                                                $           9   $           9
                                                                                                  ===========     ===========

Activity in the allowance for credit losses for the years ended June 30, 1997, 1996 and 1995 is summarized as follows in thousands:


                                                                                     1997           1996           1995
                                                                                 -------------  -------------   -------------

        Balance at beginning of year                                             $         194  $         194   $         194
        Provision charged to operations                                                     23          -                   1
        Charge-offs                                                                      -              -                   1
                                                                                   -----------    -----------     -----------

                  Balance at end of year                                         $         217  $         194   $         194
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 3 - Loans receivable (continued)

The following table sets forth the maturity of the loan portfolio at June 30, 1997 in thousands. The table does not include prepayments or scheduled principal repayments.

                                          Residential
                                  -------------------------
                                   One to Four    Multi-       Nonresidential                      Consumer
                                    Family        Family       and Land          Construction     and Other       Total
                                    ------        ------       --------          ------------     ---------       -----
Amounts due
   Within 3 months               $           5  $     -      $             2   $         1,829  $         698   $       2,534
   3 months to 1 year                       23        -                  443             1,519             39           2,024
                                   -----------    ---------    -------------     -------------    -----------     -----------

          Total due within 1 year           28        -                  445             3,348            737           4,558
                                   -----------    ---------    -------------     -------------    -----------     -----------

   After 1 year
      1 to 3 years                         102        -                   32               188            119             441
      3 to 5 years                         405        -                   81             -                174             660
      5 to 10 years                      2,353          340              370             -                142           3,205
      10 to 20 years                    10,319        4,093            1,595             -              1,090          17,097
      Over 20 years                     26,380          543            -                 -              -              26,923
                                   -----------    ---------    -------------     -------------    -----------     -----------

          Total due after 1 year        39,559        4,976            2,078               188          1,525          48,326
                                   -----------    ---------    -------------     -------------    -----------     -----------

          Total due              $      39,587  $     4,976  $         2,523   $         3,536  $       2,262          52,884
                                   ===========    =========    =============     =============    ===========     -----------

Less
   Allowance for loan loss                                                                                                217
   Loans in process                                                                                                     1,592
   Deferred loan fees                                                                                                      93
                                                                                                                  -----------

                                                                                                                        1,902

          Loans receivable, net                                                                                 $      50,982
                                                                                                                  ===========

The following table sets forth the dollar amount (in thousands) of all loans due after June 30, 1998, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                                                                  Floating or
                                                                                    Fixed         Adjustable
                                                                                    Rates          Rates          Total

      One to four family                                                         $      10,875  $      28,684   $      39,559
      Multifamily                                                                        2,651          2,325           4,976
      Nonresidential and land                                                            1,124            954           2,078
      Construction                                                                         188          -                 188
      Consumer and other                                                                   475          1,050           1,525
                                                                                   -----------    -----------     -----------

                                                                                 $      15,313  $      33,013   $      48,326
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 4 - Property, equipment and depreciation

Property and equipment at June 30 of each year were as follows in thousands:

                                                                                                    1997            1996
                                                                                                -------------   -------------

        Land                                                                                    $         575   $         575
        Office buildings and improvements                                                               1,783           1,783
        Furniture, fixtures and equipment                                                                 935             866
                                                                                                  -----------     -----------

                                                                                                        3,293           3,224

        Less accumulated depreciation                                                                   1,627           1,562
                                                                                                  -----------     -----------

                     Property and equipment, net                                                $       1,666   $       1,662
                                                                                                  ===========     ===========

Accumulated depreciation at June 30 of each year was as follows in thousands:

                                                                                                    1997            1996
                                                                                                -------------   -------------

        Office buildings and improvements                                                       $         862   $         826
        Furniture, fixtures and equipment                                                                 765             736
                                                                                                  -----------     -----------

                                                                                                $       1,627   $       1,562
                                                                                                  ===========     ===========

Depreciation expense for the years ended June 30, 1997, 1996 and 1995 was as follows in thousands:

                                                                                     1997           1996           1995
                                                                                 -------------  -------------   -------------

         Office buildings and improvements                                       $          37  $          37   $          35
         Furniture, fixtures and equipment                                                  50             64              65
                                                                                   -----------    -----------     -----------

                                                                                 $          87  $         101   $         100
                                                                                   ===========    ===========     ===========

Note 5 - Accrued interest receivable

Accrued interest receivable at June 30 of each year was as follows in thousands:

                                                                                                    1997           1996
                                                                                                -------------   -------------

         Accrued interest on loans                                                              $         316   $         294
         Accrued interest on investments                                                                  121              49
                                                                                                  -----------     -----------

                                                                                                $         437   $         343
                                                                                                  ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 6 - Deposits

Savings deposits at June 30 of each year, summarized by interest rate, were as follows in thousands:

                                                                                   1997                           1996
                                                                 ----------------------------   ---------------------------------
                                                                      Amount       Percent          Amount        Percent
    Negotiable order of withdrawal deposits
       Non-interest bearing                                      $          739  $    1.37%     $         791         1.37%
       2.15%                                                              4,118       9.48              5,467         9.48
       2.96%                                                              3,477       6.26              3,607         6.26
                                                                    -----------    -------        -----------     --------

                                                                          8,334      17.11              9,865        17.11
                                                                    -----------    -------        -----------     --------

    Passbooks and statement deposits, 3.00% for each year                 7,371      12.81              7,384        12.81
                                                                    -----------    -------        -----------     --------

    Certificates of deposit and other term deposits
       3.00% to 4.00%                                                       109        .71                407          .71
       4.01% to 5.00%                                                    14,116      22.81             13,147        22.81
       5.01% to 6.00%                                                    21,430      46.32             26,702        46.32
       6.01% to 7.00%                                                     6,570        .23                135          .23
       7.01% to 8.00%                                                         3        .01                  3          .01
                                                                    -----------    -------        -----------     --------

              Total term deposits                                        42,228      70.08             40,394        70.08
                                                                    -----------    -------        -----------     --------

              Total deposits                                     $       57,933  $  100.00%     $      57,643       100.00%
                                                                    ===========    ==========     ===========     ==========

The aggregate amounts of certificates of deposit with a denomination of $100,000 or more were $5,121,009, $3,970,000, and $4,253,000 at June 30, 1997, 1996 and
1995, respectively.

Certain deposit accounts were pledged as collateral for $171,000, $152,000, and $178,000 of consumer loans at June 30, 1997, 1996 and 1995, respectively.

Maturities of certificates of deposit are scheduled for each fiscal year indicated as follows in thousands:

                                                     1998            1999           2000          After 2001      Total
                                                  -------------  --------------  -------------  -------------   -------------

        3.00% to 4.00%                            $         109  $        -      $       -      $       -       $         109
        4.01% to 5.00%                                   13,880             236          -              -              14,116
        5.01% to 6.00%                                   19,141           1,884            295            110          21,430
        6.01% to 7.00%                                    4,810           1,560            200          -               6,570
        7.01% to 8.00%                                    -                   3          -              -                   3
                                                    -----------     -----------    -----------    -----------     -----------

                                                  $      37,940  $        3,683  $         495  $         110   $      42,228
                                                    ===========     ===========    ===========    ===========     ===========


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 6 - Deposits (continued)

Interest expense on deposits for the years ended June 30, 1997, 1996 and 1995 is summarized as follows in thousands:


                                                                                     1997           1996            1995
                                                                                 -------------  -------------   -------------

        Money market                                                             $         110  $         111   $         116
        Passbook savings                                                                   219            213             224
        NOW                                                                                102            110             105
        Club accounts                                                                        1              1               1
        Certificates of deposit                                                          2,099          2,135           1,773
                                                                                   -----------    -----------     -----------

                                                                                 $       2,531  $       2,570   $       2,219
                                                                                   ===========    ===========     ===========


Note 7 - Borrowed funds

The following table sets forth certain information regarding advances at the dates or for the periods indicated in thousands:

                                                                                                   1997            1996
                                                                                                -------------   -------------
         FHLB-Atlanta advances
            Balance outstanding at end of year                                                  $       3,500   $       -
            Average balance outstanding                                                                 3,000             800
            Maximum amount outstanding at any month-end during the year                                 3,500           1,800

            Weighted-average interest rate during the year                                              5.67%           3.82%
            Weighted-average interest rate at end of year                                               6.12%              0%

No loans were pledged as of June 30, 1996. Residential loans aggregating $3,500,000 were pledged as of June 30, 1997 as collateral for the advances from FHLB-Atlanta under a blanket floating lien agreement.


Note 8 - SAIF premium assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (Act), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% of insured deposits as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company paid a special assessment of $355,000 on November 27, 1996 to capitalize the SAIF. The FDIC has lowered the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level. The Bank's premium for deposit insurance for 1997 is currently .0657% of assessable deposits.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 9 - Income taxes

The  Bank's  portion  of  the  consolidated   taxable  income  was  computed  by
application of Section 593(b)(2) of the U.S. Internal Revenue Code which provides a special deduction for bad debts. The bad debt deduction may be a "tax preference item" to which a minimum tax may apply.

The 1996 federal tax legislation repealed the benefits of Section 593(b)(2) of the U.S. Internal Revenue Code. For ensuing fiscal years, the Bank will compute its tax bad debt deduction by use of the "experience method" which is based on a moving five-year average of actual loss experience. The legislation also provides that "applicable excess reserves" must be recaptured as taxable income over five years beginning in fiscal 1997. The amount to be recaptured is the excess of the accumulated reserves since 1987 over the amount allowed by use of the experience method for those years.

The consolidated provision for income taxes for the years ended June 30, 1997, 1996 and 1995, consisted of the following elements in thousands:

                                                                                     1997           1996           1995
                                                                                 -------------  -------------   -------------
         Tax paid or payable currently
            Federal                                                              $        250   $        183    $         136
            State                                                                          41             14               13
         Income tax deferred, net                                                  (       85)   (         6)              41
                                                                                   -----------    -----------     -----------

                   Total provision for income taxes                              $        206   $        191    $         190
                                                                                   ==========     ==========      ===========

The provision for income taxes differed from that computed at the statutory corporate rate for the years ended June 30, 1997, 1996 and 1995 as follows:

                                                                                         1997          1996         1995
                                                                                       -----------   -----------  ----------

        Tax at statutory rate                                                              34.0%         34.0%        34.0%
        Increases in taxes resulting from
           State income tax, net of federal tax benefit                                     2.0           1.9          1.6
           Other                                                                       (    2.0)          2.6          2.9
                                                                                       --------      --------     --------

                  Total provision for income taxes                                         34.0%         38.5%        38.5%
                                                                                       ========      ========     ========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 9 - Income taxes (continued)

The significant components of the net deferred tax asset (liability) at June 30 of each year were as follows in thousands:

                                                                                                       Liability Method
                                                                                                ------------------------------
                                                                                                   1997            1996
                                                                                                -------------   --------------
        Components of the deferred tax asset
           Loan fees                                                                            $          16   $          38
           Pension expense                                                                                 66              57
           Unrealized loss on securities, available for sale                                            -                   6
           Stock bonus plan                                                                                20              14
           Accelerated depreciation                                                                         4           -
                                                                                                  -----------     -----------

                                                                                                          106             115
        Valuation allowance                                                                             -               -
                                                                                                  -----------     -----------

                  Total deferred tax asset                                                                106             115
                                                                                                  -----------     -----------

        Components of the deferred tax liability
           Accelerated depreciation                                                                     -                  60
           Bad debts                                                                                       27              55
           Unrealized gains on securities, available for sale                                              15           -
                                                                                                  -----------     -----------

                  Total deferred tax liability                                                             42             115
                                                                                                  -----------     -----------

                  Net deferred tax asset (liability)                                            $          64   $       -
                                                                                                  ===========     ===========

The Company's consolidated income tax returns for years not barred by the statute of limitations are subject to review by tax authorities.


Note 10 - Retirement plans and employee benefit programs

The Company has a multi-employer defined benefit pension plan with The Financial Institution's Retirement Fund. Pension expense is the amount of the required contribution, and a liability is recognized for such contributions which are unpaid at the end of the fiscal year.

Pension expense for the three years ended June 30, 1997 was as follows.


                                                                                     1997          1996            1995
                                                                                 -------------  -------------   -------------

        Pension expense                                                          $      49,000  $      92,000   $     101,000
                                                                                   ===========    ===========     ===========

The multi-employer defined benefit plan covers substantially all employees who have reached age 21 and who have completed one year of service. The benefits are based on length of service and high five-year average earnings. However, in no event will the benefits be less than those vested through June 30, 1992 under a previous plan.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 10 - Retirement plans and employee benefit programs (continued)

Supplemental executive retirement plan

The Company has deferred compensation agreements with two principal officers which provide for retirement benefits supplementary to those of the pension plan. As of June 30, 1997 and 1996, cumulative accruals under the contracts totaled $175,000 and $150,000, respectively, and constituted general obligations of the Company.

Employee stock ownership plan

At the time of the stock conversion, the Bank established an Employee Stock Ownership Plan covering all full-time employees over the age of 21, with at least 1,000 hours of service within a plan year. The ESOP borrowed funds from the Company to purchase a total of 45,647 shares of the Company's common stock, the loan being collateralized by the common stock. Contributions by the Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Company's lien proportional to the loan repayments. Annually on June 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released 13,696 shares of the common stock as of June 30, 1997. The Company recognized $7,800 and $5,000 as accrued compensation costs in 1997 and 1996, respectively. The fair value of unearned ESOP shares totaled $511,000 and $570,000 at June 30, 1997 and 1996, respectively. There were no commitments to repurchase ESOP shares.

The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated statements of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt.

Recognition and retention plan

The stockholders approved the establishment of a Management Stock Bonus Plan and Trust (MSBP) on October 25, 1995. The plan states that the Trust shall not purchase more than 4% of the aggregate shares of common stock issued by the Company in the mutual-to-stock conversion of the Bank (22,823 shares). During 1996, the Bank purchased 22,812 shares of the Company's common stock at an average price of $17.02 per share to be awarded to directors, officers and employees in accordance with the provision of the Recognition and Retention Plan. The costs of the shares awarded under the plan are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the plan. For the years ended June 30, 1997 and 1996, the amounts included in compensation expense was $54,000 and $36,000, respectively. The status of the shares in this plan at June 30, 1997 is shown as follows.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 10 - Retirement plans and employee benefit programs (continued)

                                                                                                   Unawarded       Awarded
                                                                                                    Shares         Shares
                                                                                                    ------         ------

        Total established by plan                                                                     22,812           -
        Granted                                                                                    (  18,484)         18,484
        Vested                                                                                         -               -
                                                                                                  -----------       --------

                 Balance at June 30, 1996                                                              4,328          18,484

        Granted                                                                                        -               -
        Vested                                                                                         -               2,640)
        Forfeiture                                                                                     -               -
                                                                                                  ----------      ----------

                  Balance at June 30, 1997                                                             4,328          15,844
                                                                                                  ==========      ==========

Stock option plans

The stockholders also approved the establishment of a stock option plan on October 5, 1995 for directors, officers and employees. The exercise price under both plans is $17 per share, the fair market price on the date of the grant. One is a non-incentive stock option plan, and the other is an incentive stock option plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. A summary of the stock option activity is as follows:

                                                                             Available        Options           Vested and
                                                                             for Grant        Outstanding       Exercisable
                                                                             ---------        -----------       -----------

        At inception                                                               57,059            -                  -
        Granted                                                             (      43,927)          43,927              -
        Vested                                                                      -                -                  -
                                                                            -------------     ------------      ------------

                  Balance at June 30, 1996                                         13,132           43,927              -

        Granted                                                                     -                -                  -
        Vested                                                                      -          (     8,785)            8,785
        Exercised                                                                   -                -                  -
        Forfeiture                                                                  -                -                  -
                                                                            -------------     ------------      ------------

                  Balance at June 30, 1997                                         13,132           35,142             8,785
                                                                            =============     ============      ============

The Company applies APB Opinion 25 in accounting for employee stock option plans. Accordingly, no compensation cost has been recognized in 1997 and 1996.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 10 - Retirement plans and employee benefit programs (continued)

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.89%; dividend yields of 3.20%; volatility factor of 27%; and a weighted-average expected life of the option of 6.76 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                                                        1997         1996
                                                                                                        ----         ----

        Pro forma net income                                                                         $       413  $       303
        Pro forma earnings per share
           Primary                                                                                   $       .86  $       .59
           Fully diluted                                                                             $       .86  $       .59


Note 11 - Financial instruments with off-balance-sheet risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral normally consists of real property.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 11 - Financial instruments with off-balance-sheet risk (continued)

The Company's commitments to finance real estate acquisitions and construction were $2,994,000 at June 30, 1997, $3,929,000 at June 30, 1996, and $2,561,000 at
June 30, 1995. As of June 30, 1997, the Company had contracted to sell $2,994,000 of the loans to be financed. No loss is anticipated. At June 30, 1997, outstanding letters of credit totaled $245,000, and unfunded lines of credit totaled $1,086,000. There were no loans sold with recourse in 1997 and 1996.


Note 12 - Restricted retained earnings

The Bank is required by federal insurance regulations to maintain certain reserves for the sole purpose of absorbing losses. A federal insurance reserve was established for this purpose by an appropriation of retained earnings. In 1980, the requirement for a separate federal insurance reserve account was eliminated. However, amounts previously credited to this separate reserve account are designated "restricted retained earnings" and shall be used only for absorption of losses. The amount so designated totaled $1,767,000 at June 30, 1997 and $1,790,000 at both June 30, 1996 and 1995.

In accordance with the regulations concerning conversion from a mutual to a stock organization, the Bank was required to establish a liquidation account equal to its net worth as of the latest statement of financial condition contained in the final prospectus. Such liquidation account is to be maintained as of the eligibility record date (March 31, 1993) or supplemental eligibility record date (June 30, 1994) for the benefit of depositors who continue to maintain their deposits in the Bank after the conversion in the event of a complete liquidation of the Bank. If, however, on any annual closing date (June
30) of the Bank, the amount in any deposit account is less than the amount in such deposit account on March 30, 1993 or June 30, 1994, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At June 30, 1997, the liquidation account, unadjusted for customer withdrawals, totaled $4,166,000, and minimum regulatory capital was $3,003,000.

See Note 14 for Bank regulatory capital requirements.


Note 13 - Significant group concentrations of credit risk

The Company grants residential, commercial, and consumer loans to customers mainly in the southwest region of Virginia. The Company has a loan portfolio consisting principally of residential mortgage loans and is not dependent upon any particular economic sector, although the portfolio as a whole may be affected by general economic factors of the southwest Virginia region.

At June 30, 1997, the Company had commercial bank deposits of $84,000 in excess of the Federal Deposit Insurance Corporation insurance limit.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 14 - Bank regulatory matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Bank's capital meets and exceeds all three capital requirements as follows as of June 30, 1997 and 1996, in thousands. Tangible and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets:

                                                                                            1997
                                                      ---------------------------------------------------------------------
                                                              Tangible                 Core                    Risk-based
                                                              Capital                  Capital                 Capital
                                                      --------------------     -------------------    ---------------------

        Regulatory capital computed                   $     7,905    11.1%     $     7,905    11.1%    $ 8,123        21.6%
        Minimum capital requirement                         1,068     1.5            2,137     3.0       3,003         8.0
                                                         --------   -----      -----------    ----     -------        ----

                  Regulatory capital excess           $     6,837     9.6%     $     5,768     8.1%    $ 5,120        13.6%
                                                         ========   =====      ===========    =====  =========        ====

                                                                                            1996
                                                      ------------------------------------------------------------------
                                                               Tangible               Core                Risk-based
                                                               Capital                Capital               Capital
                                                      --------------------   -------------------   ---------------------

        Regulatory capital computed                   $     7,475    11.1%   $     7,475    11.1%  $    7,681      22.1%
        Minimum capital requirement                         1,011     1.5          2,023     3.0        2,775       8.0
                                                         --------   -----       --------  ------    ---------    ------

                  Regulatory capital excess           $     6,464     9.6%   $     5,452     8.1%  $    4,906      14.1%
                                                         ========   =====      =========  ======    =========    ======


Note 15 - Related-party transactions

The Company has made loans in the ordinary course of business to various officers and directors. These loans are generally collateralized by the individuals' personal residences or by savings accounts in the Company. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any officer or director for the years ended June 30, 1997, 1996 and 1995 are summarized as follows in thousands:

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 15 - Related-party transactions (continued)

                                                                                    1997            1996           1995
                                                                                 -------------  -------------   ------------

        Beginning balance                                                        $         49   $         56    $         62
        Additions                                                                         285          -               -
        Repayments                                                                (        48)   (         7)    (         6)
                                                                                   ----------    -----------     -----------

                  Ending balance                                                 $        286   $         49    $         56
                                                                                   ==========     ==========      ==========

Fees for foreclosures, titles and deeds of trust, paid to a law firm, of which a director is a principal, aggregated $6,625, $18,000, and $19,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Insurance commissions received by a director from business with or for the Company aggregated $3,000 for each of the years ended June 30, 1997, 1996 and 1995.


Note 16 - Interest lost on restructured debt

The Company did not acquire any real estate due to loan defaults in 1997 and 1996.


Note 17 - Commitments and contingencies

Rental expenses paid under operating leases for a loan office at June 30 of each year was as follows:

                                                                                      1997           1996             1995
                                                                                 -------------  -------------   --------------

        Rental expense                                                           $      24,000  $      24,000   $      23,000
                                                                                   ===========    ===========     ===========

The Company entered into a two-year lease agreement for office space. The lease terminates November 30, 1999, with an option to renew for one year.

The current minimum annual rental commitments under the non-cancelable operating lease in effect at June 30, 1997 are as follows:

               Year Ended                                                                         Amount
               ----------                                                                         ------

                   1998                                                                       $        25,000
                   1999                                                                                10,000
                                                                                                -------------

                                                                                              $        35,000
                                                                                              ===============

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 18 - Disclosures about fair value of financial instruments

The estimated fair values of the Company's financial instruments as of June 30 of each year are as follows in thousands:

                                                                          1997                             1996
                                                               -----------------------------    ------------------------------
                                                                   Carrying         Fair            Carrying         Fair
                                                                    Amount          Value            Amount          Value
                                                                    ------          -----            ------          -----
        Financial assets
           Cash and cash equivalents                           $       1,276   $       1,276    $       5,262   $       5,262
           Interest-bearing deposits                                   5,304           5,304            3,841           3,841
           Investment securities                                       6,711           6,712            7,512           7,496
           Mortgage-backed securities                                  3,318           3,371              443             445
           Loans receivable, net                                      50,982          54,579           46,757          47,688

        Financial liabilities
           Deposits                                                   57,933          57,929           57,643          56,422
           Advances from Federal Home Loan Bank                        3,500           3,500            -               -

        Unrecognized financial instruments
           Commitments to purchase securities                          -               -                1,000           1,000
           Standby letters of credit issued                              245             245              435             435


Note 19 - Other noninterest expense

Other noninterest expense for the years ended June 30, 1997, 1996 and 1995 is shown as follows in thousands:

                                                                                     1997           1996           1995
                                                                                 -------------  -------------   -------
        Other noninterest expense
           Contributions                                                         $           5  $           5   $           5
           Dues and subscriptions                                                           12             14              11
           Insurance                                                                        32             38              41
           Office supplies, telephone and postage                                          101            101              87
           Other expenses                                                                   46             24              18
           Professional fees                                                                91            128              74
           Supervisory fees and assessments                                                 31             33              32
                                                                                   -----------    -----------     -----------

                                                                                 $         318  $         343   $         268
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 20 - Condensed parent company information

The following shows the Parent Company's condensed financial information (in thousands) as of and for years of operation ended June 30, 1997 and 1996:


                                                       Balance Sheets


                                                                                                    1997             1996
                                                                                                -------------   -------------
        Assets
           Cash and cash equivalents                                                            $          76   $          76
           Accrued interest receivable                                                                  -                  19
           Investment in Bank subsidiary                                                                7,268           6,722
           Loan to Bank ESOP                                                                              319             365
           Loan to Bank subsidiary                                                                        850           1,470
           Other assets                                                                                    96              54
                                                                                                  -----------     -----------

                  Total assets                                                                  $       8,609   $       8,706
                                                                                                  ===========     ===========


        Liabilities and stockholders' equity
           Liabilities                                                                          $           7   $          31
           Stockholders' equity                                                                         8,602           8,675
                                                                                                  -----------     -----------

                  Total liabilities and stockholders' equity                                    $       8,609   $       8,706
                                                                                                  ===========     ===========


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 20 - Condensed parent company information (continued)

                                                  Statements of Operations


                                                                                                    1997            1996
                                                                                                -------------   -------------
        Income
           Interest from
              Bank's ESOP loan                                                                  $          30   $          36
              Loan to Bank subsidiary                                                                      55              84
                                                                                                  -----------     -----------

                  Total income                                                                             85             120
                                                                                                  -----------     -----------

        Expense
           Directors' compensation                                                                         25              25
           Professional fees                                                                               49              90
           Stationery and supplies                                                                          3               2
           Other                                                                                           18              25
                                                                                                  -----------     -----------

                  Total expense                                                                            95             142
                                                                                                  -----------     -----------

                  Net loss before income taxes and equity in
                     undistributed net income of Bank subsidiary                                  (        10)    (        22)

        Income tax expense (credit)                                                               (         5)    (         8)
                                                                                                  -----------     -----------

                                                                                                  (         5)    (        14)

        Equity in undistributed net income of Bank subsidiary                                             419             320
                                                                                                  -----------      ----------

                  Net income                                                                     $        414    $        306
                                                                                                  ===========      ==========


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 20 - Condensed parent company information (continued)


                            Statements of Cash Flows


                                                                                                   1997             1996
                                                                                                -------------   --------
        Cash flows from operating activities
           Net income                                                                           $        414    $        306
           Adjustments
              Equity in undistributed net income of Bank subsidiary                              (       419)    (       320)
              (Increase) decrease in other assets                                                          4     (         4)
              Increase (decrease) in other liabilities                                           (        24)             19
                                                                                                  ----------      ----------

                  Net cash provided by (used in) operations                                      (        25)              1
                                                                                                  ----------      ----------

        Cash flows from investing activities
           Principal repayments from Bank subsidiary                                                     666             626
                                                                                                  ----------      ----------

        Cash flows from financing activities
           Dividends paid                                                                         (      146)    (       154)
           Purchase of stock                                                                      (      495)    (       466)
                                                                                                  ----------      ----------

                   Net cash used in financing activities                                          (      641)    (       620)
                                                                                                  ----------      -----------

                  Increase in cash and cash equivalents                                                -                   7

        Cash and cash equivalents at beginning of year                                                    76              69
                                                                                                  ----------      ----------

        Cash and cash equivalents at end of year                                                $         76    $         76
                                                                                                  ==========      ==========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1997, 1996 and 1995


Note 21 - Selected quarterly financial data (unaudited)

Condensed consolidated financial data for the years ended June 30, 1997 and 1996 is shown as follows in thousands except per-share data:

                                                                                            1997
                                                                -------------------------------------------------------------
                                                                    First          Second         Third           Fourth
                                                                    Quarter        Quarter        Quarter         Quarter
                                                                    -------        -------        -------         -------

Total interest income                                            $       1,255   $      1,346   $      1,341    $      1,368
Total interest expense                                                     644            684            664             681
                                                                    ----------     ----------     ----------      ----------

          Net interest income                                              611            662            677             687
Provision for credit losses                                              -              -              -                  23
                                                                    ----------     ----------     ----------      ----------

          Net interest income after provision for credit losses            611            662            677             664
Other noninterest income                                                    87            130             76             105
Noninterest expense                                                 (      892)    (      538)    (      529)     (      433)
                                                                    ----------     ----------     ----------      ----------

          Income before income tax expense                          (      194)           254            224             336
Income tax expense                                                       -                 30             82              94
                                                                    ----------     ----------     ----------      ----------

           Net income                                            $  (      194)  $        224   $        142    $        242
                                                                    ==========     ==========     ==========      ==========

Net income per share                                             $  (      .39)  $         .47  $         .30   $        .51
Cash dividends per share                                                   .15           -                .15           -

                                                                                            1996
                                                                -------------------------------------------------------------
                                                                    First          Second         Third           Fourth
                                                                    Quarter        Quarter        Quarter         Quarter
                                                                    -------        -------        -------         -------

Total interest income                                            $       1,228   $      1,234   $      1,226    $      1,218
Total interest expense                                                     667            665            655             635
                                                                    ----------     ----------     ----------      ----------

          Net interest income                                              561            569            571             583
Provision for credit losses                                              -              -              -               -
                                                                    ----------     ----------     ----------      ----------

          Net interest income after provision for credit losses            561            569            571             583
Other noninterest income                                                   114            105            132             104
Noninterest expense                                                 (      559)    (      580)    (      543)     (      560)
                                                                    ----------     ----------     ----------      ----------

          Income before income tax expense                                 116             94            160             127
Income tax expense                                                          50             32             62              47
                                                                    ----------     ----------     ----------      ----------

           Net income                                            $          66   $         62   $         98    $         80
                                                                    ==========     ==========     ==========      ==========

Net income per share                                             $         .13   $        .12   $        .19    $        .16
Cash dividends per share                                                   .15          -                .15           -


                                OFFICE LOCATIONS

                                Corporate Office
         SWVA Bancshares, Inc. and Southwest Virginia Savings Bank, FSB
                             302 Second Street, S.W.
                             Roanoke, VA 24011-1597
                                 (540) 343-0135

              Branch Offices - Southwest Virginia Savings Bank, FSB

                  1006 Hardy Road                  1611 Hershberger Road
                  Vinton, VA                       Roanoke, VA

                  2133 Electric Road               40 W. Main Street
                  Roanoke, VA                      Salem, VA

                             Loan Production Office
                              Building D, Suite 101
                             2847 Penn Forest Blvd.
                                   Roanoke, VA

                       ---------------------------------

                   Board of Directors of SWVA Bancshares, Inc.

                                  John L. Hart
                              Chairman of the Board
                                 Attorney-at-Law

F. Courtney Hoge                      James C. Brock         Michael M. Kessler
Vice Chairman of the Board      President, Rusco Window Co.  President, Kessler
Insurance Sales Representative                                Associates, Ltd.
New York Life Insurance Co.                                   a photo processor

B.L. Rakes                       Barbara C. Weddle           Glen C. Combs
Executive Officer                Executive Officer     President, M&M Brokerage,
                                                             a food brokerage

                   Executive Officers of SWVA Bancshares, Inc.

B.L. Rakes                       Barbara C. Weddle      Mary G. Staples
President and Chief              Senior Vice President  Controller and Treasurer
Executive Officer                and Secretary

                       ---------------------------------


Special Counsel:                             Independent Auditors:
Malizia, Spidi, Sloane & Fisch, P.C.         Cherry Bekaert & Holland
One Franklin Square                          1700 Central Fidelity Bank Building
1301 K Street, N.W., Suite 700 East          Lynchburg, VA  24505
Washington, D.C.  20005

                          Transfer Agent and Registrar:
                          Registrar & Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07106
                                 (908) 272-8511

                       ---------------------------------

SWVA Bancshares, Inc.'s Annual Report for the year ended June 30, 1997 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Barbara C. Weddle, Senior Vice President and Secretary at the Company's Corporate Office in Roanoke, Virginia. The Annual Meeting of Stockholders will be held on October 7, 1997 at 10:30 a.m. at 302 Second Street, S.W., Roanoke, Virginia.