Form 10KSB, Exhibit 13
period 1998-06-30
SWVA BANCSHARES INC
filed 1998-09-25
CIK 925656

EXHIBIT 13

                              SWVA BANCSHARES, INC.
                               1998 ANNUAL REPORT

--------------------------------------------------------------------------------

TABLE OF CONTENTS

--------------------------------------------------------------------------------



Corporate Profile and Related Information.....................................1


Stock Market Information......................................................1


Selected Financial and Other Data.............................................3


President's Message...........................................................4


Management's Discussion and Analysis of
  Financial Condition and Results of Operations...............................6


Report of Independent Auditors...............................................14


Consolidated Financial Statements............................................15


Notes to Consolidated Financial Statements...................................20


Office Locations.............................................................50


Directors and Executive Officers.............................................50


Other Corporate Information..................................................50

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


Stock Market Information

         Since its issuance in October 1994, the Company's common stock has been traded over-the-counter with trades reported in the National Quotation Bureau "pink sheets" under the trading symbol of "SWVB". The following table reflects stock price as furnished by Wheat First Union, Roanoke, Virginia. This information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual trades.

                                                               HIGH       LOW
                                                               ----       ---
                  July 1 - September 30, 1996                 15.600     14.600
                  October 1 - December 31, 1996               15.300     14.250
                  January 1 - March 31, 1997                  17.250     14.500
                  April 1 - June 30, 1997                     17.000     15.000
                  July 1 - September 30, 1997                 21.000     16.000
                  October 1 - December 31, 1997               21.000     19.000
                  January 1 - March 31, 1998                  21.030     19.750
                  April 1 - June 30, 1998                     21.000     20.250

         The number of shareholders of record of common stock as of September 1, 1998 was approximately 226. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At September 1, 1998, there were 495,887 shares outstanding.

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

August 21, 1996             $0.15       September 9, 1996     September 30, 1996

February 19, 1997           $0.15       March 14, 1997        March 31, 1997

August 20, 1997             $0.15       September 15, 1997    September 30, 1997

September 3, 1997           $1.00       September 15, 1997    September 30, 1997

February 18, 1998           $0.15       March 20, 1998        March 31, 1998


                        SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------------------------------------------------------
Financial Condition (Dollars in Thousands)
At June 30,                                          1998            1997            1996               1995            1994

--------------------------------------------------------------------------------------------------------------------------------

Total assets                                       $ 84,387         $70,753        $ 66,987            $ 66,265       $ 54,878
Loans receivable, net                                48,211          50,982          46,757              51,064         40,401
Mortgage-backed & investment securities              22,886          10,074           7,939               7,048          7,108
Interest-bearing deposits                             5,897           5,304           3,841               3,061          2,757
Cash and cash equivalents                             3,193           1,276           5,262                 830            874
Savings deposits                                     68,288          57,933          57,643              54,642         50,029
Borrowed funds                                        7,000           3,500              --               1,800             --
Equity capital/stockholders' equity                   8,327           8,602           8,675               9,313          4,169
--------------------------------------------------------------------------------------------------------------------------------

Summary of Operations (Dollars in Thousands)
Year Ended June 30,                                  1998            1997            1996               1995            1994

--------------------------------------------------------------------------------------------------------------------------------

Interest income                                    $  5,808         $ 5,310        $  4,906            $  4,539       $  3,848
Interest expense                                      3,226           2,673           2,622               2,314          1,753
   Net interest income                                2,582           2,637           2,284               2,225          2,095
Provision for credit losses                              33              23              --                   1              2
                                                    -------         -------         -------             -------        -------
  Net interest income after provision for
  credit losses                                       2,549           2,614           2,284               2,224          2,093
Noninterest income                                      428             398             455                 315            545
                                                    -------         -------         -------             -------        -------
Noninterest expense                                   2,198           2,392           2,242               2,045          1,881
                                                    -------         -------         -------             -------        -------
Income before income taxes and
cumulative effect of change in
accounting principle                                    779             620             497                 494            757
Provision for income taxes                              318             206             191                 190            276
                                                    -------         -------         -------             -------        -------
  Net income before cumulative effect of
  change in accounting principle                        461             414             306                 304            481
Cumulative effect of change in
accounting principle                                     --              --              --                  --             87
                                                    -------         -------         -------             -------        -------
     Net income                                    $    461        $    414        $    306            $    304       $    568
                                                    =======         =======         =======             =======        =======

--------------------------------------------------------------------------------------------------------------------------------

Other Selected Data
Year Ended June 30,                                  1998            1997            1996               1995            1994

--------------------------------------------------------------------------------------------------------------------------------

Return on average assets                              0.59%           0.60%           0.46%               0.47%          0.87%
Return on average equity                              5.41            4.87            3.50                3.77          11.85
Interest rate spread                                  3.10            3.55            3.17                3.37           4.28
Non-performing loans to total loans                   0.00            0.10            0.00                0.12           0.73
Non-performing loans to total assets                  0.00            0.08            0.00                0.09           0.53
Allowance for credit losses to total loans            0.43            0.43            0.40                0.37           0.48
--------------------------------------------------------------------------------------------------------------------------------

Per share data
Year Ended June 30,                                  1998            1997            1996               1995            1994

--------------------------------------------------------------------------------------------------------------------------------

Basic earnings per share                           $    .97         $   .85       $     .60                 .57            N/A
Diluted earnings per share                              .95             .85             .60                 .57            N/A
Stockholders' equity                                  16.76           16.83           15.97               16.32            N/A
Dividends                                              1.30             .30             .30                 .15            N/A
Dividend payout ratio                                  134%             35%             50%                 26%            N/A


                               President's Message


Dear Shareholder:

         Fiscal 1998 marks the completion of your Savings Bank's third full year of operations as a federally chartered stock savings bank and I am pleased to report that growth in assets and net income continues. During these past three fiscal years, we have seen total assets grow from $66.3 million to $84.4 million which is a 27.3% increase. $13.6 million or 75.1% of that growth occurred this past fiscal year. Net income for the year was $461,000 or $0.97 per share. This was an increase of $0.12 or 14.1% per common share over the previous fiscal year.

         Net interest income decreased modestly to $2.5 million for fiscal 1998 verses $2.6 million the previous year while interest rate spread declined to 3.10%. Our interest rate spread was impacted principally by higher funding costs. Improving our spread is a primary goal. We hope to achieve our spread improvement objectives with increased higher yielding loans and by lowering overall deposits costs by more active solicitation of personal and business demand accounts.

         Management's strategy for the savings bank is to continue to be a traditional lender for one-to-four family residential loans. However, we expect to increase consumer lending such as personal loans and home equity line loans. Also, because of the number of banks being sold in our market area we feel there is a need for small business lending. This strategy in lending should increase interest income as it normally demands higher interest rates over first mortgage home loans. Although the envisioned lending will increase credit risk it will reduce interest rate risk due to the short term maturity of the loans. Management feels that the Savings bank has adequate capital to manage the increased risks.

         In today's interest rate environment fixed rate residential mortgage loans and fixed rate commercial real estate loans will yield higher returns. However, it has been the philosophy of management not to lend heavily in these loans for the bank portfolio in order to protect shareholder's investment by virtue of maintaining a rate sensitive portfolio -- although at times it may be at the risk of short-term profitability. Solid aggressive lending in the consumer and small business areas should offer the intermediate returns that we need to balance our long-term strategies.

         The Savings Bank's expertise in managing the above strategy has been enhanced by our adding a chief operating officer with over 27 years of banking experience to the management team and hiring a branch manager who has begun to revitalize one of our smallest branches.. We have placed a concentrated focus on improving retail delivery of products and services. In addition we have begun a sales culture in order to more efficiently cross sell services, and we have begun a more aggressive advertisement campaign to alert customers and potential customers to our services and our desire to be their Bank. These changes are expected to result in better use of the branch structure of the Bank which should result in improvement in return on average assets and equity.

         I reported last year that we expected our Savings Bank to grow within our market area as larger institutions are sold or consolidated in our area. This year we have reported a growth in assets of 27%.

         In addition to our efforts to obtain market share, management has managed the capital of the bank by leveraging the balance sheet, paying regular dividends, paying a special dividend and stock repurchases. On June 30, 1995, the end of the fiscal year in which Southwest Virginia Savings Bank, FSB converted to a stock Savings Bank and SWVA Bancshares, Inc. was formed, the assets of the company were $66.2 million and stockholder's equity was $9.3 million or 14.05% of total assets. For fiscal year ending June 30, 1998, the assets of the company were $84.4 million and stockholders equity was $8.3 million or 9.86% of total assets. The company has paid regular dividends totaling $1.05, a special dividend of $1.00 and repurchased 73,703 shares of stock. The closing price per share of SWVA Bancshares, Inc. common stock on June 30, 1998 was $20.375, a 103.8% increase from the initial offering price of $10.00 per common share. Stockholders who acquired the stock during the initial offering of $10.00 per share have realized a total return (Dividends plus stock appreciation) of 124.3%. The board has declared a semiannual dividend of $.20 per share to be paid on September 30, 1998 to stockholders of record on September 15, 1998. This is an increase of 33% from prior regular dividends. SWVA Bancshares, Inc. directors and employees own over 23% of the company's common stock. This emphasizes added desire to operate the company in a manner to increase market share and profitability which in turn will enhance the shareholder value of all stockholders.

         There continues to be many changes in the banking industry -- nationally, statewide and locally. However, the basic philosophy of our bank remains steadfast. SWVA Bancshares, Inc. is a customer oriented company and our primary focus is to deliver quality service at all times on a one-on-one basis. As other local financial institutions loose their control center to other cities/states, we feel strongly that our closeness to our customer gives us a definite market advantage which will enhance shareholder value. Our challenge is to improve our retail delivery service with innovation of new products, through our enthusiastic and highly skilled staff, and our commitment to responsive action. Our Board of Directors, officers, and employees look forward to serving our community through our banking services and we thank you for your interest and support.

                                             Sincerely yours,



                                              /s/B.L. Rakes
                                              ----------------------------------
                                              B.L. Rakes
                                              President

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

         The Savings Bank has been a traditional lender for one- to four-family residential loans since its founding in 1927. Financing homes for its community continues to be the Savings Bank's primary goal. These loans either are held in the Savings Bank's portfolio or sold in the secondary market. These types of loans make up 77.03% of the Savings Bank's total loan portfolio.

         The Savings Bank historically has maintained good asset quality. Its emphasis on one- to four-family mortgages and its related underwriting policies and practices are intended to maintain this quality. At June 30, 1998, the Savings Bank had no non-performing assets. The Savings Bank's ratio of non-performing loans to total assets at June 30, 1998 was .00%.

         One of the reasons the Savings Bank converted to a stock Savings Bank was to support growth in savings and lending activities as market conditions warrant, which would also leverage the Savings

Bank's existing branch network, facilities, and personnel resources. The assets of the Company increased $29.5 million, or 53.73%, from $54.9 million at June 30, 1994, to $84.4 million at June 30, 1998. The increase was due primarily to the conversion and an increase in loans receivable of $7.8 million, from $40.4 million at June 30, 1994, to $48.2 million at June 30, 1998. Mortgage backed and investment securities increased $15.8 million, from $7.1 million at June 30, 1994 to $22.9 million at June 30, 1998.
For fiscal year 1997-98, the Bank's asset growth was 19.27%.

         The Bank expects to continue to put a reasonable portion of its originated fixed-rate loans in its portfolio and to purchase mortgage-backed and related securities during the fiscal year 1998-99 to enhance asset growth. The growth is expected to be funded with deposit growth or borrowings. The Savings Bank expects that its asset growth policy of retaining fixed-rate loans will increase its interest rate risk.

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

                                                                                 For the Year Ended June 30
                                                         --------------------------------------------------------------------------
                                                                       1998                                    1997
                                                         --------------------------------      ------------------------------------
                                                         Average                 Average       Average                    Average
                                                         Balance    Interest   Yield/Cost      Balance     Interest     Yield/Cost
                                                         -------    --------   ----------      -------     --------     -----------

                                                                                    (Dollars in Thousands)
Interest-earning assets:
   Loans receivable, net (1)                              $49,531    $ 4,182          8.44%     $50,601      $4,318           8.53%
   Investments and mortgage-backed
securities:
      Held to maturity, at cost                               337         26          7.87          414          32           7.80
      Available for sale, FMV (2)                          15,079        986          6.54        8,510         567           6.66
   Other investments (3)                                    8,830        614          6.95        6,577         393           5.97
                                                          -------      -----                    -------      ------
      Total interest-earning assets                        73,777      5,808          7.87       66,102       5,310           8.03
                                                                       -----                                 ------
Non-interest earning assets                                 3,736                                 3,120
                                                          -------                                ------
      Total assets                                        $77,513                               $69,222
                                                          =======                               =======

Interest-bearing liabilities:
   Interest-bearing demand accounts                       $ 5,039         92          1.83      $ 5,222         102           1.95
   Regular savings & club accounts                          7,516        222          2.96        7,363         222           3.02
   Money market deposit accounts                            3,168         94          2.95        3,735         110           2.95
   Certificates of deposit                                 47,487      2,560          5.39       40,784       2,097           5.14
   Borrowed funds                                           4,400        258          5.87        2,448         142           5.79
                                                           ------      -----                     ------      ------
      Total interest-bearing liabilities                   67,610      3,226          4.77       59,552       2,673           4.49
                                                                       -----
Non-interest-bearing demand accounts                          450                                   201
Non-interest bearing liabilities                              945                                   984
Equity                                                      8,508                                 8,485
                                                           ------                                ------
      Total liabilities and equity                        $77,513                               $69,222
                                                          =======                                ======
Net-interest income                                                   $2,582                                $ 2,637
                                                                       =====                                 ======
Interest rate spread (4)                                                              3.10                                    3.55
Net yield on interest-earning assets (5)                                              3.50                                    3.99
Ratio of average interest-earning assets to
average interest-bearing liabilities                                                109.12                                  110.99
Average equity to average total assets                                               10.98                                   12.26


(1)  Includes loans held for sale and non-accrual loans.
(2)  Calculations based on historical cost.
(3)  Includes FHLB Overnight Account.
(4)  Interest rate spread represents the difference between the average yield on
     interest-earning   assets  and  the  average  cost  of  interest-   bearing
     liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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


                                   ----------------------------------------------------------------------

                                                           For the Year Ended June 30,

                                   -------------------------------  -------------------------------------
                                             1998 vs. 1997                     1997 vs. 1996
                                                             (In Thousands)
                                                      Rate/                                Rate/
                                    Volume    Rate   Volume     Net     Volume   Rate     Volume    Net
                                    ------    ----   ------     ---     ------   ----     ------    ---
Interest income:
  Loans receivable, net             $ (91)   $ (46)   $   1    $(136)   $  59    $ 185    $   3    $ 247
  Mortgage backed securities
   and investments:
    Held to maturity, at cost          (6)       0        0       (6)      (7)      (1)       0       (8)
    Available for sale, FMV           438      (10)      (8)     420      180       36       19      235
  Other investments                   134       64       22      220      (57)     (15)       2      (70)
                                    -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-earning assets     475        8       15      498      175      205       24      404
                                    -----    -----    -----    -----    -----    -----    -----    -----

Interest expense:
  Deposits:
    Interest-bearing demand            (4)      (7)       0      (11)       8      (15)      (1)      (8)
     accounts
    Regular savings & club              5       (5)       0        0        3        3        0        6
     accounts
    Money market deposit              (17)       1        0      (16)      (1)       0        0       (1)
     accounts
    Certificates of deposit           345      102       17      464       33      (68)      (1)     (36)
  Borrowed funds                      113        2        1      116      117       (8)     (19)      90
                                    -----    -----    -----    -----    -----    -----    -----    -----
                                      442       93       18      553      160      (88)     (21)      51
                                    -----    -----    -----    -----    -----    -----    -----    -----

Net change in interest income       $  33    $ (85)   $  (3)   $ (55)   $  15    $ 293    $  45    $ 353
                                    =====    =====    =====    =====    =====    =====    =====    =====


                        Comparison of Financial Condition
                          and Results of Operations for
               Fiscal Years Ended June 30, 1998 and June 30, 1997


         Total assets at June 30, 1998 were $84.4 million as compared to $70.8 million at June 30, 1997, an increase of $13.6 million. The increase was due to an increase in cash and cash equivalents, investments and interest bearing deposits, offset by a decrease in loans receivable. Cash and cash equivalents increased from $1.3 million at June 30, 1997 to $3.2 million at June 30, 1998, an increase of $1.9 million. Interest bearing deposits and investments increased from $15.4 million at June 30, 1997 to $28.8 million at June 30, 1998, an increase of $13.4 million. The increases were due mainly to an increase in investment securities purchased using cash available and borrowed funds. Net loans receivable decreased $2.8 million from $51.0 million at June 30, 1997 to $48.2 million at June 30, 1998, due to decreased origination of mortgage loans. On the liability side, deposits increased $10.4 million to $68.3 million at June 30, 1998 from $57.9 million at June 30, 1997. At June 30, 1998, there were $7.0 million in advances outstanding from the Federal Home Loan Bank of Atlanta, an increase of $3.5 million from June 30, 1997. Advances were used to leverage investment purchases.

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

         Net Income. Net income for the year ended June 30, 1998 was $461,000 as compared to $414,000 for the year ended June 30, 1997, an increase of $47,000. Basic per share earnings for the year ended June 30, 1998 was $0.97.

         Interest Income. Interest income increased $500,000 from $5.3 million at June 30, 1997 to $5.8 million at June 30, 1998. The increase was mainly a result in the increase in earnings on a larger investment base offset by a reduction in mortgage loans in the Bank's portfolio.

         Interest Expense. Interest expense for the year ended June 30, 1998 was $3.2 million as compared to $2.7 million for the year ended June 30, 1997, an increase of $500,000. The increase was due mainly to an increase in deposits and an increase in borrowed funds.

         Net Interest Income. Net interest income decreased $55,000. The decrease was mainly due to increased interest paid on deposits and borrowed funds offset by decreased income on mortgage loans and increased income on investment securities.

         Provision for Credit Losses. The Bank made an addition of $33,000 to the provision for credit losses for the year ended June 30, 1998. The addition was made due to offset a loss on a delinquent real estate loan and to increase the level of provision for credit losses. The allowance for credit losses is $207,000 as of June 30, 1998. $23,000 was added to the provision for credit losses during the year ended June 30, 1997.

         Noninterest Income. Noninterest income increased $30,000 from $398,000 for the year ended

June 30, 1997 to $428,000 for the year ended June 30, 1998. This was due primarily to a one time gain on the sale of Financial Institution Insurance stock in the amount of $51,000 during the year ended June 30, 1997 and a gain on sale of mortgage loans of $92,000 during the year ended June 30, 1998.

         Noninterest Expense. Noninterest expense decreased from $2.4 million for the year ended June 30, 1997 to $2.2 million for the year ended June 30, 1998, an decrease of $200,000. This was mainly due to a decrease in Federal Deposit Insurance premiums offset by an increase in data processing expenses and personnel expenses. The increase of data processing expenses was due to the cost of the ATM and Debit card programs. The increase in personnel costs was mainly due to additions to the Bank's management team as well as an adjustment during the fourth quarter of fiscal year ending June 30, 1997 to accruals for retirement expenses that reduced non-interest expense for fiscal year ending June 30, 1997 by approximately $76,000.

         Provision for Income Taxes. The provision for income taxes for the year ended June 30, 1998 was $318,000 as compared to $206,000 for the year ended June 30, 1997. The increase was due to increased net income for the year.

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

         The Savings Bank's most liquid assets are cash and cash-equivalents, which include investments in highly liquid, short-term investments, such as overnight investments in the Federal Home Loan Bank of Atlanta. At June 30, 1998, cash and cash equivalents totaled $3.2 million.

         At June 30, 1998, the Savings Bank had $43.7 million in certificates of deposits due within one year and $8.2 million due in two to three years. Management estimates that the Savings Bank will retain the deposits or replace them with new deposits. At June 30, 1998, the Savings Bank had $4.1 million in outstanding commitments to originate mortgages. The Savings Bank intends to fund these commitments with present liquidity, proceeds from loan repayments, and loan sales in the secondary market.

         The Savings Bank is required under federal regulations to maintain certain specified levels of "liquid investments," which include certain United States government obligations and other approved investments. During the quarter ended December 31, 1997, a change in regulations changed the liquidity requirements for thrifts. Some of these changes included reducing the liquid asset requirement from 5% to 4% of the liquidity base and elimination of the 5 year maximum maturity limitation.

         The Savings Bank's regulatory liquidity at June 30, 1998 was 22.94%. At June 30, 1997, using the prior regulations, the Savings Bank's regulatory liquidity was 6.74%.

         The Savings Bank is required to maintain specified amounts of capital pursuant to the Financial

Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and regulations promulgated by the OTS. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At June 30, 1998, the Savings Bank's tangible and core capital totaled $7.7 million. This amount exceeded the tangible capital requirement of $1.3 million by $6.4 million and the core capital requirement of $2.5 million by $5.1 million on that date. At June 30, 1998, the Savings Bank's risk-based capital totaled $7.9 million, which exceeded its risk-based capital requirement of $3.0 million by $4.9 million.

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

The Year 2000 Issue

         The Bank's Board of Directors has adopted an action plan for addressing the computer-related concerns raised by Year 2000. An internal committee has been appointed by the Board to manage this effort. The year 2000 committee meets on a regular basis to review and assess the current status of the Year 2000 project. The committee then prepares a status report to Management and the Board of Directors.

Equipment
---------
A process to identify all equipment that may potentially be impacted has been completed. All outside servicers and major vendors have been contacted in order to ascertain their individual degrees of readiness for Year 2000. This includes items such as the vault, heating, ventilation and air conditioning controls and telephones. All of the vendors have responded to these inquiries. We have received certifications of year 2000 compliance for systems controlled by third party providers or determined that the systems should not be impacted by the year 2000. The only upgrade needed will be to our telephone system, at a cost of approximately $1,000. This upgrade should be completed by December 31, 1998.

Internal Computers
------------------
All internal computers have been tested for the year 2000. At this time, we have found no problems with the computers and software used on the computers. As we begin testing with Bisys (our data services provider which processes the Bank's major loan and deposit applications) we will evaluate if any further expenditures are necessary.


Computers used by our borrowers
-------------------------------
Large loan customers have been contacted in order to both instill awareness and to determine their state of readiness for Year 2000. All customers contacted have responded. At this point, the Bank has no reason to doubt the ability of any of these customer to continue to operate effectively in a Year 2000 environment. We believe that most of our residential borrowers are not dependent on their computers for income and that none of our commercial borrowers are so large that a year 2000 problem would render them unable to collect revenue or rent and in turn continue to make loan payments to the Bank.
We do not expect any material costs to address this risk area.

Cost
----
The committee has presented to the Board of Directors, and the Board has approved, a Year 2000 budget totaling approximately $30,000. At June 30, 1998, total expenses paid were $9,500. The major cost is an upgrade and testing surcharge paid to Bisys. (Bisys is a data services provider which processes the Bank's major loan and deposit applications.)

Contingency Plan
----------------
Our data services provider has sponsored four meetings on their progress and test plans for the Year 2000. Starting in November, 1998 and continuing until April, 1999, a test facility will be set up to provide for formal testing between the Bank and Bisys. At this time, we find no reason to believe that Bisys will not be able to operate on January 3, 2000.

A Contingency Plan has been prepared by the committee to facilitate the ability of the Bank to continue providing an acceptable level of service to the Bank's customers in the event that Bisys encounters problems on January 3, 2000 or we are unable to communicate with Bisys. Procedures were already in place to accommodate interruptions of online service for periods of short duration. These procedures have been re-evaluated for effectiveness over a longer duration. Appropriate adjustments have been made and additional procedures required for longer duration "down-time" have been put into place. At the end of December, 1999, we will generate paper backup of all customer accounts and general ledger accounts. Customer payments will be processed manually, and due to the size of the Bank, we believe that we would be able to operate in this manner indefinitely, until our existing data servicer, or a replacement, is able to again provide data processing services. This procedure could require changing of schedules and the hiring of temporary staff during this time, which would increase our cost. Should it be necessary to change data service providers during the beginning of the Year 2000, the cost could be material.

[LOGO GRAPHIC OMITTED]

-----------------
CHERRY
BEKAERT &
HOLLAND
CERTIFIED PUBLIC
ACCOUNTANTS &
CONSULTANTS
-----------------





                         Report of Independent Auditors





The Board of Directors and Stockholders
SWVA Bancshares, Inc.
Roanoke, Virginia


We have audited the accompanying consolidated statements of financial condition of SWVA Bancshares, Inc. and Subsidiaries (the "Company"), as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWVA Bancshares, Inc. and Subsidiaries, as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998 in conformity with generally accepted accounting principles.



                                        /s/Cherry, Bekaert & Holland, L.L.P.


Lynchburg, Virginia
July 22, 1998

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                             June 30, 1998 and 1997
                                 (In thousands)

                                                                                    1998            1997
                                                                                -------------   -------------
Assets
   Cash and cash equivalents                                                    $       3,193   $       1,276
   Interest-bearing deposits                                                            5,897           5,304
   Investment and mortgage-backed securities
      Held to maturity, at amortized cost                                                 318             365
      Available for sale, at fair value                                                21,607           8,748
      Restricted at cost                                                                  961             961
   Loans held for sale                                                                  1,608             727
   Loans receivable, net                                                               48,211          50,982
   Property and equipment, net                                                          1,662           1,666
   Accrued interest receivable                                                            565             437
   Prepaid expenses and other assets                                                      365             287
                                                                                  -----------     -----------

          Total assets                                                          $      84,387   $      70,753
                                                                                  ===========     ===========



Liabilities and stockholders' equity
Liabilities
   Deposits                                                                     $     68,288    $     57,933
   Advances from Federal Home Loan Bank                                                7,000           3,500
   Advances from borrowers for taxes and insurance                                       243             205
   Other liabilities and deferred income                                                 529             513
                                                                                  ----------      ----------

          Total liabilities                                                           76,060          62,151
                                                                                  ----------      ----------

Commitments and contingencies

Stockholders' equity
   Preferred stock, par value $.10.  Authorized 275,000 shares, none issued            -               -
   Common stock, par value $.10.  Authorized 2,225,000 shares, 496,887 and
      510,984 shares outstanding for 1998 and 1997, respectively                          50              51
   Additional paid-in capital                                                          4,050           4,286
   Retained earnings, substantially restricted                                         4,742           4,904
   Unrealized holding loss on securities, available for sale                              58              29
   Less unearned ESOP shares, 27,385 for 1998 and 31,951 shares for 1997          (      274)    (       319)
   Less unearned MSBP shares, 17,537 for 1998 and 20,145 shares for 1997          (      299)    (       349)
                                                                                  -----------     -----------

          Total stockholders' equity                                                   8,327           8,602
                                                                                  ----------      ----------

          Total liabilities and stockholders' equity                            $     84,387    $     70,753
                                                                                  ==========      ==========




See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity
                    Years ended June 30, 1998, 1997 and 1996
                    (In thousands, except shares outstanding)

                                                                                 Unrealized
                                                                                 Holding
                                                                                 Gain (Loss)
                                               Common Stock      Additional      on Securities  Unearned   Unearned
                                  Shares                 Paid-in       Retained  Available      ESOP       MSBP
                                  Outstanding  Amount    Capital       Earnings  For Sale       Shares     Shares     Total
                                  -----------  ------    -------       --------  --------       ------     ------     -----

Balance at June 30, 1995           570,590   $    57   $    5,185   $  4,484   $ (       2)   $ ( 411)   $ -        $   9,313

   Net income                        -         -            -            306         -          -          -              306

   Change in unrealized loss on
      marketable equity securities   -         -            -          -         (      10)     -          -          (    10)

   Purchase of unearned MSBP
      shares                         -         -            -          -             -          -          ( 388)     (   388)

   Repurchase of common stock     ( 27,400)    (   3)    (    463)    -             -          -          -           (   466)

   Allocated/earned ESOP shares      -         -               28      -             -             46      -               74

   Dividends declared and paid
     ($.30 per share)                -         -            -          ( 154)        -          -          -          (   154)
                                  --------     -----     --------      ------    ---------      -----      -----      --------

Balance at June 30, 1996           543,190        54        4,750      4,636     (      12)    (  365)    (  388)       8,675

   Net income                        -         -            -            414         -          -           -             414

   Change in unrealized gain on
      marketable equity securities   -         -            -          -                41      -           -              41

   Repurchase of common stock     ( 32,206)    (   3)    (    492)     -             -          -           -         (   495)

   Allocated/earned ESOP shares      -         -               28      -             -             46       -              74

   Allocated/earned MSBP shares      -         -            -          -             -          -             39           39

   Dividends declared and paid
      ($.30 per share)               -         -            -          ( 146)        -          -          -          (   146)
                                  --------     -----     --------      ------    ---------      -----      -----      --------

Balance at June 30, 1997           510,984        51        4,286      4,904            29      ( 319)     ( 349)       8,602

   Net income                        -         -            -            461         -          -           -             461

   Change in unrealized gain on
      marketable equity securities   -         -            -          -                29      -           -              29

   Repurchase of common stock     ( 14,097)    (   1)    (    292)    -             -          -           -         (    293)

   Allocated/earned ESOP shares      -         -               47      -             -             45       -              92

   Allocated/earned MSBP shares      -         -                9      -             -          -             50           59

   Dividends declared and paid
      ($1.30 per share)              -         -            -          ( 623)        -          -          -          (   623)
                                  --------     -----     --------      ------    ---------      -----      -----      --------

Balance at June 30, 1998           496,887   $    50   $    4,050   $  4,742   $        58    $ ( 274)   $ ( 299)  $    8,327
                                  ========     =====     ========      =====     =========      ======     ======     ========

See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                    Years ended June 30, 1998, 1997 and 1996
                      (In thousands, except per-share data)

                                                                                    1998           1997            1996
                                                                                 -------------  -------------   -------------
Interest income
   Loans                                                                         $      4,182   $       4,318   $       4,071
   Mortgage-backed and related securities                                                 284             407             360
   U.S. government obligations including agencies                                         705             122              71
   Interest on municipal bonds                                                             23           -               -
   Other investments, including overnight deposits                                        614             463             404
                                                                                   ----------     -----------     -----------

          Total interest income                                                         5,808           5,310           4,906
                                                                                   ----------     -----------     -----------
Interest expense
   Deposits                                                                             2,968           2,531           2,570
   Borrowed funds                                                                         258             142              52
                                                                                   ----------     -----------     -----------

          Total interest expense                                                        3,226           2,673           2,622
                                                                                   ----------     -----------     -----------

          Net interest income                                                           2,582           2,637           2,284

Provision for credit losses                                                                33              23           -
                                                                                   ----------     -----------     -----------

          Net interest income after provision for credit losses                         2,549           2,614           2,284
                                                                                   ----------     -----------     -----------
Noninterest income
   Loan and other customer service fees                                                   137             142             154
   Gain on sale of mortgage loans                                                         210             118             208
   Gross rental income                                                                     98              98              93
   Other                                                                           (       17)             40           -
                                                                                   ----------     -----------     -----------

          Total noninterest income                                                        428             398             455
                                                                                   ----------     -----------     -----------
Noninterest expenses
   Personnel                                                                            1,285           1,155           1,258
   Office occupancy and equipment                                                         297             292             314
   Data processing                                                                        179             132             127
   Federal insurance of accounts                                                           38             431             126
   Advertising                                                                             63              64              74
   Other                                                                                  336             318             343
                                                                                   ----------     -----------     -----------

          Total noninterest expenses                                                    2,198           2,392           2,242
                                                                                   ----------     -----------     -----------

Income before income taxes                                                                779             620             497

Provision for income taxes                                                                318             206             191
                                                                                   ----------     -----------     -----------

          Net income                                                             $        461   $         414   $         306
                                                                                   ==========     ===========     ===========

Basic earnings per share                                                         $        .97   $         .85   $         .60
Diluted earnings per share                                                       $        .95   $         .85   $         .60


See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1998, 1997 and 1996
                                 (In thousands)

                                                                                    1998           1997            1996
                                                                                 -------------  -------------   -------------
Operating activities
   Net income                                                                    $        461   $        414    $        306
   Adjustments to reconcile net income to net cash provided by
     (used in) operating activities
         ESOP shares allocated                                                             92             74              74
         MSBP shares allocated                                                             59             39           -
         Provision for credit losses                                                       33             23           -
         Provision for depreciation and amortization                                       96             87             101
         Provision for deferred income tax                                         (       19)    (       85)     (        6)
         Loans originated for sale                                                 (   20,467)    (    9,695)     (   19,516)
         Proceeds from sales of loans originated for sale                              19,796         10,071          19,601
         Gain on sale of loans                                                     (      210)    (      118)     (      208)
         Loss on disposal of fixed assets                                                   1              3           -
         Net (increase) decrease in other assets                                   (      302)    (       77)            110
         Net increase in other liabilities                                                 35             49             159
         Gain on sale of investments, available for sale                           (       17)    (       43)          -
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) operating activities                      (      442)           742             621
                                                                                   ----------     ----------      ----------
Investing activities
   Proceeds from maturity of investments and interest-bearing deposits                  6,793          3,839           3,950
   Proceeds from sale of investments, available for sale                                6,257          4,300           -
   Purchase of investments and interest-bearing deposits                           (    6,887)    (    5,302)     (    4,730)
   Purchase of investments, available for sale                                     (   20,408)    (    6,488)          -
   Purchase of property and equipment                                              (       91)    (       94)     (       49)
   Net (increase) decrease in loans                                                     3,080     (    4,226)          4,304
   Purchase of loans                                                               (      343)    (       22)          -
   Principal repayments on mortgage-backed securities                                   1,018            116             143
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) investing activities                      (   10,581)    (    7,877)          3,618
                                                                                   ----------     ----------      ----------
Financing activities
   Proceeds from advances                                                               7,000          7,000             200
   Curtailment of advances and other borrowings                                    (    3,500)    (    3,500)     (    2,000)
   Net increase in savings deposits                                                    10,355            290           3,001
   Repurchase of stock                                                             (      293)    (      495)     (      466)
   Purchase of stock for MSBP                                                           -              -          (      388)
   Dividends paid                                                                  (      622)    (      146)     (      154)
                                                                                   ----------     ----------      ----------

          Net cash provided by financing activities                                    12,940          3,149             193
                                                                                   ----------     ----------      ----------

          Increase (decrease) in cash and cash equivalents                              1,917     (    3,986)          4,432

Cash and cash equivalents at beginning of year                                          1,276          5,262             830
                                                                                   ----------     ----------      ----------

Cash and cash equivalents at end of year                                         $      3,193   $      1,276    $      5,262
                                                                                   ==========     ==========      ==========

                                   (continued)

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1998, 1997 and 1996
                                 (In thousands)

                                                                                     1998           1997            1996
                                                                                 -------------  -------------   -------------
Supplemental disclosures:
   Cash paid for
      Interest on deposits and borrowed funds                                    $      3,193   $      2,680    $      2,620
                                                                                   ==========     ==========      ==========

      Income taxes                                                               $        440   $        172    $        159
                                                                                   ==========     ==========      ==========


   Other non-cash activities
      Gross unrealized gain (loss) on securities, available for sale             $         93   $         62    $ (       16)
      Deferred income taxes                                                        (       35)    (       21)              6
                                                                                   ----------     ----------      ----------

             Net unrealized gain (loss)                                          $         58   $         41    $ (       10)
                                                                                   ==========     ==========      ==========


   Reclassification of investments from held to maturity to available
      for sale                                                                   $      -       $      -        $      1,245
                                                                                   ==========     ==========      ==========


See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


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

Investment securities

Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), requires certain securities to be classified as "held to maturity", "trading" or "available for sale", according to management's intent and ability, at the time of purchase.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


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

Loans that are 90 days or more past due are individually reviewed for ultimate collectibility. Interest determined to be uncollectible on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Foreclosed real estate

Foreclosed real estate owned, if any, consists of property acquired by foreclosure on delinquent loans or by deed in lieu of foreclosure. Such property is recorded initially at the lower of cost or fair value and is subsequently maintained at the lower of cost or fair value minus the estimated costs to sell.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 1 - Summary of significant accounting policies (continued)

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

Prior to 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction, or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $1,822,000 as of June 30, 1998.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 1 - Summary of significant accounting policies (continued)

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

Advertising

The Company expenses most advertising costs as incurred. Such expenses are shown in the consolidated statements of income. As of June 30, 1998 and 1997, the Company's statements of financial condition included $6,000 and $2,000 of prepaid advertising, respectively.

Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

o Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

o Available-for-sale and held-to-maturity securities - Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

o Loans receivable - Fair values are based on carrying values for variable-rate loans that reprice frequently and have no significant change in credit risk. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with
     securitization    transactions,    adjusted   for   differences   in   loan
     characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

o Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDS) approximate their fair values at the reporting date. Fair values for fixed-rate CDS are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 1 - Summary of significant accounting policies (continued)

o Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowing are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

o Long-term debt - The fair values of the Company's long-term debt are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

o Accrued interest - The carrying amounts of accrued interest approximate their fair values.

o Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and counterparties' credit standings.

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

As part of the conversion to stock form, the Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP purchased 45,647 common shares of the Parent Company issued in the conversion, which purchase was funded by a loan from the Parent Company. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statements of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP net of the shares committed to be released. Contributions to the ESOP by the Savings Bank are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1998, a total of 18,262 shares had been released.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 1 - Summary of significant accounting policies (continued)

Impact of new accounting standards

In October 1995, FASB issued Accounting for Stock-Based Compensation (SFAS 123), which became effective for the Company beginning July 1, 1996. This statement requires increased disclosure of compensation expense arising from both fixed and performance stock compensation plans. Such expense is measured as the fair value of the award at the date it is granted using an option-pricing model that takes into account the exercise price and expected volatility, expected dividends on the stock and the expected risk-free rate of return during the term of the option. The compensation cost is recognized over the service period, usually the period from the grant date to the vesting date. SFAS 123 encourages, rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting under Accounting Principles Board ("APB") Opinion No. 25. The Company has elected to continue to apply APB Opinion No. 25 in their financial statements. Pro forma net income and earnings per share are presented in accordance with the requirements of SFAS 123 (see Note 11).

In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 1 - Summary of significant accounting policies (continued)

In February 1997, the FASB issued Earnings per Share (SFAS 128). This statement is effective for financial statements, including interim periods issued for periods ending after December 15, 1997. SFAS 128 provides for the calculation of basic and diluted earnings per share, and requires comparative information for prior periods to be restated to conform with this standard. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in earnings of an entity, similar to fully diluted earnings per share (see Note 14). All previously reported earnings per share amounts have been restated to conform to the provisions of this new accounting standard.

In June 1997, the FASB issued Reporting Comprehensive Income (SFAS 130), which established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Currently it is expected the only additional component of comprehensive income to be disclosed under the provisions of this statement is the changes in unrealized holding gains or losses on securities available for sale.

In June 1997, the FASB also issued Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which changes the way public companies report information about segments of their business in annual financial statements and requires segment information in quarterly reports to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company has not determined what additional disclosures may be required by the provisions of this statement.

In February 1998, the FASB issued Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and
106. SFAS 132 is effective for fiscal years beginning after December 15, 1997. The Company has not determined what additional disclosures may be required by the provisions of this statement.

Reclassifications

Certain items in the 1997 financial statements have been reclassified to afford comparability with the 1998 financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 2 - Investment securities

Investments consisting of U.S. government, mortgage-backed and other securities at June 30 of each year were as follows in thousands:

                                                                                            1998
                                                                 ------------------------------------------------------------
                                                                                      Gross Unrealized
                                                                   Amortized    -----------------------------
                                                                     Cost           Gain           Loss           Fair Value
                                                                     ----           ----           ----           -----------
Securities, held to maturity
   FHLMC participation certificates                              $          318  $           9  $      -        $         327
                                                                    -----------    -----------    -----------     -----------

Securities, available for sale
   Municipal bonds                                                          930              6          -                 936
   U.S. Government and agency bonds                                       9,750             62          -               9,812
   GNMA mortgage-backed securities                                        9,509          -                 19           9,490
   FNMA mortgage-backed securities                                        1,324             45          -               1,369
                                                                    -----------    -----------    -----------     -----------

                                                                         21,513            113             19          21,607
                                                                    -----------    -----------    -----------     -----------

          Total securities                                       $       21,831  $         122  $          19   $      21,934
                                                                 ==============  =============  =============   =============

                                                                                              1997
                                                                 ------------------------------------------------------------
                                                                                      Gross Unrealized
                                                                   Amortized     ---------------------------
                                                                     Cost           Gain           Loss           Fair Value
                                                                     ----           ----           ----           -----------
Securities, held to maturity
   FHLMC participation certificates                              $          365  $           9  $      -        $         374
                                                                    -----------    -----------    ----------      -----------

Securities, available for sale
   Mutual fund - AMF Adjustable Rate Securities Portfolio                 1,007          -        (         1)          1,006
   U.S. Government and agency bonds                                       5,750             18    (        17)          5,751
   FNMA mortgage-backed securities                                        1,946             45         -                1,991
                                                                    -----------    -----------    ----------      -----------

                                                                          8,703             63    (        18)          8,748
                                                                    -----------    -----------    -----------     -----------

          Total securities                                       $        9,068  $          72  $ (        18)  $       9,122
                                                                    ===========    ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996

The amortized cost and estimated fair value of debt securities at June 30, 1998, by contractual maturity, were as follows in thousands. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Values of mutual fund shares are not guaranteed by any government agency.

                                                                       Held to Maturity               Available for Sale
                                                                 -----------------------------    ---------------------------
                                                                    Amortized                     Amortized
                                                                     Cost          Fair Value      Cost           Fair Value
                                                                     ----          ----------      ----           -----------

        Due in one year or less                                  $        -      $       -      $       5,250   $       5,264
        Due after one year through five years                             -              -              5,030           5,080
        Due after five years through ten years                            -              -              -               -
        Due after ten years                                               -              -                400             405
        Mortgage-backed and related securities                              318            327         10,833          10,858
                                                                    -----------    -----------    -----------     -----------

                                                                 $          318  $         327  $      21,513   $      21,607
                                                                   ============    ===========    ===========     ===========

Proceeds from maturities of interest-bearing deposits and investments were $6,793,000 in 1998, $3,839,000 in 1997, and $3,950,000 in 1996. Gross realized gains and losses on redemption of investments are summarized below in thousands:

                                                                                    1998          1997             1996
                                                                                 -------------  -------------   ----------

        Gross realized gains                                                     $       -      $         52    $       -
        Gross realized losses                                                      (        17)   (        9)           -
                                                                                   -----------    -----------     -------

                  Net realized gains (losses)                                    $ (        17) $         43    $       -
                                                                                   ===========    ==========      =======

Cost was determined by the specific identification method.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 3 - Loans receivable

Loans receivable at June 30 of each year were as follows in thousands:

                                                       1998            1997
                                                  -------------   -------------
        Mortgage loans
           Residential, one to four family        $      38,596   $      39,587
           Residential, multifamily                       4,033           4,976
           Nonresidential and land                        2,513           2,523
           Construction                                   2,980           3,536
                                                    -----------     -----------

                                                         48,122          50,622
                                                    -----------     -----------

        Non-mortgage loans
           Consumer loans
              Secured personal                              725             862
              Unsecured personal                             39              10
              Auto                                           34              53
              Home improvement                               35              37
              Equity line                                 1,023           1,050
              Other                                          59              87
           Commercial
              Unsecured                                      26              35
              Secured                                        43             128
                                                    -----------     -----------

                                                          1,984           2,262
                                                    -----------     -----------

                  Total loans                            50,106          52,884
                                                    -----------     -----------

        Less
           Deferred loan fees                                71              93
           Undisbursed loans in process                   1,617           1,592
           Allowance for credit losses                      207             217
                                                    -----------     -----------

                                                          1,895           1,902
                                                    -----------     -----------

                  Loans receivable, net           $      48,211   $      50,982
                                                    ===========     ===========

Real estate loans pledged as collateral for Federal Home Loan Bank of Atlanta advances totaled $7,000,000 and $4,700,000 as of June 30, 1998 and 1997,
respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 3 - Loans receivable (continued)

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 of each year are summarized as follows in thousands:

                                                                                    1998           1997            1996
                                                                                 -------------  -------------   -------------

        Federal Home Loan Mortgage Corporation (FHLMC)                           $         321  $         379   $         459
        Virginia Housing Development Authority (VHDA)                                      614            583             729
                                                                                   -----------    -----------     -----------

                                                                                 $         935  $         962   $       1,188
                                                                                   ===========    ===========     ===========

Custodial escrow balances at June 30 of each year maintained in connection with the foregoing loans serviced are summarized as follows in thousands:

                                                                                                   1998            1997
                                                                                                -------------   -------------

        FHLMC                                                                                   $           6   $           5
        VHDA                                                                                                6               4
                                                                                                  -----------     -----------

                                                                                                $          12   $           9
                                                                                                  ===========     ===========

Activity in the allowance for credit losses for the years ended June 30, 1998, 1997 and 1996 is summarized as follows in thousands:

                                                                                     1998           1997           1996
                                                                                 -------------  -------------   -------------

        Balance at beginning of year                                             $        217   $         194   $         194
        Provision charged to operations                                                    33              23           -
        Charge-offs                                                                (       43)          -               -
                                                                                   -----------    -----------     -----------

                  Balance at end of year                                         $        207   $         217   $         194
                                                                                   ==========     ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 3 - Loans receivable (continued)

The following table sets forth the maturity of the loan portfolio at June 30, 1998 in thousands. The table does not include prepayments or scheduled principal repayments.

                                          Residential
                                  --------------------------
                                    One to Four     Multi-       Nonresidential                     Consumer
                                     Family         Family        and Land         Construction    and Other         Total
                                     ------         ------        --------         ------------    ---------      -----------
Amounts due
   Within 3 months                $       -      $     -      $           -      $          478  $        419   $         897
   3 months to 1 year                        10        -                     10           1,735            55           1,810
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due within 1 year            10        -                     10           2,213           474           2,707
                                    -----------    ---------    ---------------    ------------    ----------     -----------

   After 1 year
      1 to 3 years                           57        -                     24             767           155           1,003
      3 to 5 years                          492        -                    306           -               119             917
      5 to 10 years                       2,768          948                578           -               151           4,445
      10 to 20 years                      9,429        2,444              1,595           -             1,085          14,553
      Over 20 years                      25,840          641              -               -             -              26,481
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due after 1 year         38,586        4,033              2,503             767         1,510          47,399
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due               $      38,596  $     4,033  $           2,513  $        2,980  $      1,984          50,106
                                    ===========    =========    ===============    ============    ==========     -----------

Less
   Allowance for loan loss                                                                                                207
   Loans in process                                                                                                     1,617
   Deferred loan fees                                                                                                      71
                                                                                                                  -----------

                                                                                                                        1,895

          Loans receivable, net                                                                                 $      48,211
                                                                                                                  ===========

The following table sets forth the dollar amount (in thousands) of all loans due after June 30, 1999, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                                                                  Floating or
                                                                                    Fixed         Adjustable
                                                                                    Rates          Rates            Total
                                                                                    -----         -----------   -------------

      One to four family                                                         $       9,836  $      28,750   $      38,586
      Multifamily                                                                        2,197          1,836           4,033
      Nonresidential and land                                                            1,618            885           2,503
      Construction                                                                         767          -                 767
      Consumer and other                                                                   486          1,024           1,510
                                                                                   -----------    -----------     -----------

                                                                                 $      14,904  $      32,495   $      47,399
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 4 - Foreclosed real estate

Foreclosed real estate acquired in settlement of loans, at the lower of cost or fair value, totaled $-0- at June 30, 1998 and June 30, 1997, respectively.

The net loss on foreclosed real estate at June 30 of each year consisted of the following in thousands:

                                                                                    1998           1997            1996
                                                                                 -------------  -------------   -----------

        Net loss on sale of foreclosed real estate                               $          43  $       -       $       -
                                                                                   ===========    ===========     =========


Note 5 - Property, equipment and depreciation

Property and equipment at June 30 of each year were as follows in thousands:

                                                                                                     1998           1997
                                                                                                -------------   -------------

        Land                                                                                    $         575   $         575
        Office buildings and improvements                                                               1,788           1,783
        Furniture, fixtures and equipment                                                               1,017             935
                                                                                                  -----------     -----------

                                                                                                        3,380           3,293

        Less accumulated depreciation                                                                   1,718           1,627
                                                                                                  -----------     -----------

                     Property and equipment, net                                                $       1,662   $       1,666
                                                                                                  ===========     ===========

Accumulated depreciation at June 30 of each year was as follows in thousands:

                                                                                                    1998            1997
                                                                                                -------------   -------------

        Office buildings and improvements                                                       $         899   $         862
        Furniture, fixtures and equipment                                                                 819             765
                                                                                                  -----------     -----------

                                                                                                $       1,718   $       1,627
                                                                                                  ===========     ===========

Depreciation expense for the years ended June 30, 1998, 1997 and 1996 was as follows in thousands:

                                                                                     1998           1997            1996
                                                                                 -------------  -------------   -------------

         Office buildings and improvements                                       $          37  $          37   $          37
         Furniture, fixtures and equipment                                                  55             50              64
                                                                                   -----------    -----------     -----------

                                                                                 $          92  $          87   $         101
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 6 - Accrued interest receivable

Accrued interest receivable at June 30 of each year was as follows in thousands:

                                                                                                    1998           1997
                                                                                                -------------   -------------

         Accrued interest on loans                                                              $         286   $         316
         Accrued interest on investments                                                                  279             121
                                                                                                  -----------     -----------

                                                                                                $         565   $         437
                                                                                                  ===========     ===========


Note 7 - Deposits

Savings deposits at June 30 of each year, summarized by interest rate, were as follows in thousands:

                                                                                  1998                           1997
                                                                 -------------------------------------------------------------
                                                                      Amount       Percent          Amount        Percent
                                                                      ------       -------          ------        -------
    Negotiable order of withdrawal deposits
       Non-interest bearing                                      $          953        1.40%    $         739         1.28%
       1.74%                                                              4,768        6.98             -             0.00
       2.15%                                                              -            0.00             4,118         7.11
       2.96%                                                              3,168        4.64             3,477         6.00
                                                                    -----------    --------       -----------     --------

                                                                          8,889       13.02             8,334        14.39
                                                                    -----------    --------       -----------     --------

    Passbooks and statement deposits, 3.00% for each year                 7,481       10.95             7,371        12.72
                                                                    -----------    --------       -----------     --------

    Certificates of deposit and other term deposits
       3.00% to 4.00%                                                       240         .35               109          .19
       4.01% to 5.00%                                                     3,082        4.51            14,116        24.37
       5.01% to 6.00%                                                    48,393       70.87            21,430        36.98
       6.01% to 7.00%                                                       200         .29             6,570        11.34
       7.01% to 8.00%                                                         3         .01                 3          .01
                                                                    -----------    --------       -----------     --------

              Total term deposits                                        51,918       76.03            42,228        72.89
                                                                    -----------    --------       -----------     --------

              Total deposits                                     $       68,288      100.00%    $      57,933       100.00%
                                                                    ===========    ==========     ===========     ==========


The aggregate amounts of certificates of deposit with a denomination of $100,000 or more were $5,818,000, $5,121,000, and $3,970,000 at June 30, 1998, 1997 and
1996, respectively.

Certain deposit accounts were pledged as collateral for $207,000, $171,000, and $152,000 of consumer loans at June 30, 1998, 1997 and 1996, respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 7 - Deposits (continued)

Maturities of certificates of deposit are scheduled for each fiscal year indicated as follows in thousands:

                                                     1999            2000           2001          After 2002      Total
                                                  -------------  --------------  -------------  -------------   -------------

        3.00% to 4.00%                            $         239  $            1  $       -      $       -       $         240
        4.01% to 5.00%                                    3,081               1          -              -               3,082
        5.01% to 6.00%                                   40,337           7,731            280             45          48,393
        6.01% to 7.00%                                    -                 200          -              -                 200
        7.01% to 8.00%                                        3           -              -              -                   3
                                                    -----------     -----------    -----------    -----------     -----------

                                                  $      43,660  $        7,933  $         280  $          45   $      51,918
                                                    ===========     ===========    ===========    ===========     ===========

Interest expense on deposits for the years ended June 30, 1998, 1997 and 1996 is summarized as follows in thousands:

                                                                                    1998           1997            1996
                                                                                 -------------  -------------   -------------

        Money market                                                             $          93  $         110   $         111
        Passbook savings                                                                   224            219             213
        NOW                                                                                 92            102             110
        Club accounts                                                                        1              1               1
        Certificates of deposit                                                          2,558          2,099           2,135
                                                                                   -----------    -----------     -----------

                                                                                 $       2,968  $       2,531   $       2,570
                                                                                   ===========    ===========     ===========


Note 8 - Borrowed funds

The following table sets forth certain information regarding advances at the dates or for the periods indicated in thousands:

                                                                                                   1998            1997
                                                                                                -------------   -------------
         FHLB-Atlanta advances
            Balance outstanding at end of year                                                  $       7,000   $       3,500
            Average balance outstanding                                                                 4,400           3,000
            Maximum amount outstanding at any month-end during the year                                 7,000           3,500

            Weighted-average interest rate during the year                                               5.87%           5.67%
            Weighted-average interest rate at end of year                                                5.63%           6.12%


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 8 - Borrowed funds (continued)

The following table sets forth the repayment schedule at June 30, 1998, which includes interest rates and amounts due by year, in thousands:

                Year Due             Interest Rate                 Amount

                  1998                    5.98%                $       1,000
                  2002                    5.68%                        2,000
                  2003                    5.52%                        2,000
                  2008                    5.51%                        2,000
                                                                 -----------

                                                               $       7,000
                                                               =============

Residential loans aggregating  $7,000,000 and $3,500,000 were pledged as of June
30,  1998  and  1997,   respectively,   as  collateral  for  the  advances  from
FHLB-Atlanta under a blanket floating lien agreement.


Note 9 - SAIF premium assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (Act), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% of insured deposits as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company paid a special assessment of $355,000 on November 27, 1996 to capitalize the SAIF. The FDIC has lowered the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level. The Bank's premium for deposit insurance for 1998 is currently .0625% of assessable deposits and was .0657% in 1997.


Note 10 - Income taxes

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 10 - Income taxes (continued)

The consolidated provision for income taxes for the years ended June 30, 1998, 1997 and 1996, consisted of the following elements in thousands:

                                                                                    1998           1997           1996
                                                                                 -------------  -------------   -------------
         Tax paid or payable currently
            Federal                                                              $        304   $        250    $        183
            State                                                                          33             41              14
         Income tax deferred, net                                                  (       19)   (        85)    (         6)
                                                                                   -----------    -----------     -----------

                   Total provision for income taxes                              $        318   $        206    $        191
                                                                                   ==========     ==========      ==========

The provision for income taxes differed from that computed at the statutory corporate rate for the years ended June 30, 1998, 1997 and 1996 as follows:

                                                                                         1998          1997         1996
                                                                                       -----------   -----------  -----------

        Tax at statutory rate                                                                34.0%         34.0%        34.0%
        Increases in taxes resulting from
           State income tax, net of federal tax benefit                                       2.8           2.0          1.9
           Other                                                                              1.5      (    4.2)         -
           Permanent non-deductible expenses                                                  2.5           2.2          2.6
                                                                                       ----------    ----------   ----------

                  Total provision for income taxes                                           40.8%         34.0%        38.5%
                                                                                       ==========    ==========   ==========

The significant components of the net deferred tax asset (liability) at June 30 of each year were as follows in thousands:

                                                                                                       Liability Method
                                                                                                -----------------------------
                                                                                                   1998            1997
                                                                                                -------------   -------------
        Components of the deferred tax asset
           Loan fees                                                                            $           9   $          16
           Pension expense                                                                                 76              66
           Stock bonus plan                                                                                21              20
           Accelerated depreciation                                                                        12               4
                                                                                                  -----------     -----------

                                                                                                          118             106
        Valuation allowance                                                                             -               -
                                                                                                  -----------     -----------

                  Total deferred tax asset                                                                118             106
                                                                                                  -----------     -----------

        Components of the deferred tax liability
           Bad debts                                                                                        8              27
           Unrealized gains on securities, available for sale                                              35              15
                                                                                                  -----------     -----------

                  Total deferred tax liability                                                             43              42
                                                                                                  -----------     -----------

                  Net deferred tax asset                                                        $          75   $          64
                                                                                                  ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 10 - Income taxes (continued)

The Company's consolidated income tax returns for years not barred by the statute of limitations are subject to review by tax authorities.


Note 11 - Retirement plans and employee benefit programs

The Company has a multi-employer defined benefit pension plan with The Financial Institution's Retirement Fund. Pension expense is the amount of the required contribution, and a liability is recognized for such contributions which are unpaid at the end of the fiscal year.

Pension expense for the three years ended June 30, 1998 was as follows in thousands:

                                   1998          1997            1996
                               -------------  -------------   -------------

        Pension expense        $       -      $          49   $          92
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

Supplemental executive retirement plan

The Company has deferred compensation agreements with two principal officers which provide for retirement benefits supplementary to those of the pension plan. As of June 30, 1998 and 1997, cumulative accruals under the contracts totaled $201,000 and $175,000, respectively, and constituted general obligations of the Company.

Employee stock ownership plan

At the time of the stock conversion, the Bank established an Employee Stock Ownership Plan covering all full-time employees over the age of 21, with at least 1,000 hours of service within a plan year. The ESOP borrowed funds from the Company to purchase a total of 45,647 shares of the Company's common stock, the loan being collateralized by the common stock. Contributions by the Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Company's lien proportional to the loan repayments. Annually on June 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released 18,262 shares of the common stock as of June 30, 1998. The Company recognized $12,000 and $7,800 as accrued compensation costs in 1998 and 1997, respectively. The fair value of unearned ESOP shares totaled $558,000 and $511,000 at June 30, 1998 and 1997, respectively. There were no commitments to repurchase ESOP shares.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 11 - Retirement plans and employee benefit programs (continued)

Recognition and retention plan

The stockholders approved the establishment of a Management Stock Bonus Plan and Trust (MSBP) on October 25, 1995. The plan states that the Trust shall not purchase more than 4% of the aggregate shares of common stock issued by the Company in the mutual-to-stock conversion of the Bank (22,823 shares). During 1996, the Bank purchased 22,812 shares of the Company's common stock at an average price of $17.02 per share to be awarded to directors, officers and employees in accordance with the provision of the Recognition and Retention Plan. The costs of the shares awarded under the plan are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the plan. For the years ended June 30, 1998 and 1997, the amounts included in compensation expense were $63,000 and $54,000, respectively. The status of the shares in this plan at June 30, 1998 is shown as follows:

                                                                                                   Unawarded       Awarded
                                                                                                   Shares          Shares
                                                                                                 -----------      ----------

        Balance at June 30, 1996                                                                       4,328          18,484
           Granted                                                                                     -               -
           Vested                                                                                      -          (    2,640)
           Forfeiture                                                                                  -               -
                                                                                                  ----------      ----------

        Balance at June 30, 1997                                                                       4,328          15,844
           Granted                                                                                      -              -
           Vested                                                                                       -         (    2,635)
           Forfeiture                                                                                   -              -
                                                                                                  -----------     ----------

        Balance at June 30, 1998                                                                       4,328          13,209
                                                                                                  ===========     ==========

Stock option plans

The stockholders also approved the establishment of a stock option plan on October 5, 1995 for directors, officers and employees. The exercise price under both plans is $17 per share, the fair market price on the date of the grant. One is a non-incentive stock option plan, and the other is an incentive stock option plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. On March 18, 1998, the Board of Directors approved the establishment of a stock option plan for directors. The exercise price is $21 per share, the fair market price on the date of grant. Rights to exercise options are 100% vested as of June 30, 1998.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 11 - Retirement plans and employee benefit programs (continued)

A summary of the stock option activity is as follows:

                                                                             Available         Options          Vested and
                                                                             for Grant         Outstanding      Exercisable
                                                                             ---------         -----------      -----------

        Balance at June 30, 1996                                                   13,132           43,927              -
           Granted                                                                  -                -                  -
           Vested                                                                   -         (      8,785)             8,785
           Exercised                                                                -                -                  -
           Forfeiture                                                               -                -                  -
                                                                            -------------     ------------      -------------

        Balance at June 30, 1997                                                   13,132           35,142              8,785
           Granted                                                                   -              10,122             10,122
           Vested                                                                    -        (      8,777)             8,777
           Exercised                                                                 -               -                  -
           Forfeiture                                                                -               -                  -
                                                                            --------------    ------------      -------------

        Balance at June 30, 1998                                                    13,132          36,487             27,684
                                                                            ==============    ============      =============

The Company applies APB Opinion 25 in accounting for employee stock option plans. Accordingly, no compensation cost has been recognized in 1998 and 1997.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.85%; dividend yields of 1.76%; volatility factor of 27.5%; and a weighted-average expected life of the option of 6.45 years.

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

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                           1998          1997        1996
                                       -----------   -----------  ------------

        Pro forma net income           $       446   $       413  $       303
        Pro forma earnings per share
           Basic                       $       .93   $       .86  $       .59
           Diluted                     $       .88   $       .86  $       .59

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 12 - Financial instruments with off-balance-sheet risk

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

The Company's commitments to finance real estate acquisitions and construction were $4,050,000 at June 30, 1998, $2,994,000 at June 30, 1997, and $3,929,000 at
June 30, 1996. As of June 30, 1998, the Company had contracted to sell $2,371,000 of the loans to be financed. No loss is anticipated. At June 30, 1998, outstanding letters of credit totaled $391,000, and unfunded lines of credit totaled $1,155,000. There were no loans sold with recourse in 1998 and 1997.


Note 13 - Restricted retained earnings

The Bank is required by federal insurance regulations to maintain certain reserves for the sole purpose of absorbing losses. A federal insurance reserve was established for this purpose by an appropriation of retained earnings. In 1980, the requirement for a separate federal insurance reserve account was eliminated. However, amounts previously credited to this separate reserve account are designated "restricted retained earnings" and shall be used only for absorption of losses. The amount so designated totaled $1,777,000, $1,767,000 and $1,790,000 at June 30, 1998, 1997 and 1996, respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 13 - Restricted retained earnings (continued)

In accordance with the regulations concerning conversion from a mutual to a stock organization, the Bank was required to establish a liquidation account equal to its net worth as of the latest statement of financial condition contained in the final prospectus. Such liquidation account is to be maintained as of the eligibility record date (March 31, 1993) or supplemental eligibility record date (June 30, 1994) for the benefit of depositors who continue to maintain their deposits in the Bank after the conversion in the event of a complete liquidation of the Bank. If, however, on any annual closing date (June
30) of the Bank, the amount in any deposit account is less than the amount in such deposit account on March 30, 1993 or June 30, 1994, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At June 30, 1998, the liquidation account, unadjusted for customer withdrawals, totaled $4,166,000, and minimum regulatory capital was $3,003,000.

See Note 16 for Bank regulatory capital requirements.


Note 14 - Earnings per share

The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                                                                           Year Ended June 30
                                                                          --------------------------------------------------
                                                                               1998             1997              1996
                                                                          ----------------  ---------------  ---------------
           Numerator:
      (a)  Net income available to shareholders                           $           461   $          414   $           306
                                                                            =============     ============      ============


           Denominator:
           Weighted-average shares outstanding                                    509,008          522,884           550,826
           Less: ESOP weighted-average shares                               (      31,951)    (     36,518)     (     41,082)
                                                                            -------------     ------------      ------------

      (b)  Basic EPS weighted-average shares outstanding                          477,057          486,366           509,744

           Effect of dilutive securities:
           Incremental shares attributable to the Stock Option                      7,500            -                    93
              Plan and Management Stock Bonus Plan                                  2,255            -                 -
                                                                            -------------     ------------      --------

      (c)  Diluted EPS weighted-average shares outstanding                        486,812          486,366           509,837
                                                                            =============     ============      ============


           Basic earnings per share (a/b)                                 $           .97   $          .85   $           .60
                                                                            =============     ============      ============

           Diluted earnings per share (a/c)                               $           .95   $          .85   $           .60
                                                                            =============     ============      ============

Earnings per share amounts for 1997 and 1996 have been restated to comply with the provisions of SFAS 128.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 15 - Significant group concentrations of credit risk

The Company grants residential, commercial, and consumer loans to customers mainly in the southwest region of Virginia. The Company has a loan portfolio consisting principally of residential mortgage loans and is not dependent upon any particular economic sector, although the portfolio as a whole may be affected by general economic factors of the southwest Virginia region.

At June 30, 1998, the Company had commercial bank deposits of $733,000 in excess of the Federal Deposit Insurance Corporation insurance limit.


Note 16 - Bank regulatory matters

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

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Bank's capital meets and exceeds all three capital requirements as follows as of June 30, 1998 and 1997, in thousands. Tangible and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets:

                                                                                        1998
                                                      -----------------------------------------------------------------------
                                                               Tangible                 Core                  Risk-based
                                                               Capital                  Capital                 Capital
                                                      ----------------------   ----------------------  ----------------------

        Regulatory capital computed                   $     7,683       9.1%   $     7,683       9.1%  $     7,890      20.8%
        Minimum capital requirement                         1,271       1.5          2,542       3.0         3,042       8.0
                                                         --------   -------      ---------    ------     ---------    ------

                  Regulatory capital excess           $     6,412       7.6%   $     5,141       6.1%  $     4,848      12.8%
                                                         ========   =======      =========  ========     =========  ========

                                                                                        1997
                                                      ----------------------------------------------------------------------
                                                                Tangible                Core                  Risk-based
                                                                Capital               Capital                   Capital
                                                      ---------------------    ---------------------   ---------------------

        Regulatory capital computed                   $     7,905      11.1%   $     7,905      11.1%  $     8,123      21.6%
        Minimum capital requirement                         1,068       1.5          2,137       3.0         3,003       8.0
                                                         --------   -------      ---------  --------     ---------  --------

                  Regulatory capital excess           $     6,837       9.6%   $     5,768       8.1%  $     5,120      13.6%
                                                         ========   =======      =========  ========     =========  ========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 17 - Related-party transactions

The Company has made loans in the ordinary course of business to various officers and directors. These loans are generally collateralized by the individuals' personal residences or by savings accounts in the Company. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any officer or director for the years ended June 30, 1998, 1997 and 1996 are summarized as follows in thousands:

                                                                                    1998            1997           1996
                                                                                 -------------  -------------   --------------

        Beginning balance                                                        $        286   $         49    $         56
        Additions                                                                       -                285           -
        Repayments                                                                (        89)    (       48)    (         7)
                                                                                   -----------    -----------     -----------

                  Ending balance                                                 $        197   $        286    $         49
                                                                                   ==========     ==========      ==========

Fees for foreclosures, titles and deeds of trust, paid to a law firm, of which a director is a principal, aggregated $2,575, $6,625, and $18,000 for the years ended June 30, 1998, 1997 and 1996, respectively. Insurance commissions received by a director from business with or for the Company aggregated $4,000, $3,000 and $3,000 for the years ended June 30, 1998, 1997 and 1996.


Note 18 - Commitments and contingencies

Rental expenses paid under operating leases for a loan office at June 30 of each year was as follows:

                                                                                    1998           1997            1996
                                                                                 -------------  -------------   -------------

        Rental expense                                                           $      25,000  $      24,000   $      24,000
                                                                                   ===========    ===========     ===========

The Company entered into a three-year lease agreement for office space. The lease terminates April 30, 2001.

The current minimum annual rental commitments under the noncancelable operating lease in effect at June 30, 1998 are as follows:

                Year Ending                                       Amount
                -----------                                   ---------------

                    1999                                      $        41,000
                    2000                                               42,000
                    2001                                               36,000
                                                                -------------

                                                              $       119,000
                                                              ===============

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 19 - Disclosures about fair value of financial instruments

The estimated fair values of the Company's financial instruments as of June 30 of each year are as follows in thousands:

                                                                             1998                           1997
                                                               -----------------------------    ------------------------------
                                                                 Carrying         Fair            Carrying         Fair
                                                                   Amount         Value             Amount         Value
                                                                   ------         -----             ------         -----
        Financial assets
           Cash and cash equivalents                           $       3,193   $       3,193    $       1,276   $       1,276
           Interest-bearing deposits                                   5,897           5,897            5,304           5,304
           Investment securities                                      11,641          11,709            6,711           6,712
           Mortgage-backed securities                                 11,151          11,186            3,318           3,371
           Loans receivable, net                                      48,211          59,620           50,982          54,579

        Financial liabilities
           Deposits                                                   68,288          68,391           57,933          57,929
           Advances from Federal Home Loan Bank                        7,000           6,913            3,500           3,500

        Unrecognized financial instruments
           Commitments to purchase securities                          -               -                -               -
           Standby letters of credit issued                              391             391              245             245


Note 20 - Other noninterest expense

Other noninterest expense for the years ended June 30, 1998, 1997 and 1996 is shown as follows in thousands:

                                                                                     1998           1997           1996
                                                                                 -------------  -------------   -------------
        Other noninterest expense
           Contributions                                                         $           7  $           5   $           5
           Dues and subscriptions                                                           14             12              14
           Insurance                                                                        31             32              38
           Office supplies, telephone and postage                                          113            101             101
           Other expenses                                                                   41             46              24
           Professional fees                                                               100             91             128
           Supervisory fees and assessments                                                 30             31              33
                                                                                   -----------    -----------     -----------

                                                                                 $         336  $         318   $         343
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 21 - Condensed parent company information

The following shows the Parent Company's condensed financial information (in thousands) as of and for years of operation ended June 30, 1998 and 1997:


                                 Balance Sheets

                                                                      1998           1997
                                                                 -------------   -------------
        Assets
           Cash and cash equivalents                             $         102   $          76
           Investment in Bank subsidiary                                 7,194           7,268
           Loan to Bank ESOP                                               274             319
           Loan to Bank subsidiary                                         575             850
           Other assets                                                    197              96
                                                                   -----------     -----------

                  Total assets                                   $       8,342   $       8,609
                                                                   ===========     ===========


        Liabilities and stockholders' equity
           Liabilities                                           $          15   $           7
           Stockholders' equity                                          8,327           8,602
                                                                   -----------     -----------

                  Total liabilities and stockholders' equity     $       8,342   $       8,609
                                                                   ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 21 - Condensed parent company information (continued)


                            Statements of Operations

                                                                                                    1998            1997
                                                                                                -------------   ------------
        Income
           Interest from
              Bank's ESOP loan                                                                  $         27    $         30
              Loan to Bank subsidiary                                                                     36              55
              Dividends from Bank subsidiary                                                             503           -
                                                                                                  ----------      ----------

                  Total income                                                                           566              85
                                                                                                  ----------      ----------

        Expense
           Directors' compensation                                                                        25              25
           Professional fees                                                                              84              49
           Stationery and supplies                                                                         1               3
           Other                                                                                          21              18
                                                                                                  ----------      ----------

                  Total expense                                                                          131              95
                                                                                                  ----------      ----------

                  Net income (loss) before income taxes and equity in
                     undistributed net income of Bank subsidiary                                         435      (       10)

        Income tax expense (credit)                                                               (       26)     (        5)
                                                                                                  -----------     ----------

                                                                                                         461      (        5)

        Equity in undistributed net income of Bank subsidiary                                          -                 419
                                                                                                  ----------      ----------

                  Net income                                                                    $        461    $        414
                                                                                                  ==========      ==========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 21 - Condensed parent company information (continued)


                            Statements of Cash Flows

                                                                                                    1998            1997
                                                                                                -------------   ------------
        Cash flows from operating activities
           Net income                                                                           $        461    $        414
           Adjustments
              Equity in undistributed net income of Bank subsidiary                               (      503)    (       419)
              (Increase) decrease in other assets                                                 (       56)              4
              Increase (decrease) in other liabilities                                                     8     (        24)
                                                                                                  ----------      -----------

                  Net cash used in operating activities                                           (       90)    (        25)
                                                                                                  -----------     -----------

        Cash flows from investing activities
           Dividends received from Bank subsidiary                                                       725           -
           Principal repayments from Bank subsidiary                                                   1,257             666
           Loans to Bank subsidiary                                                               (      950)          -
                                                                                                  ----------      ----------

                  Net cash provided by investing activities                                            1,032             666
                                                                                                  ----------      ----------

        Cash flows from financing activities
           Dividends paid                                                                         (      622)    (       146)
           Purchase of stock                                                                      (      294)    (       495)
                                                                                                  -----------     -----------

                   Net cash used in financing activities                                          (      916)    (       641)
                                                                                                  -----------     ----------

                  Increase in cash and cash equivalents                                                   26           -

        Cash and cash equivalents at beginning of year                                                    76              76
                                                                                                  ----------      ----------

        Cash and cash equivalents at end of year                                                $        102    $         76
                                                                                                  ==========      ==========


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1998, 1997 and 1996


Note 22 - Selected quarterly financial data (unaudited)

Condensed consolidated financial data for the years ended June 30, 1998 and 1997 is shown as follows in thousands, except per-share data:


                                                                                                                  1998
                                                                    First          Second         Third           Fourth
                                                                    Quarter        Quarter        Quarter         Quarter
                                                                    -------        -------        -------         -------

Total interest income                                            $       1,393   $      1,424   $      1,520    $      1,471
Total interest expense                                                     718            789            850             869
                                                                    ----------     ----------     ----------      ----------

          Net interest income                                              675            635            670             602
Provision for credit losses                                                 24              3              3               3
                                                                    ----------     ----------     ----------      ----------

          Net interest income after provision for credit losses            651            632            667             599
Other noninterest income                                                    86             84            121             137
Noninterest expense                                                 (      550)    (      531)    (      547)     (      570)
                                                                    ----------     ----------     ----------      ----------

          Income before income tax expense                                 187            185            241             166
Income tax expense                                                          71             70             88              89
                                                                    ----------     ----------     ----------      ----------

           Net income                                            $         116   $        115   $        153    $         77
                                                                    ==========     ==========     ==========      ==========

Basic earnings per share                                         $         .24   $        .24   $        .32    $        .17
Diluted earnings per share                                                 .24            .24            .31             .16
Cash dividends per share                                                  1.15           -               .15            -

                                                                                                                  1997
                                                                    First          Second         Third           Fourth
                                                                    Quarter        Quarter        Quarter         Quarter

Total interest income                                            $       1,255   $      1,346   $      1,341    $      1,368
Total interest expense                                                     644            684            664             681
                                                                    ----------     ----------     ----------      ----------

          Net interest income                                              611            662            677             687
Provision for credit losses                                              -              -              -                  23
                                                                    ----------     ----------     ----------      ----------

          Net interest income after provision for credit losses            611            662            677             664
Other noninterest income                                                    87            130             76             105
Noninterest expense                                                 (      892)    (      538)    (      529)     (      433)
                                                                    ----------     ----------     ----------      ----------

          Income before income tax expense                          (      194)           254            224             336
Income tax expense                                                       -                 30             82              94
                                                                    ----------     ----------     ----------      ----------

           Net income                                            $  (      194)  $        224   $        142    $        242
                                                                    ==========     ==========     ==========      ==========

Basic earnings per share                                         $  (      .40)  $        .46   $        .29    $        .50
Diluted earnings per share                                          (      .40)           .46            .29             .50
Cash dividends per share                                                   .15           -               .15           -


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

                             ------------------------------------------

                             Board of Directors of SWVA Bancshares, Inc.

                                            John L. Hart
                                        Chairman of the Board
                                           Attorney-at-Law

F. Courtney Hoge                              James C. Brock                   Michael M. Kessler
Vice Chairman of the Board              President, Rusco Window Co.            President, Kessler Associates, LTD,
Insurance Sales Representative                                                 a photo processor
New York Life Insurance Co.

B.L. Rakes                                    Barbara C. Weddle                         Glen C. Combs
Executive Officer                             Executive Officer                         Vice President, Acosta Sales,
                                                                                        a food brokerage company


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

                          Transfer Agent and Registrar:
                          Registrar & Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07106
                                 (908) 272-8511

                  -------------------------------------------

SWVA Bancshares, Inc.'s Annual Report for the year ended June 30, 1998 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Barbara C. Weddle, Senior Vice President and Secretary at the Company's Corporate Office in Roanoke, Virginia. The Annual Meeting of Stockholders will be held on October 14, 1998 at 10:30 a.m. at the Holiday Inn-Tanglewood, 4468 Starkey Road, Roanoke, Virginia.