Form 10KSB, Exhibit 13
period 1999-06-30
SWVA BANCSHARES INC
filed 1999-09-27
CIK 925656

EXHIBIT 13 Annual Report to Stockholders for the fiscal year ended June 30, 1999

                              SWVA BANCSHARES, INC.
                               1999 ANNUAL REPORT


--------------------------------------------------------------------------------

TABLE OF CONTENTS

--------------------------------------------------------------------------------


Corporate Profile and Related Information....................................  1


Stock Market Information.....................................................  1


Selected Financial and Other Data............................................  3


President's Message..........................................................  4


Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............................  7


Report of Independent Auditors............................................... 16


Consolidated Financial Statements............................................ 17


Notes to Consolidated Financial Statements................................... 23


Office Locations............................................................. 50


Directors and Executive Officers............................................. 50


Other Corporate Information.................................................. 50

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

         The Savings Bank is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one- to four-family residences in the Savings Bank's market area. The Savings Bank also makes nonresidential and multi-family real estate loans, construction loans, consumer loans, commercial loans and other loans.


Stock Market Information

         Since its issuance in October 1994, the Company's common stock has been traded over-the-counter with trades reported in the National Quotation Bureau "pink sheets" under the trading symbol of "SWVB". The following table reflects high and low bid information as furnished by Wheat First Union, Roanoke, Virginia. This information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual trades.

                                                   HIGH              LOW
                                                   ----              ---
      July 1 - September 30, 1997                 21.000            16.000
      October 1 - December 31, 1997               21.000            19.000
      January 1 - March 31, 1998                  21.030            19.750
      April 1 - June 30, 1998                     21.000            20.250
      July 1 - September 30, 1998                 20.380            15.500
      October 1 - December 31, 1998               17.250            10.000
      January 1 - March 31, 1999                  16.030            13.500
      April 1 - June 30, 1999                     15.500            13.000

         The number of shareholders of record of common stock as of August 15, 1999 was approximately 223. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At August 15, 1999, there were 423,612 shares outstanding.

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


                           Dividends Declared and Paid

                     Amount Per
Date Declared        Common Share     Record Date            Date Payable
-------------        ------------     -----------            ------------
February 1, 1995        $0.15         March 1, 1995          March 31, 1995
July 28, 1995           $0.15         August 31, 1995        September 30, 1995
February 21, 1996       $0.15         March 11, 1996         March 31, 1996
August 21, 1996         $0.15         September 9, 1996      September 30, 1996
February 19, 1997       $0.15         March 14, 1997         March 31, 1997
August 20, 1997         $0.15         September 15, 1997     September 30, 1997
September 3, 1997       $1.00         September 15, 1997     September 30, 1997
February 18, 1998       $0.15         March 20, 1998         March 31, 1998
August 19, 1998         $0.20         September 15, 1998     September 30, 1998
February 25, 1999       $0.20         March 15, 1999         March 31, 1999
August 18, 1999         $0.20         September 15, 1999     September 30, 1999

                        SELECTED FINANCIAL AND OTHER DATA

--------------------------------------------------------------------------------
Financial Condition (Dollars in Thousands)
At June 30,                                              1999             1998            1997             1996             1995

------------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

Total assets                                             $ 81,714         $ 84,387         $70,753         $ 66,987         $ 66,265
Loans receivable, net                                      45,576           48,211          50,982           46,757           51,064
Mortgage-backed & investment securities                    23,817           22,886          10,074            7,939            7,048
Interest-bearing deposits                                   6,278            5,897           5,304            3,841            3,061
Cash and cash equivalents                                   2,454            3,193           1,276            5,262              830
Savings deposits                                           62,094           68,288          57,933           57,643           54,642
Borrowed funds                                             12,000            7,000           3,500               --            1,800
Equity capital/stockholders' equity                         6,791            8,327           8,602            8,675            9,313
------------------------------------------------------------------ ---------------- --------------- ---------------- ---------------


Summary of Operations (Dollars in Thousands)
Year Ended June 30,                                       1999             1998           1997             1996             1995

------------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

Interest income                                            $5,791           $5,808         $ 5,310           $4,906           $4,539
Interest expense                                            3,338            3,226           2,673            2,622            2,314
   Net interest income                                      2,453            2,582           2,637            2,284            2,225
Provision for credit losses                                    13               33              23               --                1
                                                            -----            -----          ------            -----            -----
  Net interest income after provision
for        credit losses                                    2,440            2,549           2,614            2,284            2,224
Noninterest income                                            575              428             398              455              315
                                                            -----            -----          ------            -----            -----
Noninterest expense                                         2,493            2,198           2,392            2,242            2,045
                                                            -----            -----           -----            -----            -----
Income before income taxes                                    522              779             620              497              494
Provision for income taxes                                    177              318             206              191              190
                                                            -----            -----          ------            -----            -----
     Net income                                          $    345         $    461        $    414         $    306         $    304
                                                          =======          =======         =======          =======          =======
------------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

Other Selected Data
Year Ended June 30,                                      1999             1998            1997             1996             1995

------------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

Return on average assets                                     0.42%            0.59%           0.60%            0.46%           0.47%
Return on average equity                                     4.41             5.41            4.87             3.50            3.77
Interest rate spread                                         2.65             3.10            3.55             3.17            3.37
Non-performing loans to total loans                          0.13             0.00            0.10             0.00            0.12
Non-performing loans to total assets                         0.07             0.00            0.08             0.00            0.09
Allowance for credit losses to total loans                   0.45             0.43            0.43             0.40            0.37
------------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

Per share data
Year Ended June 30,                                      1999             1998            1997             1996             1995

------------------------------------------------- ---------------- ---------------- --------------- ---------------- ---------------

Basic earnings per share                                    $ .78            $ .97           $ .85            $ .60             .57
Diluted earnings per share                                    .78              .95             .85              .60             .57
Stockholders' equity                                        14.89            16.76           16.83            15.97           16.32
Dividends                                                     .40             1.30             .30              .30             .15
Dividend payout ratio                                          51%             134%             35%              50%             26%
Average equity to average assets ratio                       9.43            10.98           12.26            13.08           12.38


                               President's Message


Dear Shareholder:

         We are pleased to provide this Annual Report for 1999. This year was marked by change . . . change in the management team and the beginning of change in our corporate culture.

         Our first change in management occurred on March 1st with the transition of Mr. John L. Hart to Chairman Emeritus, elevation of Mr. B. L. Rakes to Chairman and CEO, and the promotion of D. W. Shilling to President. In April we were saddened by the death of Mr. Hart. Mr. Hart served your Bank faithfully for nearly 40 years and is missed tremendously by all within the Bank, his legal community and his family. In June, Mr. Rakes announced his retirement and Mr. Shilling was elected Chief Executive Officer. Mr. Rakes will remain as Chairman and will serve the Company as consultant for one year. Mr. Rakes joined our Bank in 1959 and led us skillfully and diligently. Guiding us through the difficult eighties when many thrifts did not survive, and directing our conversion to a savings bank in the early nineties, stand as a couple of his outstanding accomplishments.

         Our change in culture has its beginnings in fiscal 1999, however, this change will be more pronounced in Year 2000. The pace of change will quicken throughout the year, gathering momentum as we go. This culture change is a change in how we do business. Meeting the mortgage needs of our community will continue to be our foundation, however, to compete effectively then we must alter our role as a traditional thrift and become more mainstream as a financial provider.

         For over 70 years we have been primarily a mortgage lender and a procurer of savings, both of which result in satisfied customers but leave us with a narrow net interest margin and low financial returns. Our challenge is to transition the balance sheet from this dependence on residential real estate and time deposits to one balanced with commercial and consumer loans and lower cost deposits such as checking accounts. Our commercial lending unit is in place and actively seeking business. Our concentration is in the small business sector and commercial real estate, and we are pleased that the incoming business has been of good credit quality and competitively priced. Business lending will have expanded focus in fiscal 2000 with loan and deposit products that fit the financial needs of small business. As we seek new relationships our business ad slogan says it best . . . "A community bank banking community business".

         Change in culture must include change in our process of how we deliver the right product to the right person. Historically our deposit customers have been savers and a very loyal group to us over the years. Going forward we must recognize that our customers and potential customers are increasingly becoming investors and not savers, are more knowledgeable, and have fingertip 24 hour access to financial alternatives. How we meet their needs and demands with the right product, affordably priced, will be a determinant in our future growth and viability as a bank of choice. How can we best package our products, what new offerings can we extend, and how do we best deliver those products are all topical projects at the present time. We plan to have new business and retail products ready for our community soon. Part of our delivery needs have been met with installation of ATMs at our Oak Grove and Vinton offices. These were installed in June and early user feedback is all positive. ATMs at our other locations will be considered as demand and conditions allow. Also, introduced in early July is a new credit card product for both consumer and business, as well as an enhanced merchant card program that will allow website transactions for those merchants that sell over the Internet.

        Any discussion of the last fiscal year and the upcoming fiscal year is not complete without comment regarding our systems readiness for the New Millennium. As for Y2K, your Bank is ready. During the past year a significant amount of energy, time and resources have been extended as we tested, re-tested and tested again. Contingency plans are in place and we are confident as to our state of preparedness. We anticipate a smooth New Year transition, although there are no absolute guarantees that there won't be any temporary disruptions. We are available to help ensure an easy entry into the new century. In the meantime, we encourage you to contact any of our branches if you want to know more about our readiness and preparation.

         Our commitment to the excellent quality service that we strive to extend on your each and every visit or transaction will always be a priority. In fact, as we improve our products, expand our financial menu, and improve our delivery system, we are improving the quality of our service. We're very proud of our staff as their measure of service is outstanding. It is our people in the branches, in our mortgage department, in our support areas that must implement change and they are up to the challenge. If you are not a customer of our bank, then try us, I'm confident you'll like our responsive team.

         We   implement   change  to  provide   vehicles  for  both  growth  and
profitability, although our priority for the new fiscal year will be profitability. Through profitability we will be able to afford, and to fund, our future growth, and through profitability we will be able to provide enhanced shareholder value. A full discussion and analysis or our financial condition is included in your Annual Report.

         On behalf of our Board of Directors, management and staff we thank you for your past and continued support. You have a strongly capitalized community bank that has an exciting future as we share in the vast resources of the Roanoke Valley. Your investment in SWVA Bancshares, Inc. is an investment of value.

                                   Sincerely,



                                   /s/D.W. Shilling
                                   ---------------------------------------------
                                   D. W. Shilling
                                   President & CEO

                                  In Memoriam



                                    Picture






                                  John L. Hart
                               Board of Directors
                                  1960 - 1999
                              Sadly missed by all

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The business of the Savings Bank consists of receiving monetary deposits from the general public and reinvesting those funds typically in its primary market area in the form of mortgage loans secured by one- to four-family residences. To a lesser extent, the Savings Bank originates nonresidential real estate, multi-family, construction, commercial, and consumer loans. The Savings Bank also purchases U.S. government and federal agency securities, mortgage-backed and mortgage-related securities and invests in interest-bearing deposits with other insured financial institutions.

         Currently, the Savings Bank's primary market area consists of Roanoke County, the City of Roanoke, the City of Salem, and the County of Botetourt. The Savings Bank regards this area as its "basic" lending area, but loans are also made in the adjoining counties of Bedford and Franklin.

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

         The Savings Bank has been a traditional lender for one- to four-family residential loans since its founding in 1927. This past fiscal year, the Bank generated a total of $40.6 million in mortgage loans of which $28.4 million were sold in the secondary market and $12.2 million were retained in the Savings Bank's portfolio. These types of loans make up 68.94% of the Savings Bank's total loan portfolio. Financing homes for its community continues to be the Savings Bank's primary goal, however management has initiated a new focus in commercial and consumer loans this past year for purposes of expanding the Bank's financial menu, improving loan yields, and obtaining a better balance in the loan portfolio. The Bank's commercial loan department was formed in December, 1998 and is concentrating on the small business sector which is the foundation of stable commerce in any thriving community. Excellent progress was made in the first six months in introducing the Savings Bank to the commercial market resulting in a growing pipeline of new business and prospects. The consumer emphasis this past year has been in the home equity arena resulting in an increase of home equity lines of credit from $2.2 million at June 30, 1998 to $4.7 million at June 30, 1999, representing a 113% increase. Consumer loans for other needs and purposes also increased as management and staff solicited new business. Value-added use of media and enhanced cross-sell efforts led to greatly improved results as non-real estate consumer loans outstanding increased more than $1 million over the preceding year.

         The Savings Bank historically has maintained good asset quality. Its emphasis on one-to-four family mortgages and its underwriting policies and practices are intended to maintain this quality. The new emphasis on commercial and consumer loans may add credit risk to the loan portfolio due to the risk inherent nature of the loans. However, policies are in place and practices are being monitored in order to minimize credit risk. Further, the Savings Bank's loan loss provision and capital adequacy justify and support the additional risk. At June 30, 1999, the Savings Bank had $61,000 in non-performing assets. The Savings Bank's ratio of non-performing loans to total assets at June 30, 1999 was .07%.

         One of the reasons the Savings Bank converted to a stock Savings Bank was to support growth in savings and lending activities as market conditions warrant, which would also leverage the Savings Bank's existing branch network, facilities, and personnel resources. The assets of the Company increased $26.8 million, or 48.82%, from $54.9 million at June 30, 1994, to $81.7 million at June 30, 1999. The increase was due primarily to an increase in loans receivable of $5.2 million and an increase of $16.7 million in mortgage backed and investment securities.

         The Bank expects to continue to put a reasonable portion of its originated fixed-rate loans in its portfolio and to purchase mortgage-backed and related securities during the fiscal year 1999-2000 to enhance asset growth. The growth is expected to be funded with deposit growth or borrowings. The Savings Bank expects that its asset growth policy of retaining fixed-rate loans will increase its interest rate risk.

Asset and Liability Management

         The Savings Bank continues to manage interest rate risk. It has managed this risk on the asset side of its balance sheet with adjustable-rate mortgage ("ARM") loans and government-related securities. As regards the Savings Bank's present and future portfolio of commercial loans, pricing will generally be of a variable nature based on appropriate money market indexes. Commercial term loans with longer maturities will generally reprice every 5 to 7 years. Consumer loans generally have a maturity of 3 years or less while home equity lines of credit are of a variable nature. On the liability side of its balance sheet, the Savings Bank has emphasized certificates of deposit ("CDs") with terms of one year and has managed interest rates paid for deposits. Historically, the Savings Bank has relied primarily upon the cash flows from its savings deposits and mortgage repayments as its primary source of funds. Beginning in fiscal 1997-1998, the Savings Bank used borrowings to leverage its growth and may continue to do so in the future.

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

                                                                              For the Year Ended June 30
                                                ------------------------------------------------------------------------------------
                                                                  1999                                          1998
                                                ------------------------------------------      ------------------------------------
                                                   Average                       Average         Average                   Average
                                                   Balance       Interest      Yield/Cost        Balance       Interest   Yield/Cost
                                                   -------       --------      ----------        -------       --------   ----------

                                                                                  (Dollars in Thousands)
Interest-earning assets:
   Loans receivable, net (1)                       $47,834       $ 3,856            8.06%        $49,531        $ 4,182       8.44%
   Investments and mortgage-backed securities:
      Held to maturity, at cost                        298            23             7.84            337             26        7.87
      Available for sale, FMV (2)                   21,267         1,313             6.17         15,079            986        6.54
   Other investments (3)                            10,514           599             5.70          8,830            614        6.95
                                                   -------         -----                          ------          -----
      Total interest-earning assets                 79,913         5,791             7.25         73,777          5,808        7.87
                                                                   -----                                          -----
Non-interest earning assets                          3,050                                         3,736
                                                   -------                                        ------
      Total assets                                 $82,963                                       $77,513
                                                   =======                                       =======

Interest-bearing liabilities:
   Interest-bearing demand accounts                $ 6,083            87             1.43        $ 5,039             92        1.83
   Regular savings & club accounts                   7,865           235             2.99          7,516            222        2.96
   Money market deposit accounts                     3,130            87             2.78          3,168             94        2.95
   Certificates of deposit                          46,555         2,439             5.24         47,487          2,560        5.39
   Borrowed funds                                    9,043           490             5.42          4,400            258        5.87
                                                    ------         -----                          ------          -----
      Total interest-bearing liabilities            72,676         3,338             4.59         67,610          3,226        4.77
                                                                   -----                                          -----
Non-interest-bearing demand accounts                 1,398                                           450
Non-interest bearing liabilities                     1,064                                           945
Equity                                               7,825                                         8,508
                                                   -------                                        ------
      Total liabilities and equity                 $82,963                                       $77,513
                                                   =======                                       =======
Net-interest income                                               $2,453                                         $2,582
                                                                   =====                                          =====
Interest rate spread (4)                                                             2.65                                      3.10
Net yield on interest-earning assets (5)                                             3.07                                      3.50
Ratio of average interest-earning assets to
average interest-bearing liabilities                                               109.96                                    109.12
Average equity to average total assets                                               9.43                                     10.98

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


                                       --------------------------------------------------------------------------

                                                                   For the Year Ended June 30,

                                       ---------------------------------------  ---------------------------------
                                                    1999 vs. 1998                     1998 vs. 1997
                                                                       (In Thousands)
                                                              Rate/                                Rate/
                                         Volume        Rate   Volume     Net    Volume     Rate    Volume     Net
                                         ------        ----   ------     ---    ------     ----    ------     ---
Interest income:
  Loans receivable, net                      $(143)   $(189)   $   6    $(326)   $ (91)   $ (46)   $   1    $(136)
  Mortgage backed
  securities and investments:
    Held to maturity, at cost                   (3)    --       --         (3)      (6)    --       --         (6)
    Available for sale, FMV                    404      (55)     (22)     327      438      (10)      (8)     420
  Other investments                            117     (111)     (21)     (15)     134       64       22      220
                                             -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-earning assets              375     (355)     (37)     (17)     475        8       15      498
                                             -----    -----    -----    -----    -----    -----    -----    -----

Interest expense:
  Deposits:
    Interest-bearing demand                     19      (20)      (4)      (5)      (4)      (7)    --        (11)
     accounts
    Regular savings & club                      10        3     --         13        5       (5)    --       --
     accounts
    Money market deposit                        (1)      (6)    --         (7)     (17)       1     --        (16)
     accounts
    Certificates of deposit                    (50)     (72)       1     (121)     345      102       17      464
  Borrowed funds                               272      (20)     (20)     232      113        2        1      116
                                             -----    -----    -----    -----    -----    -----    -----    -----
                                               250     (115)     (23)     112      442       93     18        553
                                             -----    -----    -----    -----    -----    -----    -----    -----

Change in net interest income                $ 125    $(240)   $ (14)   $(129)   $  33    $ (85)   $  (3)   $ (55)
                                             =====    =====    =====    =====    =====    =====    =====    ======

                        Comparison of Financial Condition
                          and Results of Operations for
               Fiscal Years Ended June 30, 1999 and June 30, 1998

         Total assets at June 30, 1999 were $81.7 million as compared to $84.4 million at June 30, 1998, a decrease of $2.7 million. The decrease was due to a decrease in cash and cash equivalents and in loans receivable offset by an increase in investments and interest bearing deposits. Cash and cash equivalents decreased from $3.2 million at June 30, 1998 to $2.5 million at June 30, 1999, a decrease of $739,000. Interest bearing deposits and investments increased from $28.8 million at June 30, 1998 to $30.1 million at June 30, 1999, an increase of $1.3 million. The increases were due mainly to an increase in investment securities purchased using borrowed funds. Net loans receivable decreased $2.6 million from $48.2 million at June 30, 1998 to $45.6 million at June 30, 1999, due to decreased origination of mortgage loans, particularly in the last six months as the refinance market declined. Prepaid expenses and other assets increased $466,000 from $365,000 at June 30, 1998 to $831,000 at June 30, 1999 due to deferred tax adjustment on the unrealized loss on investment securities and prepaid taxes due to decreased income in fiscal year 1999.

         On the liability side, deposits decreased $6.2 million to $62.1 million at June 30, 1999 from $68.3 million at June 30, 1998 as higher rate certificates of deposit matured and were allowed to roll out in order to reduce the Savings Bank's cost of funds. At June 30, 1999, there were $12.0 million in advances outstanding from the Federal Home Loan Bank of Atlanta, an increase of $5.0 million from June 30, 1998. The increase was due to management taking opportunity to obtain some long-term funding at reasonable costs.

         The Savings Bank has generally depended on higher rate certificates of deposits of 12 months or less over lower rate core deposits in order to fund its lending operations. This was done to manage interest rate risk. This trend may continue although management is actively seeking lower cost of funding primarily through new deposit products to attract new checking account customers. Management may also use borrowings rather than certificates of deposit to fund operations if such borrowings are available at lower rates than certificates of deposit.

         Net Income. Net income for the year ended June 30, 1999 was $345,000 as compared to $461,000 for the year ended June 30, 1998, a decrease of $116,000. The decrease was mainly due to higher expenses for personnel, data processing, increased interest on borrowings and Y2K expense. A decrease in income on mortgage loans was somewhat offset by decreased interest paid on deposits. Basic per share earnings for the year ended June 30, 1999 was $0.78.

         Interest Income. Interest income decreased $17,000 for the year ended June 30, 1999. Interest income was $5.8 million at June 30, 1999. The decrease was mainly a result in the decrease in earnings on a smaller mortgage loan portfolio, a reduction in rates earned on mortgage loans, offset by an increase in earnings on a larger investment base.

         Interest Expense. Interest expense for the year ended June 30, 1999 was $3.3 million as compared to $3.2 million for the year ended June 30, 1998, an increase of $112,000. The increase was due mainly to an increase in borrowed funds partially offset by a decrease in deposit expense.

         Net Interest Income. Net interest income decreased $129,000. The decrease was due mainly to a reduction in mortgage loans and an increase in borrowed funds and an increase in investment securities offset by a reduction in deposits.

         Provision for Credit Losses. The Bank made an addition of $13,000 to the provision for credit losses for the year ended June 30, 1999. During the quarter ended March, 1999, a $9,000 loss on a consumer loan was charged to the allowance for credit losses. The balance in the allowance for credit losses was $207,000 on June 30, 1998 and $210,000 on June 30, 1999.

         Noninterest Income. Noninterest income increased $147,000 from $428,000 for the year ended June 30, 1998 to $575,000 for the year ended June 30, 1999. The increase was mainly due to an increase in gain of sale of mortgage loans.

         Noninterest Expense. Noninterest expense increased from $2.2 million for the year ended June 30, 1998 to $2.5 million for the year ended June 30, 1999, an increase of $295,000. This was mainly due to an increase in personnel expense, data processing, advertising, office equipment, supply expenses and Y2K expenses.

         Management continues their efforts to expand the Banks products and services as well as improve its delivery system to enhance quality service. This years focus on increasing retail loan production has resulted in doubling the volume of home equity lines outstanding and the new Commercial Loan Department is now generating new business and has a significant amount of commitments to fund as well as a growing pipeline of proposals. Management will also be focusing on non-interest income through new revenue sources such as credit insurance, title insurance, credit cards, ATM exchange fees and improved activity analysis on commercial deposit accounts. Management expects non-interest expense to continue to increase as new equipment and improved data processing are necessary in order to provide a quality level of financial services, for instance, new ATMs have been installed at the Oak Grove and Vinton offices. During the year, all expense categories will be reviewed such as our method of check clearing. The thrust on non-interest income/expenses is to improve the Savings Bank's efficiency ratio and thereby increasing profitability and enhancing shareholder value.

         Comprehensive Income (Loss). Effective July 1, 1998, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes certain disclosure of certain financial information that has historically not been recognized in the calculation of net income. For the year ended June 30, 1999, unrealized losses on Investments Available for Sale, net of tax effects, aggregated $573,000. These unrealized losses on securities when combined with net operating income of $345,000 results in a comprehensive loss of $228,000 net of the applicable tax effect. For additional information, please refer to Management's Discussion on Liquidity and Capital Resources.

         Provision for Income Taxes. The provision for income taxes for the year ended June 30, 1999 was $177,000 as compared to $318,000 for the year ended June 30, 1998. The decrease was due to decreased net income for the year and the benefit of purchasing $1.5 million in municipal bonds during the year.

Liquidity and Capital Resources

         The Savings Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. Additional sources of liquidity are advances from the FHLB of Atlanta and other borrowings. The Savings Bank may utilize FHLB of Atlanta borrowing in the future during periods when management of the Savings Bank believes that such borrowings provide a lower cost source of funds than deposit accounts and the Savings Bank desires liquidity in order to help expand its lending operations. Borrowings are also used to purchase assets to leverage capital.

         The Savings Bank's most liquid assets are cash and cash-equivalents, which include investments in highly liquid, short-term investments, such as overnight investments in the Federal Home Loan Bank of Atlanta. At June 30, 1999, cash and cash equivalents totaled $2.5 million.

         At June 30, 1999, the Savings Bank had $39.2 million in certificates of deposits due within one year and $4.3 million due in two to three years. Management estimates that the Savings Bank will retain the deposits or replace them with new deposits. At June 30, 1999, the Savings Bank had $2.5 million in outstanding commitments to originate mortgages. The Savings Bank intends to fund these commitments with present liquidity, proceeds from loan repayments, and loan sales in the secondary market.

         Regulations require that the Savings Bank maintain specified levels of liquidity. The liquidity is measured as a ratio of cash and certain investments to withdrawable savings. At June 30, 1999, the minimum level of liquidity required by regulations was 4.00%. The Savings Bank's liquidity ratio at June 30, 1999 was 30.11% and at June 30, 1998 was 22.94%.

         The Savings Bank is required to maintain specified amounts of capital pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and regulations promulgated by the OTS. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At June 30, 1999, the Savings Bank's tangible and core capital totaled $6.9 million. This amount exceeded the tangible capital requirement of $1.2 million by $5.6 million and the core capital requirement of $2.5 million by $4.4 million on that date. At June 30, 1999, the Savings Bank's risk-based capital totaled $7.1 million, which exceeded its risk-based capital requirement of $3.2 million by $3.9 million.

         Pursuant to FASB No. 130 the Bank is required to record changes in the value of its investment portfolio as regards unrealized gains or losses that may result from movements in interest rates. As of June 30, 1999, the Savings Bank shows unrealized losses, net of tax effect, totaling $573,000 due to the recent upward surge in interest rates as the national money markets reacted to actions by the Federal Open Market Committee. Management does not anticipate the realization of the above loss. The unrealized loss does however negatively impact the Bank's capital. The unrealized losses combined with net operating income of $345,000 yields a net reduction in the Bank's capital of $228,000, net of applicable taxes, and a corresponding reduction in the book value of common stock from $16.76 on June 30, 1998 to $14.67 as of June 30, 1999. Despite this reduction, the Bank's capital continues to exceed regulatory requirements as discussed in the prior paragraph and continues to be adequate to support future asset growth.

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

The Year 2000 Issue

         The Bank's Board of Directors has adopted an action plan for addressing the computer-related concerns raised by Year 2000. An internal committee has been appointed by the Board to manage this effort. The Year 2000 committee meets on a regular basis to review and assess the current status of the Year 2000 project. The committee then prepares a status report for Management and the Board of Directors.

Equipment
---------
A process to identify all equipment that may potentially be impacted has been completed. All outside servicers and major vendors have been contacted in order to ascertain their individual degree of readiness for Year 2000. This includes items such as the vault, heating, ventilation and air conditioning controls and telephones. All of the vendors have responded to these inquires. We have received certifications of Year 2000 compliance for systems controlled by third party providers or determined that the systems should not be impacted by the Year 2000. The only upgrade needed was to our telephone system and this upgrade has been completed.

Internal Computers
------------------
All internal computers have been tested for the Year 2000. At this time, we have found no problems with the computers and software used on the computers. We have completed testing with Bisys (our data services provider which processes the Bank's major loan and deposit applications). This testing involved advancing the date in a test environment through various critical dates during the millennium change. Transactions were run on the test system to test the date handling portions of the upgraded software. No problems were found during the testing. With the extensive testing and lack of problems found, we are confident of our ability to provide all services to our customers in the Year 2000 and beyond.

Computers used by our customers
-------------------------------
Large loan customers have been contacted in order to both instill awareness and to determine their state of readiness for Year 2000. All customers contacted have responded. At this point, the Bank has no reason to doubt the ability of any of these customers to continue to operate effectively in a Year 2000 environment. We believe that most of our residential borrowers and that none of our commercial borrowers are so dependent on their computers that a Year 2000 problem would render them unable to collect revenue or rent and in turn hinder their ability to make loan payments to the Bank. New large loan customers and commercial customers (both loan and deposit) are asked to complete a form as to their state of readiness for the Year 2000. We do not expect any material costs to address this risk area.

Cost
----
The  committee  has  presented to the Board of
Directors, and the Board has approved a Year 2000 budget. The budget is approximately $35,000. At June 30, 1999, total expenses paid were $30,000. The major cost is an upgrade and testing surcharge paid to Bisys. (Bisys is a data services provider which processes the Bank's major loan and deposit applications.)

Contingency & Cash Plan
-----------------------
Our data services provider has sponsored five meetings on their progress and test plans for the Year 2000. Starting in November, 1998 and continuing until April, 1999, a test facility was set up to provide for formal testing between the Bank and Bisys. At this time, we find no reason to believe that Bisys will not be able to operate properly in January, 2000.

The committee worked with senior management to develop, validate and implement a Year 2000 liquidity or "Cash" plan. This plan has been completed and approved by the Board of Directors.

A Contingency Plan has been prepared by the committee to facilitate the ability of the Bank to continue providing an acceptable level of service to the Bank's customers in the event that Bisys encounters problems in January, 2000 or we are unable to communicate with Bisys. Procedures were already in place to accommodate interruptions of online service for periods of short duration. These procedures have been re-evaluated for effectiveness over a longer duration. Appropriate adjustments have been made and additional procedures required for longer duration "down-time" have been put into place. At the end of December, 1999, we will generate paper backup of all customer accounts and general ledger accounts. In the plan, customer payments will be processed manually, and due to the size of the Bank, we believe that we would be able to operate in this manner indefinitely, until our existing data servicer, or a replacement, is able to again provide data processing services. This procedure could require changing of schedules and the hiring of temporary staff during this time, which would increase our cost. Should it be necessary to change data service providers during the beginning of the Year 2000, the cost could be material.

------------------
Cherry
Bekaert &
Holland
CERTIFIED PUBLIC
ACCOUNTANTS &
CONSULTANTS
-----------------




                         Report of Independent Auditors





The Board of Directors and Stockholders
SWVA Bancshares, Inc.
Roanoke, Virginia


We have audited the accompanying consolidated statements of financial condition of SWVA Bancshares, Inc. and Subsidiaries (the "Company"), as of June 30, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWVA Bancshares, Inc. and Subsidiaries, as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999 in conformity with generally accepted accounting principles.






Lynchburg, Virginia
August 10, 1999

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                             June 30, 1999 and 1998
                                 (In thousands)

                                                                                                     1999           1998
                                                                                                -------------   -------------
Assets
   Cash and cash equivalents                                                                    $       2,454   $       3,193
   Interest-bearing deposits                                                                            6,278           5,897
   Investment and mortgage-backed securities
      Held to maturity, at amortized cost (fair value of $292 in 1999 and $327 in 1998)                   283             318
      Available for sale, at fair value                                                                22,934          21,607
      Restricted at cost                                                                                  600             961
   Loans held for sale                                                                                    476           1,608
   Loans receivable, net                                                                               45,576          48,211
   Property and equipment, net                                                                          1,688           1,662
   Accrued interest receivable                                                                            594             565
   Prepaid expenses and other assets                                                                      831             365
                                                                                                  -----------     -----------

          Total assets                                                                          $      81,714   $      84,387
                                                                                                  ===========     ===========



Liabilities and stockholders' equity
Liabilities
   Deposits                                                                                     $      62,094   $      68,288
   Advances from Federal Home Loan Bank                                                                12,000           7,000
   Advances from borrowers for taxes and insurance                                                        210             243
   Other liabilities and deferred income                                                                  619             529
                                                                                                  -----------     -----------

          Total liabilities                                                                            74,923          76,060
                                                                                                  -----------     -----------

Commitments and contingencies

Stockholders' equity
   Preferred stock, par value $.10.  Authorized 275,000 shares, none issued                            -               -
   Common stock, par value $.10.  Authorized 2,225,000 shares, 423,612 and
      496,887 shares outstanding for 1999 and 1998, respectively                                           42              50
   Additional paid-in capital                                                                           2,838           4,050
   Retained earnings, substantially restricted                                                          4,908           4,742
   Unrealized holding loss on securities, available for sale                                      (       515)             58
   Less unearned ESOP shares, 22,819 for 1999 and 27,385 shares for 1998                          (       228)    (       274)
   Less unearned MSBP shares, 14,895 for 1999 and 17,537 shares for 1998                          (       254)    (       299)
                                                                                                  -----------     -----------

          Total stockholders' equity                                                                    6,791           8,327
                                                                                                  -----------     -----------

          Total liabilities and stockholders' equity                                            $      81,714   $      84,387
                                                                                                  ===========     ===========




See notes to consolidated financial statements.

                            SWVA BANCSHARES, INC. AND
                                  SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity
                    Years ended June 30, 1999, 1998 and 1997
                    (In thousands, except shares outstanding)

                                                                                        Unrealized
                                                                                         Holding
                                                                                       Gain (Loss)
                                              Common Stock   Additional               on Securities Unearned   Unearned
                                       Shares                 Paid-in     Retained     Available     ESOP        MSBP
                                    Outstanding    Amount     Capital     Earnings     For Sale     Shares      Shares      Total
                                    -----------    ------     -------     --------     --------     ------      ------      -----

Balance at June 30, 1996               543,190    $     54    $  4,750    $  4,636    $    (12)   $   (365)   $   (388)   $  8,675

   Net income                             --          --          --           414        --          --          --           414

   Change in unrealized gain on
      available for sale securities       --          --          --          --            41        --          --            41

   Repurchase of common stock          (32,206)         (3)       (492)       --          --          --          --          (495)

   Allocated/earned ESOP shares           --          --            28        --          --            46        --            74

   Allocated/earned MSBP shares           --          --          --          --          --          --            39          39

   Dividends declared and paid
      ($.30 per share)                    --          --          --          (146)       --          --          --          (146)
                                      --------    --------    --------    --------    --------    --------    --------    --------


Balance at June 30, 1997               510,984          51       4,286       4,904          29        (319)       (349)      8,602

   Net income                             --          --          --           461        --          --          --           461

   Change in unrealized gain on
      available for sale securities       --          --          --          --            29        --          --            29

   Repurchase of common stock          (14,097)         (1)       (292)       --          --          --          --          (293)

   Allocated/earned ESOP shares           --          --            47        --          --            45        --            92

   Allocated/earned MSBP shares           --          --             9        --          --          --            50          59

   Dividends declared and paid
      ($1.30 per share)                   --          --          --          (623)       --          --          --          (623)
                                      --------    --------    --------    --------    --------    --------    --------    --------

Balance at June 30, 1998               496,887          50       4,050       4,742          58        (274)       (299)      8,327

   Net income                             --          --          --           345        --          --          --           345

   Change in unrealized gain on
      available for sale securities       --          --          --          --          (573)       --          --          (573)

   Repurchase of common stock          (73,275)         (8)     (1,202)       --          --          --          --        (1,210)

   Allocated/earned ESOP shares           --          --            12        --          --            46        --            58

   Allocated/earned MSBP shares           --          --           (22)       --          --          --            45          23

   Dividends declared and paid
      ($0.40 per share)                   --          --          --          (179)       --          --          --          (179)
                                      --------    --------    --------    --------    --------    --------    --------    --------

Balance at June 30, 1999               423,612    $     42    $  2,838    $  4,908    $   (515)   $   (228)   $   (254)   $  6,791
                                      ========    ========    ========    ========    ========    ========    ========    ========



See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                    Years ended June 30, 1999, 1998 and 1997
                      (In thousands, except per-share data)

                                                                                      1999          1998            1997
                                                                                 -------------  -------------   -------------
Interest income
   Loans                                                                         $      3,856   $      4,182    $       4,318
   Mortgage-backed and related securities                                                 592            284              407
   U.S. government obligations including agencies                                         675            705              122
   Interest on municipal bonds                                                             69             23            -
   Other investments, including overnight deposits                                        599            614              463
                                                                                   ----------     ----------      -----------

          Total interest income                                                         5,791          5,808            5,310
                                                                                   ----------     ----------      -----------
Interest expense
   Deposits                                                                             2,848          2,968            2,531
   Borrowed funds                                                                         490            258              142
                                                                                   ----------     ----------      -----------

          Total interest expense                                                        3,338          3,226            2,673
                                                                                   ----------     ----------      -----------

          Net interest income                                                           2,453          2,582            2,637

Provision for credit losses                                                                13             33               23
                                                                                   ----------     ----------      -----------

          Net interest income after provision for credit losses                         2,440          2,549            2,614
                                                                                   ----------     ----------      -----------
Noninterest income
   Loan and other customer service fees                                                   158            137              142
   Gain on sale of mortgage loans                                                         324            210              118
   Gross rental income                                                                    102             98               98
   Other                                                                           (        9)    (       17)              40
                                                                                   ----------     ----------      -----------

          Total noninterest income                                                        575            428              398
                                                                                   ----------     ----------      -----------
Noninterest expense
   Personnel                                                                            1,435          1,285            1,155
   Office occupancy and equipment                                                         335            297              292
   Data processing                                                                        232            179              132
   Federal insurance of accounts                                                           40             38              431
   Advertising                                                                             90             63               64
   Other                                                                                  361            336              318
                                                                                   ----------     ----------      -----------

          Total noninterest expenses                                                    2,493          2,198            2,392
                                                                                   ----------     ----------      -----------

Income before income tax expense                                                          522            779              620

Provision for income taxes                                                                177            318              206
                                                                                   ----------     ----------      -----------

           Net income                                                            $        345   $        461    $         414
                                                                                   ==========     ==========      ===========

Basic earnings per share                                                         $         .78  $         .97   $         .85
Diluted earnings per share                                                       $         .78  $         .95   $         .85

See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Comprehensive Income
                    Years ended June 30, 1999, 1998 and 1997
                                 (In thousands)

                                                                                     1999          1998            1997
                                                                                 -------------  -------------   -------------

Net income                                                                       $        345   $        461    $         414

Other comprehensive income, net of tax
   Unrealized gains (losses) on securities                                         (      573)            29               41
                                                                                   ----------     ----------      -----------

          Comprehensive income                                                   $ (      228)  $         490   $         455
                                                                                   ==========     ===========     ===========





































See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1999, 1998 and 1997
                                 (In thousands)

                                                                          Page 1

                                                                                    1999           1998            1997
                                                                                 -------------  -------------   -------------
Operating activities
   Net income                                                                    $        345   $        461    $        414
   Adjustments to reconcile net income to net cash provided by
     (used in) operating activities
         ESOP shares allocated                                                             46             92              74
         MSBP shares allocated                                                             45             59              39
         Provision for credit losses                                                       13             33              23
         Provision for depreciation and amortization                                      106             96              87
         Provision for deferred income tax                                                  3     (       19)     (       85)
         Loans originated for sale                                                 (   29,286)    (   20,467)     (    9,695)
         Proceeds from sales of loans originated for sale                              30,742         19,796          10,071
         Gain on sale of loans                                                     (      325)    (      210)     (      118)
         Loss on disposal of fixed assets                                               -                  1               3
         Net increase in other assets                                              (       64)    (      302)     (       77)
         Net increase in other liabilities                                                 44             35              49
         Net gain on sale of investments, available for sale                       (       18)    (       17)     (       43)
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) operating activities                           1,651     (      442)            742
                                                                                   ----------     ----------      ----------
Investing activities
   Proceeds from sale of FHLB stock                                                       411          -               -
   Proceeds from maturity of investments and interest-bearing deposits                  6,087          6,793           3,839
   Proceeds from sale of investments, available for sale                               11,490          6,257           4,300
   Purchase of investments and interest-bearing deposits                           (    6,468)    (    6,887)     (    5,302)
   Purchase of investments, available for sale                                     (   17,527)    (   20,408)     (    6,488)
   Purchase of FHLB stock                                                          (       50)         -               -
   Purchase of property and equipment                                              (      132)    (       91)     (       94)
   Net (increase) decrease in loans                                                     3,936          3,080      (    4,226)
   Purchase of loans                                                               (    1,313)    (      343)     (       22)
   Principal repayments on mortgage-backed securities                                   3,759          1,018             116
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) investing activities                             193     (   10,581)     (    7,877)
                                                                                   ----------     ----------      ----------
Financing activities
   Proceeds from advances                                                               7,000          7,000           7,000
   Curtailment of advances and other borrowings                                    (    2,000)    (    3,500)     (    3,500)
   Net increase (decrease) in savings deposits                                     (    6,194)        10,356             290
   Repurchase of stock                                                             (    1,210)    (      293)     (      495)
   Dividends paid                                                                  (      179)    (      623)     (      146)
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) financing activities                      (    2,583)        12,940           3,149
                                                                                   ----------     ----------      ----------

          Increase (decrease) in cash and cash equivalents                         (      739)         1,917      (    3,986)

Cash and cash equivalents at beginning of year                                          3,193          1,276           5,262
                                                                                   ----------     ----------      ----------

Cash and cash equivalents at end of year                                         $      2,454   $      3,193    $      1,276
                                                                                   ==========     ==========      ==========

                                   (continued)

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1999, 1998 and 1997
                                 (In thousands)
                                                                          Page 2

                                                                                    1999           1998            1997
                                                                                 -------------  -------------   -------------
Supplemental disclosures:
   Cash paid for
      Interest on deposits and borrowed funds                                    $      3,290   $      3,193    $      2,680
                                                                                   ==========     ==========      ==========

      Income taxes                                                               $        330   $        440    $        172
                                                                                   ==========     ==========      ==========


   Other non-cash activities
      Gross unrealized gain (loss) on securities, available for sale             $ (      780)  $         93    $         44
      Deferred income taxes                                                               265     (       35)     (       15)
                                                                                   ----------     ----------      ----------

             Net unrealized gain (loss)                                          $ (      515)  $         58    $         29
                                                                                   ==========     ==========      ==========































See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 1 - Summary of significant accounting policies (continued)

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to noninterest income. As of June 30, 1999 and 1998 and for each of the three years ended June 30, 1999, 1998 and 1997, these loans were originated with firm commitments from independent third parties to be acquired at fixed prices. As a result, no unrealized gains or losses have been recognized.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


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

Prior to 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction, or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $1.7 million as of June 30, 1999.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


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

Advertising

The Company expenses most advertising costs as incurred. Such expenses are shown in the consolidated statements of income. As of June 30, 1999 and 1998, the Company's statements of financial condition for each period included $6,000 of prepaid advertising.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


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

On October 7, 1994, the Parent Company issued 570,590 shares of $.10 par value common stock at $10 per share and became the parent company of the Bank. Net proceeds, after deducting conversion expenses and underwriters' discounts of $469,000, were $5.2 million and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Parent Company's Articles of Incorporation contain certain limitations on voting rights and other "anti-takeover" provisions.

As part of the conversion to stock form, the Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP purchased 45,647 common shares of the Parent Company issued in the conversion, which purchase was funded by a loan from the Parent Company. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statements of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP net of the shares committed to be released. Contributions to the ESOP by the Savings Bank are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1999, a total of 22,828 shares had been released.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 1 - Summary of significant accounting policies (continued)

Impact of new accounting standards

In February 1997, the FASB issued Earnings per Share (SFAS 128). This statement is effective for financial statements, including interim periods issued for periods ending after December 15, 1997. SFAS 128 provides for the calculation of basic and diluted earnings per share, and requires comparative information for prior periods to be restated to conform with this standard. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in earnings of an entity, similar to fully diluted earnings per share (see Note 15). All previously reported earnings per share amounts have been restated to conform to the provisions of this new accounting standard.

In June 1997, the FASB issued Reporting Comprehensive Income (SFAS 130), which established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. The only component of comprehensive income to be disclosed under the provisions of this statement is the changes in unrealized holding gains or losses on securities available for sale.

In June 1997, the FASB also issued Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which changes the way public companies report information about segments of their business in annual financial statements and requires segment information in quarterly reports to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. SFAS 131 has not had a material effect on the Company's financial statements.

In February 1998, the FASB issued Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 does not change the measurement or recognition of those plans, but requires additional information on changes in benefit obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and
106. SFAS 132 is effective for fiscal years beginning after December 15, 1997. SFAS 132 has not had a material effect on the Company's financial statements.

Reclassifications

Certain items in the 1998 financial statements have been reclassified to afford comparability with the 1999 financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 2 - Investment securities

Investments consisting of U.S. government, mortgage-backed and other securities at June 30 of each year were as follows in thousands:

                                                                                         1999
                                                                 ------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                    Amortized    ----------------------------
                                                                     Cost           Gain           Loss           Fair Value
                                                                 --------------  -------------  -------------   -------------
Securities, held to maturity
   FHLMC participation certificates                              $          283  $           9  $      -        $         292
                                                                    -----------    -----------    -----------     -----------

Securities, available for sale
   Municipal bonds                                                        2,442         -                  96           2,346
   U.S. Government and agency bonds                                      12,000         -                 524          11,476
   GNMA mortgage-backed securities                                        8,591         -                 179           8,412
   FNMA mortgage-backed securities                                          681             19          -                 700
                                                                    -----------    -----------    -----------     -----------

                                                                         23,714             19            799          22,934
                                                                    -----------    -----------    -----------     -----------

          Total securities                                       $       23,997  $          28  $         799   $      23,226
                                                                    ===========    ===========    ===========     ===========

                                                                                         1998
                                                                 ------------------------------------------------------------
                                                                                       Gross Unrealized
                                                                    Amortized    ----------------------------
                                                                     Cost           Gain           Loss           Fair Value
                                                                 --------------  -------------  -------------   -------------
Securities, held to maturity
   FHLMC participation certificates                              $          318  $           9  $      -        $         327
                                                                    -----------    -----------    -----------     -----------

Securities, available for sale
   Municipal bonds                                                          930              6          -                 936
   U.S. Government and agency bonds                                       9,750             62          -               9,812
   GNMA mortgage-backed securities                                        9,509          -                 19           9,490
   FNMA mortgage-backed securities                                        1,324             45          -               1,369
                                                                    -----------    -----------    -----------     -----------

                                                                         21,513            113             19          21,607
                                                                    -----------    -----------    -----------     -----------

          Total securities                                       $       21,831  $         122  $          19   $      21,934
                                                                    ===========    ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 2 - Investment securities (continued)

The amortized cost and estimated fair value of debt securities at June 30, 1999, by contractual maturity, were as follows in thousands. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Values of mutual fund shares are not guaranteed by any government agency.

                                                                         Held to Maturity             Available for Sale
                                                                    -------------------------     ---------------------------
                                                                    Amortized                     Amortized
                                                                     Cost          Fair Value      Cost           Fair Value
                                                                    -----------    -----------    -----------    ------------
        Due in one year or less                                  $        -      $       -      $       -       $       -
        Due after one year through five years                             -              -              -               -
        Due after five years through ten years                            -              -              2,500           2,468
        Due after ten years                                               -              -             11,942          11,354
        Mortgage-backed and related securities                              283            292          9,272           9,112
                                                                    -----------    -----------    -----------    ------------

                                                                         $  283       $    292  $      23,714    $     22,934
                                                                    ===========    ===========    ===========    ============

Proceeds from maturities of interest-bearing deposits and investments were $6.1 million in 1999, $6.8 million in 1998, and $3.8 million in 1997. Gross realized gains and losses on redemption of investments are summarized below in thousands:

                                                                                      1999           1998            1997
                                                                                 -------------- --------------  ----------------


        Gross realized gains                                                     $      -       $       -       $          52
        Gross realized losses                                                      (        18)   (        17)    (         9)
                                                                                   -----------    -----------     -----------

                  Net realized gains (losses)                                    $ (        18) $ (        17)  $          43
                                                                                   ===========    ===========     ===========

Cost was determined by the specific identification method.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 3 - Loans receivable

Loans receivable at June 30 of each year were as follows in thousands:


                                                                                                     1999           1998
                                                                                                -------------   -------------
        Mortgage loans
           Residential, one to four family                                                      $      32,342   $      38,596
           Residential, multifamily                                                                     4,187           4,033
           Nonresidential and land                                                                      2,071           2,513
           Construction                                                                                 4,024           2,980
                                                                                                  -----------     -----------

                                                                                                       42,624          48,122
                                                                                                  -----------     -----------

        Non-mortgage loans
           Consumer loans
              Secured personal                                                                          1,483             725
              Unsecured personal                                                                           92              39
              Auto                                                                                        177              34
              Home improvement                                                                             38              35
              Equity line                                                                               2,316           1,023
              Other                                                                                        80              59
           Commercial
              Unsecured                                                                                 -                  26
              Secured                                                                                     105              43
                                                                                                  -----------     -----------

                                                                                                        4,291           1,984
                                                                                                  -----------     -----------

                  Total loans                                                                          46,915          50,106
                                                                                                  -----------     -----------

        Less
           Deferred loan fees                                                                              42              71
           Undisbursed loans in process                                                                 1,087           1,617
           Allowance for credit losses                                                                    210             207
                                                                                                  -----------     -----------

                                                                                                        1,339           1,895
                                                                                                  -----------     -----------

                  Loans receivable, net                                                         $      45,576   $      48,211
                                                                                                  ===========     ===========

Real estate loans pledged as collateral for Federal Home Loan Bank of Atlanta advances totaled $12 million and $7 million as of June 30, 1999 and 1998, respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 3 - Loans receivable (continued)

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 of each year are summarized as follows in thousands:


                                                                                       1999          1998            1997
                                                                                 -------------  -------------   -------------

        Federal Home Loan Mortgage Corporation (FHLMC)                           $         292  $         321   $         379
        Virginia Housing Development Authority (VHDA)                                      800            614             583
                                                                                   -----------    -----------     -----------

                                                                                 $       1,092  $         935   $         962
                                                                                   ===========    ===========     ===========


Custodial escrow balances at June 30 of each year maintained in connection with the foregoing loans serviced are summarized as follows in thousands:

                                                                                                     1999           1998
                                                                                                -------------   -------------
        FHLMC                                                                                   $           7   $           6
        VHDA                                                                                                6               6
                                                                                                  -----------     -----------

                                                                                                $          13   $          12
                                                                                                  ===========     ===========

Activity in the allowance for credit losses for the years ended June 30, 1999, 1998 and 1997 is summarized as follows in thousands:

                                                                                      1999           1998           1997
                                                                                 -------------- --------------  -------------

        Balance at beginning of year                                             $         207  $         217   $         194
        Provision charged to operations                                                     13             33              23
        Charge-offs                                                                (        10)   (        43)          -
                                                                                   -----------    -----------     -----------

                  Balance at end of year                                         $         210  $         207   $         217
                                                                                   ===========    ===========     ===========


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 3 - Loans receivable (continued)

The following table sets forth the maturity of the loan portfolio at June 30, 1999 in thousands. The table does not include prepayments or scheduled principal repayments.


                                                   Residential
                                    One to Four     Multi-       Nonresidential                     Consumer
                                     Family         Family        and Land         Construction    and Other      Total
                                     ------         ------        --------         ------------    ---------      -----
Amounts due
   Within 3 months                $       -      $     -      $           -      $          840  $        590   $       1,430
   3 months to 1 year                         7        -                  -                 849           100             956
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due within 1 year             7        -                  -               1,689           690           2,386
                                    -----------    ---------    ---------------    ------------    ----------     -----------

   After 1 year
      1 to 3 years                          117        -                      8           1,435           351           1,911
      3 to 5 years                          413        -                     99             900           289           1,701
      5 to 10 years                       3,127          990                601           -               392           5,110
      10 to 20 years                      7,153        2,565              1,363           -             2,569          13,650
      Over 20 years                      21,525          632              -               -             -              22,157
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due after 1 year         32,335        4,187              2,071           2,335         3,601          44,529
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due               $      32,342  $     4,187  $           2,071  $        4,024  $      4,291          46,915
                                    ===========    =========    ===============    ============    ==========     -----------

Less
   Allowance for loan loss                                                                                                210
   Loans in process                                                                                                     1,087
   Deferred loan fees                                                                                                      42
                                                                                                                  -----------

                                                                                                                        1,339

          Loans receivable, net                                                                                 $      45,576
                                                                                                                  ===========

The following table sets forth the dollar amount (in thousands) of all loans due after June 30, 2000, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                                                                 Floating or
                                                                                    Fixed         Adjustable
                                                                                    Rates          Rates          Total
                                                                                    -----          -----          -----

      One to four family                                                         $       7,566  $      24,769   $      32,335
      Multifamily                                                                        3,182          1,005           4,187
      Nonresidential and land                                                            1,658            413           2,071
      Construction                                                                       1,435            900           2,335
      Consumer and other                                                                 1,285          2,316           3,601
                                                                                   -----------    -----------     -----------
                                                                                 $      15,126  $      29,403   $      44,529
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 4 - Foreclosed real estate

There were no foreclosed real estate acquired in settlement of loans at June 30, 1999 and 1998.

The net loss on foreclosed real estate at June 30 of each year consisted of the following in thousands:


                                                                                     1999           1998             1997
                                                                                 -------------  -------------   -------------

        Net loss on sale of foreclosed real estate                               $       -      $          43   $       -
                                                                                   ===========    ===========     ===========


Note 5 - Property, equipment and depreciation

Property and equipment at June 30 of each year were as follows in thousands:

                                                                                                      1999           1998
                                                                                                -------------   --------------
        Land                                                                                    $         575   $         575
        Office buildings and improvements                                                               1,794           1,788
        Furniture, fixtures and equipment                                                               1,057           1,017
                                                                                                  -----------     -----------

                                                                                                        3,426           3,380

        Less accumulated depreciation                                                                   1,738           1,718
                                                                                                  -----------     -----------

                     Property and equipment, net                                                $       1,688   $       1,662
                                                                                                  ===========     ===========

Accumulated depreciation at June 30 of each year was as follows in thousands:


                                                                                                       1999          1998
                                                                                                --------------  -------------

        Office buildings and improvements                                                       $         937   $         899
        Furniture, fixtures and equipment                                                                 801             819
                                                                                                  -----------     -----------

                                                                                                $       1,738   $       1,718
                                                                                                  ===========     ===========

Depreciation expense for the years ended June 30, 1999, 1998 and 1997 was as follows in thousands:

                                                                                      1999          1998             1997
                                                                                 -------------- --------------  -------------

         Office buildings and improvements                                       $          37  $          37   $          37
         Furniture, fixtures and equipment                                                  70             55              50
                                                                                   -----------    -----------     -----------

                                                                                 $         107  $          92   $          87
                                                                                   ===========    ===========     ===========


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 6 - Accrued interest receivable

Accrued interest receivable at June 30 of each year was as follows in thousands:


                                                                                                      1999           1998
                                                                                                -------------   -------------
         Accrued interest on loans                                                              $         261   $         286
         Accrued interest on investments                                                                  333             279
                                                                                                  -----------     -----------

                                                                                                $         594   $         565
                                                                                                  ===========     ===========


Note 7 - Deposits

Savings deposits at June 30 of each year, summarized by interest rate, were as follows in thousands:

                                                                             1999                          1998
                                                                 -----------------------------  ----------------------------
                                                                      Amount       Percent          Amount        Percent
                                                                      ------       -------          ------        -------
    Negotiable order of withdrawal deposits
       Non-interest bearing                                      $        1,284        2.07%    $         953         1.40%
       1.49%                                                              5,434        8.75             -             0.00
       1.74%                                                              -            0.00             4,768         6.98
       2.52%                                                              3,233        5.21             -             0.00
       2.96%                                                              -            0.00             3,168         4.64
                                                                    -----------    --------       -----------     --------

                                                                          9,951       16.03             8,889        13.02
                                                                    -----------    --------       -----------     --------

    Passbooks and statement deposits, 3.00% for each year                 8,688       13.99             7,481        10.95
                                                                    -----------    --------       -----------     --------

    Certificates of deposit and other term deposits
       3.00% to 4.00%                                                     1,489        2.40               240          .35
       4.01% to 5.00%                                                    23,367       37.63             3,082         4.51
       5.01% to 6.00%                                                    18,399       29.63            48,393        70.87
       6.01% to 7.00%                                                       200         .32               200          .29
       7.01% to 8.00%                                                     -             .00                 3          .01
                                                                    -----------    --------       -----------     --------

              Total term deposits                                        43,455       69.98            51,918        76.03
                                                                    -----------    --------       -----------     --------

              Total deposits                                     $       62,094  $   100.00%    $      68,288    $  100.00%
                                                                    ===========    ==========     ===========     ==========

The aggregate amounts of certificates of deposit with a denomination of $100,000 or more were $5.6 million, $5.8 million, and $5.1 million at June 30, 1999, 1998 and 1997, respectively.

Certain deposit accounts were pledged as collateral for $197,000, $207,000, and $171,000 of consumer loans at June 30, 1999, 1998 and 1997, respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 7 - Deposits (continued)

Maturities of certificates of deposit are scheduled for each fiscal year indicated as follows in thousands:


                                                        2000          2001           2002          After 2003        Total
                                                  -------------  --------------  -------------  -------------   --------------

        3.00% to 4.00%                            $       1,489  $        -      $       -      $       -       $       1,489
        4.01% to 5.00%                                   19,935           3,094            320             18          23,367
        5.01% to 6.00%                                   17,597             756             10             36          18,399
        6.01% to 7.00%                                      200           -              -              -                 200
                                                    -----------     -----------    -----------    -----------     -----------

                                                  $      39,221  $        3,850  $         330  $          54   $      43,455
                                                    ===========     ===========    ===========    ===========     ===========

Interest expense on deposits for the years ended June 30, 1999, 1998 and 1997 is summarized as follows in thousands:


                                                                                      1999          1998             1997
                                                                                 -------------  -------------   -------------

        Money market                                                             $          87  $          93   $         110
        Passbook savings                                                                   234            224             219
        NOW                                                                                 87             92             102
        Club accounts                                                                        1              1               1
        Certificates of deposit                                                          2,439          2,558           2,099
                                                                                   -----------    -----------     -----------

                                                                                 $       2,848  $       2,968   $       2,531
                                                                                   ===========    ===========     ===========


Note 8 - Borrowed funds

The following table sets forth certain information regarding advances at the dates or for the periods indicated in thousands:


                                                                                                    1999            1998
                                                                                                -------------   -------------
         FHLB-Atlanta advances
            Balance outstanding at end of year                                                  $      12,000   $       7,000
            Average balance outstanding                                                                 9,043           4,400
            Maximum amount outstanding at any month-end during the year                                12,000           7,000

            Weighted-average interest rate during the year                                              5.42%           5.87%
            Weighted-average interest rate at end of year                                               5.37%           5.63%

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 8 - Borrowed funds (continued)

The following table sets forth the repayment schedule at June 30, 1999, which includes interest rates and amounts due by year, in thousands:

                Year Due               Interest Rate              Amount
                --------               -------------              ------

                  2000                      6.00%               $     1,000
                  2002                      5.68%                     2,000
                  2003                      5.52%                     2,000
                  2008                      5.02%                     5,000
                  2009                      5.47%                     2,000
                                                                -----------

                                                                $    12,000
                                                                ===========

As of June 30, 1999, the line of credit approved by the Federal Home Loan Bank was $16 million, of which $4 million remained unused.

Residential loans aggregating $12 million and $7 million were pledged as of June
30,  1999  and  1998,   respectively,   as  collateral  for  the  advances  from
FHLB-Atlanta under a blanket floating lien agreement.


Note 9 - SAIF premium assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (Act), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% of insured deposits as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company paid a special assessment of $355,000 on November 27, 1996 to capitalize the SAIF. The FDIC has lowered the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level. The Bank's premium for deposit insurance for 1999 is currently .0610% of assessable deposits and was .0625% in 1998.


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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 10 - Income taxes (continued)

The consolidated provision for income taxes for the years ended June 30, 1999, 1998 and 1997, consisted of the following elements in thousands:


                                                                                      1999          1998             1997
                                                                                 -------------  -------------   -------------
         Tax paid or payable currently
            Federal                                                              $         159  $         304   $         250
            State                                                                           15             33              41
         Income tax deferred, net                                                            3    (        19)    (        85)
                                                                                   -----------    -----------     -----------

                   Total provision for income taxes                              $         177  $         318   $         206
                                                                                   ===========    ===========     ===========

The provision for income taxes differed from that computed at the statutory corporate rate for the years ended June 30, 1999, 1998 and 1997 as follows:

                                                                                           1999          1998         1997
                                                                                       -----------   -----------  -----------

        Tax at statutory rate                                                              34.0%         34.0%        34.0%
        Increases in taxes resulting from
           State income tax, net of federal tax benefit                                     2.0           2.8          2.0
           Other                                                                       (    6.9)          1.5     (    4.2)
           Permanent non-deductible expenses                                                4.3           2.5          2.2
                                                                                       --------      --------     --------

                  Total provision for income taxes                                         33.4%         40.8%        34.0%
                                                                                       ========      ========     ========

The significant components of the net deferred tax asset (liability) at June 30 of each year were as follows in thousands:


                                                                                                      Liability Method
                                                                                                -----------------------------
                                                                                                     1999             1998
                                                                                                -------------   -------------
        Components of the deferred tax asset
           Loan fees                                                                            $           3   $           9
           Pension expense                                                                                 76              76
           Stock bonus plan                                                                                24              21
           Accelerated depreciation                                                                     -                  12
           Bad debts                                                                                       13           -
           Unrealized losses on securities, available for sale                                            265           -
                                                                                                  -----------     -----------

                                                                                                          381             118
        Valuation allowance                                                                             -               -
                                                                                                  -----------     -----------

                  Total deferred tax asset                                                                381             118
                                                                                                  -----------     -----------
        Components of the deferred tax liability
           Bad debts                                                                                    -                   8
           Accelerated depreciation                                                                        10           -
           Unrealized gains on securities, available for sale                                           -                  35
                                                                                                  -----------     -----------

                  Total deferred tax liability                                                             10              43
                                                                                                  -----------     -----------

                  Net deferred tax asset                                                        $         371   $          75
                                                                                                  ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 10 - Income taxes (continued)

The Company's consolidated income tax returns for years not barred by the statute of limitations are subject to review by tax authorities.


Note 11 - Comprehensive income

Effective  July 1, 1998,  the Company  adopted the  provisions  of  Statement of
Financial  Accounting Standards No. 130, Reporting  Comprehensive  Income, (SFAS
130). This statement requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes certain disclosure of certain financial information that has historically not been recognized in the calculation of net income.

The before tax and after tax amount, as well as the tax (expense) is summarized below:

                                                                             Tax
                                                                Before     (Expense)     After
                                                                Tax         Benefit       Tax
                                                             ----------   ----------   ----------
       Year ended June 30, 1999
          Unrealized gains (losses) on securities            $ (   868)  $      295   $ (     573)
                                                               =======     ========     =========

       Year ended June 30, 1998
          Unrealized gains (losses) on securities            $      44   $ (    15)   $        29
                                                               =======     =======      =========

       Year ended June 30, 1997
          Unrealized gains (losses) on securities            $      62   $ (    21)   $        41
                                                               =======     =======      =========


Note 12 - Retirement plans and employee benefit programs

The Company has a multi-employer defined benefit pension plan with The Financial Institution's Retirement Fund. Pension expense is the amount of the required contribution, and a liability is recognized for such contributions which are unpaid at the end of the fiscal year.

Pension expense for the three years ended June 30, 1999 was as follows in thousands:

                                                                  1999            1998            1997
                                                             -------------    -----------     -----------

        Pension expense                                      $       -      $       -       $          49
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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 12 - Retirement plans and employee benefit programs (continued)

Supplemental executive retirement plan

The Company has deferred compensation agreements with two principal officers which provide for retirement benefits supplementary to those of the pension plan. As of June 30, 1999 and 1998, cumulative accruals under the contracts totaled $230,000 and $201,000, respectively, and constituted general obligations of the Company.

Employee stock ownership plan

At the time of the stock conversion, the Bank established an Employee Stock Ownership Plan covering all full-time employees over the age of 21, with at least 1,000 hours of service within a plan year. The ESOP borrowed funds from the Company to purchase a total of 45,647 shares of the Company's common stock, the loan being collateralized by the common stock. Contributions by the Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Company's lien proportional to the loan repayments. Annually on June 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released 22,828 shares of the common stock as of June 30, 1999. The Company recognized $8,000 and $12,000 as accrued compensation costs in 1999 and 1998, respectively. The fair value of unearned ESOP shares totaled $296,647 and $558,000 at June 30, 1999 and 1998, respectively. There were no commitments to repurchase ESOP shares.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 12 - Retirement plans and employee benefit programs (continued)

Recognition and retention plan

The stockholders approved the establishment of a Management Stock Bonus Plan and Trust (MSBP) on October 25, 1995. The plan states that the Trust shall not purchase more than 4% of the aggregate shares of common stock issued by the Company in the mutual-to-stock conversion of the Bank (22,823 shares). During 1996, the Bank purchased 22,812 shares of the Company's common stock at an average price of $17.02 per share to be awarded to directors, officers and employees in accordance with the provision of the Recognition and Retention Plan. The costs of the shares awarded under the plan are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the plan. For the years ended June 30, 1999 and 1998, the amounts included in compensation expense were $42,000 and $63,000, respectively. The status of the shares in this plan at June 30, 1999 is shown as follows:

                                                    Unawarded        Awarded
                                                    Shares           Shares
                                                    ------           ------

        Balance at June 30, 1997                         4,328          15,844
           Granted                                       -              -
           Vested                                        -         (     2,635)
           Forfeiture                                    -              -
                                                   -----------     ----------

        Balance at June 30, 1998                         4,328          13,209
           Granted                                       -              -
           Vested                                        -         (     2,642)
           Forfeiture                                    -              -
                                                   -----------     ----------

        Balance at June 30, 1999                         4,328          10,567
                                                   ===========     ===========

Stock option plans

The stockholders also approved the establishment of a stock option plan on October 5, 1995 for directors, officers and employees. The exercise price under both plans is $17 per share, the fair market price on the date of the grant. One is a non-incentive stock option plan, and the other is an incentive stock option plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. On March 18, 1998, the Board of Directors approved the establishment of a stock option plan for directors. The exercise price is $21 per share, the fair market price on the date of grant. Rights to exercise options are 100% vested as of June 30, 1999.

On April 21, 1999, the Board of Directors approved the establishment of a stock option plan for the former President. The exercise price is $13 per share, the fair market price on the date of the grant. Rights to exercise options are 100% vested as of June 30, 1999.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 12 - Retirement plans and employee benefit programs (continued)

The weighted-average option price and weighted-average remaining term of stock options awarded and not exercised were as follows as of June 30:

                                                                                                1999            1998
                                                                                             -------------   -------------

        Weighted-average price                                                               $       17.01   $       17.01
        Weighted-average term                                                                $        6.45   $        6.45

A summary of the stock option activity is as follows:


                                                                                Available         Options          Vested and
                                                                                for Grant         Outstanding      Exercisable
                                                                                ---------         -----------      -----------

        Balance at June 30, 1997                                                    13,132           35,142             8,785
           Granted                                                                   -               10,122            10,122
           Vested                                                                    -        (       8,777)            8,777
           Exercised                                                                 -               -                  -
           Forfeiture                                                                -               -                  -
                                                                            --------------    ------------      -------------

        Balance at June 30, 1998                                                    13,132           36,487            27,684
           Granted                                                                   -               10,000            10,000
           Vested                                                                    -        (       8,792)            8,792
           Exercised                                                                 -               -                  -
           Forfeiture                                                                -               -                  -
                                                                            --------------    ------------      -------------

        Balance at June 30, 1999                                                    13,132           37,695            46,476
                                                                            ==============    =============     =============

The Company applies APB Opinion 25 in accounting for employee stock option plans. Accordingly, no compensation cost has been recognized in 1999 and 1998.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.65%; dividend yields of 3.08%; volatility factor of 11.5%; and a weighted-average expected life of the option of 6.45 years.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 12 - Retirement plans and employee benefit programs (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                               1999        1998       1997
                                             ---------   ---------  ---------

        Pro forma net income                 $     339   $     446  $     413
        Pro forma earnings per share
           Basic                             $     .76   $     .93  $     .86
           Diluted                           $     .76   $     .88  $     .86


Note 13 - Financial instruments with off-balance-sheet risk

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

The Company's commitments to finance real estate acquisitions and construction were $2.5 million at June 30, 1999, $4.1 million at June 30, 1998, and $3.0 million at June 30, 1997. As of June 30, 1999, the Company had contracted to sell $486,000 of the loans to be financed. No loss is anticipated. At June 30, 1999, outstanding letters of credit totaled $521,000, and unfunded lines of credit totaled $2.7 million. There were no loans sold with recourse in 1999 and 1998.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 14 - Restricted retained earnings

In accordance with the regulations concerning conversion from a mutual to a stock organization, the Bank was required to establish a liquidation account equal to its net worth as of the latest statement of financial condition contained in the final prospectus. Such liquidation account is to be maintained as of the eligibility record date (March 31, 1993) or supplemental eligibility record date (June 30, 1994) for the benefit of depositors who continue to maintain their deposits in the Bank after the conversion in the event of a complete liquidation of the Bank. If, however, on any annual closing date (June
30) of the Bank, the amount in any deposit account is less than the amount in such deposit account on March 30, 1993 or June 30, 1994, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At June 30, 1999, the liquidation account, unadjusted for customer withdrawals, totaled $4.2 million, and minimum regulatory capital was $3.0 million. See Note 17 for Bank regulatory capital requirements.


Note 15 - Earnings per share

The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                                                                          Year Ended June 30
                                                                          ---------------------------------------------------
                                                                                1999             1998              1997
                                                                          ----------------  ---------------  ----------------
           Numerator:
      (a)  Net income available to shareholders                           $           345   $          461   $           414
                                                                            =============     ============      ============


           Denominator:
           Weighted-average shares outstanding                                    471,766          509,008           522,884
           Less: ESOP weighted-average shares                               (      27,385)    (     31,951)     (     36,518)
                                                                            -------------     ------------      ------------

      (b)  Basic EPS weighted-average shares outstanding                          444,381          477,057           486,366

           Effect of dilutive securities:
           Incremental shares attributable to the Stock Option                      -                7,500             -
              Plan and Management Stock Bonus Plan                                  -                2,255             -
                                                                            -------------     ------------      ------------

      (c)  Diluted EPS weighted-average shares outstanding                        444,381          486,812           486,366
                                                                            =============     ============      ============


           Basic earnings per share (a/b)                                 $           .78   $          .97   $           .85
                                                                            =============     ============      ============

           Diluted earnings per share (a/c)                               $           .78   $          .95   $           .85
                                                                            =============     ============      ============

Earnings per share amounts for 1997 have been restated to comply with the provisions of SFAS 128.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 16 - Significant group concentrations of credit risk

The Company grants residential, commercial, and consumer loans to customers mainly in the southwest region of Virginia. The Company has a loan portfolio consisting principally of residential mortgage loans and is not dependent upon any particular economic sector, although the portfolio as a whole may be affected by general economic factors of the southwest Virginia region.

At June 30, 1999, the Company had commercial bank deposits of $1.0 million in excess of the Federal Deposit Insurance Corporation insurance limit.


Note 17 - Bank regulatory matters

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

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Bank's capital meets and exceeds all three capital requirements as follows as of June 30, 1999 and 1998, in thousands. Tangible and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets:

                                                                                          1999
                                                         --------------------------------------------------------------------
                                                                Tangible                  Core                  Risk-based
                                                                Capital                  Capital                  Capital
                                                         -------------------   ----------------------  ----------------------
Capital
        Regulatory capital computed                   $     6,869     8.3%     $     6,869     8.3%    $     7,079    17.7%
        Minimum capital requirement                         1,238     1.5            2,476     3.0           3,205     8.0
                                                         --------   -----        ---------  ------       ---------  ------

                  Regulatory capital excess           $     5,631     6.8%     $     4,393     5.3%    $     3,874     9.7%
                                                         ========   =======      =========  ========     =========  ========

                                                                                          1998
                                                         --------------------------------------------------------------------
                                                                Tangible                  Core                  Risk-based
                                                                Capital                  Capital                  Capital
                                                         -------------------   ----------------------  ----------------------

        Regulatory capital computed                   $     7,683     9.1%     $     7,683     9.1%    $     7,890    20.8%
        Minimum capital requirement                         1,271     1.5            2,542     3.0           3,042     8.0
                                                         --------   -----        ---------  ------       ---------  ------

                  Regulatory capital excess           $     6,412     7.6%     $     5,141     6.1%    $     4,848    12.8%
                                                         ========   =======      =========  ========     =========  ========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 18 - Related-party transactions

The Company has made loans in the ordinary course of business to various officers and directors. These loans are generally collateralized by the individuals' personal residences or by savings accounts in the Company. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any officer or director for the years ended June 30, 1999, 1998 and 1997 are summarized as follows in thousands:


                                               1999           1998            1997
                                          -------------- -------------   --------------

        Beginning balance                 $         197  $         286   $          49
        Additions                                -              -                  285
        Repayments                          (         3)   (        89)    (        48)
                                            -----------    -----------     -----------

                  Ending balance          $         194  $         197   $         286
                                            ===========    ===========     ===========

Fees for foreclosures, titles and deeds of trust, paid to a law firm, of which a director was a principal, aggregated $13,860, $2,575 and $6,625 for the years ended June 30, 1999, 1998 and 1997, respectively. Insurance commissions received by a director from business with or for the Company aggregated $4,000, $4,000 and $3,000 for the years ended June 30, 1999, 1998 and 1997, respectively.


Note 19 - Commitments and contingencies

Rental expenses paid under operating leases for a loan office at June 30 of each year was as follows in thousands:

                                       1999           1998             1997
                                  -------------    -----------     -----------

        Rental expense            $          42    $        25     $        24
                                    ===========    ===========     ===========

The Company entered into a three-year lease agreement for office space. The lease terminates April 30, 2001.

The current minimum annual rental commitments under the noncancelable operating lease in effect at June 30, 1999 are as follows in thousands:

                Year Ending                                    Amount
                -----------                                    ------

                    2000                                   $            42
                    2001                                                36
                                                             -------------

                                                           $            78
                                                             =============

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 20 - Disclosures about fair value of financial instruments

The estimated fair values of the Company's financial instruments as of June 30 of each year are as follows in thousands:

                                                                            1999                          1998
                                                               -----------------------------   ------------------------------
                                                                    Carrying       Fair          Carrying         Fair
                                                                    Amount         Value         Amount           Value
                                                                    ------         -----         ------           -----
        Financial assets
           Cash and cash equivalents                           $       2,454   $       2,454    $       3,193   $       3,193
           Interest-bearing deposits                                   6,278           6,278            5,897           5,897
           Investment securities                                      14,442          13,822           11,641          11,709
           Mortgage-backed securities                                  9,555           9,405           11,151          11,186
           Loans receivable, net                                      45,576          45,729           48,211          59,620

        Financial liabilities
           Deposits                                                   62,094          62,094           68,288          68,391
           Advances from Federal Home Loan Bank                       12,000          11,956            7,000           6,913

        Unrecognized financial instruments
           Commitments to purchase securities                          -               -                -               -
           Standby letters of credit issued                              521             521              391             391


Note 21 - Other noninterest expense

Other noninterest expense for the years ended June 30, 1999, 1998 and 1997 is shown as follows in thousands:

                                                                                      1999          1998            1997
                                                                                 -------------  -------------   -------------
        Other noninterest expense
           Contributions                                                         $           5  $           7   $           5
           Dues and subscriptions                                                           18             14              12
           Insurance                                                                        30             31              32
           Office supplies, telephone and postage                                          136            113             101
           Other expenses                                                                   38             41              46
           Professional fees                                                               101            100              91
           Supervisory fees and assessments                                                 33             30              31
                                                                                   -----------    -----------     -----------

                                                                                 $         361  $         336   $         318
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 1999, 1998 and 1997


Note 22 - Selected quarterly financial data (unaudited)

Condensed consolidated financial data for the years ended June 30, 1999 and 1998 is shown as follows in thousands, except per-share data:

                                                                             1999
                                               -------------------------------------------------------------
                                                    First          Second         Third           Fourth
                                                    Quarter        Quarter        Quarter         Quarter
                                                    -------        -------        -------         -------

Total interest income                          $        1,493  $       1,477  $       1,408   $       1,413
Total interest expense                                    889            864            795             790
                                                  -----------    -----------    -----------     -----------

          Net interest income                             604            613            613             623
Provision for credit losses                                 3              3              3               4
                                                  -----------    -----------    -----------     -----------

          Net interest income after
             provision for credit losses                  601            610            610             619
Other noninterest income                                  149            193            125             108
Noninterest expense                                       613            622            631             627
                                                  -----------    -----------    -----------     -----------

          Income before income tax expense                137            181            104             100
Income tax expense                                         52             70             40              15
                                                  -----------    -----------    -----------     -----------

           Net income                          $           85  $         111  $          64   $          85
                                                  ===========    ===========    ===========     ===========

Basic earnings per share                       $          .18  $         .24  $         .14   $         .21
Diluted earnings per share                                .18            .24            .14             .21
Cash dividends per share                                  .20           -               .20            -

                                                                          1998
                                               ------------------------------------------------------------
                                                    First          Second         Third           Fourth
                                                    Quarter        Quarter        Quarter         Quarter
                                                    -------        -------        -------         -------

Total interest income                          $       1,393   $      1,424   $      1,520    $      1,471
Total interest expense                                   718            789            850             869
                                                  ----------     ----------     ----------      ----------

          Net interest income                            675            635            670             602
Provision for credit losses                               24              3              3               3
                                                  ----------     ----------     ----------      ----------

          Net interest income after
            provision for credit losses                  651            632            667             599
Other noninterest income                                  86             84            121             137
Noninterest expense                               (      550)    (      531)    (      547)     (      570)
                                                  ----------     ----------     ----------      ----------

          Income before income tax expense               187            185            241             166
Income tax expense                                        71             70             88              89
                                                  ----------     ----------     ----------      ----------

           Net income                          $         116   $        115   $        153    $         77
                                                  ==========     ==========     ==========      ==========

Basic earnings per share                       $         .24   $        .24   $        .32    $        .17
Diluted earnings per share                               .24            .24            .31             .16
Cash dividends per share                                1.15           -               .15            -

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

              Branch Offices - Southwest Virginia Savings Bank, FSB

              1006 Hardy Road                        1611 Hershberger Road
              Vinton, VA                                   Roanoke, VA

              2133 Electric Road                           40 W. Main Street
              Roanoke, VA                                  Salem, VA

                             Loan Production Office
                              Building D, Suite 101
                             2847 Penn Forest Blvd.
                                   Roanoke, VA

                     Board of Directors of SWVA Bancshares, Inc.

                                    B. L. Rakes
                                    Chairman of the Board
                                    Consultant

 F. Courtney Hoge                   James H. Brock                 Michael M. Kessler
 Vice Chairman of the Board         President, Rusco Window Co.    President, Kessler Associates, LTD,
 Insurance Sales Representative                                    a photo processor
 New York Life Insurance Co.

 D. W. Shilling                     Barbara C. Weddle              Glen C. Combs
 Executive Officer                  Executive Officer              Vice President, Acosta Sales,
                                                                   a food brokerage company

                          Executive Officers of SWVA Bancshares, Inc.

 D. W. Shilling                    Barbara C. Weddle               Mary G. Staples
 President and Chief               Senior Vice President           Controller and Treasurer
 Executive Officer                 and Secretary


 Special Counsel:                             Independent Auditors:
 Malizia, Spidi, & Fisch, PC                  Cherry Bekaert & Holland LLP
 One Franklin Square                          828 Main Street, 1700 CFB Building
 1301 K Street, NW, Suite 700 East            Lynchburg, VA  24505
 Washington, D.C.  20005

 Special Counsel for                          Transfer Agent and Registrar:
 Southwest Virginia Savings Bank, FSB:        Registrar & Transfer Company
 Carter Brown & Osborne, P.C.                 10 Commerce Drive
 1401 Franklin Road SW                        Cranford, NJ  07106
 Roanoke, VA   24016                          (908) 272-8511


SWVA Bancshares, Inc.'s Annual Report for the year ended June 30, 1999 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Barbara C. Weddle, Senior Vice President and Secretary at the Company's Corporate Office in Roanoke, Virginia. The Annual Meeting of Stockholders will be held on October 13, 1999 at 10:30 a.m. at the Holiday Inn-Tanglewood, 4468 Starkey Road, Roanoke, Virginia.