Form 10KSB, Exhibit 13
period 2000-06-30
SWVA BANCSHARES INC
filed 2000-09-27
CIK 925656

EXHIBIT 13

                               [GRAPHIC OMITTED]







                                      2000
                                  ANNUAL REPORT

                              SWVA BANCSHARES, INC.
                               2000 ANNUAL REPORT

--------------------------------------------------------------------------------

TABLE OF CONTENTS

--------------------------------------------------------------------------------



Corporate Profile and Related Information......................................1


Stock Market Information.......................................................1


Selected Financial and Other Data..............................................3


President's Message............................................................4


Management's Discussion and Analysis of
  Financial Condition and Results of Operations................................6


Report of Independent Auditors................................................13


Consolidated Financial Statements.............................................14


Notes to Consolidated Financial Statements....................................20


Office Locations..............................................................50


Directors and Executive Officers..............................................50


Other Corporate Information...................................................50

                              SWVA BANCSHARES, INC.

Corporate Profile and Related Information

         SWVA Bancshares, Inc. (the "Company") is the parent company for Southwest Virginia Savings Bank, FSB ("Southwest Virginia Savings" or the "Bank"). The Company was formed as a Virginia corporation in June 1994 at the direction of the Bank to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to the stock form of ownership (the "Conversion") in connection with a $5.7 million initial public offering completed on October 7, 1994. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing- related investments. At the present time, since the Company does not conduct any active business, the Company does not intend to employ any person other than officers but utilizes the support staff and facilities of the Bank from time to time.

         Southwest Virginia Savings is a federally chartered stock Bank headquartered in Roanoke, Virginia. The Bank was founded in 1927 as Southwest Virginia Building and Loan Association and originally chartered by the Commonwealth of Virginia. In 1990, a federal charter was obtained and the name was changed to Southwest Virginia Savings Bank, FSB. Its deposits have been federally insured since 1945. The Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities that it serves. Southwest Virginia Savings conducts its business from its main office in Roanoke, Virginia, four full service branch offices, one of which is also located in the City of Roanoke, one in the City of Salem and two in the County of Roanoke, and a loan production office in Roanoke County.

         The Bank is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one- to four-family residences as well as loans for nonresidential and multi-family real estate purposes, construction loans, consumer loans, commercial loans and other loans.


Stock Market Information

         Since its issuance in October 1994, the Company's common stock has been traded over-the-counter with trades reported in the National Quotation Bureau "pink sheets" under the trading symbol of "SWVB". The following table reflects high and low bid information as furnished by a local brokerage firm. This information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual trades.

                                               HIGH             LOW
                                               ----             ---

        July 1 - September 30, 1998           20.380           15.500
        October 1 - December 31, 1998         17.250           10.000
        January 1 - March 31, 1999            16.030           13.500
        April 1 - June 30, 1999               15.500           13.000
        July 1 - September 30, 1999           14.500           12.750
        October 1 - December 31, 1999         12.750           11.250
        January 1 - March 31, 2000            12.000           09.130
        April 1 - June 30, 2000               10.500           09.130

         The number of shareholders of record of common stock as of August 4, 2000 was approximately 215. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At August 4, 2000, there were 423,612 shares outstanding.

         Declarations of dividends by the Board of Directors of the Company depend upon a number of factors, including the amount of cash and liquid assets held by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's results of operations and financial condition, tax considerations and general economic conditions. Certain of these restrictions are discussed in notes 12 and 14 to the consolidated financial statements.


                                Dividends Declared and Paid

                                Amount Per
Date Declared                   Common Share        Record Date                 Date Payable
-------------                   ------------        -----------                 ------------
February 1, 1995                   $0.15            March 1, 1995               March 31, 1995
July 28, 1995                      $0.15            August 31, 1995             September 30, 1995
February 21, 1996                  $0.15            March 11, 1996              March 31, 1996
August 21, 1996                    $0.15            September 9, 1996           September 30, 1996
February 19, 1997                  $0.15            March 14, 1997              March 31, 1997
August 20, 1997                    $0.15            September 15, 1997          September 30, 1997
September 3, 1997                  $1.00            September 15, 1997          September 30, 1997
February 18, 1998                  $0.15            March 20, 1998              March 31, 1998
August 19, 1998                    $0.20            September 15, 1998          September 30, 1998
February 25, 1999                  $0.20            March 15, 1999              March 31, 1999
August 18, 1999                    $0.20            September 15, 1999          September 30, 1999
February 16, 2000                  $0.20            March 15, 2000              March 31, 2000
August 16, 2000                    $0.20            September 15, 2000          September 30, 2000


                                               SELECTED FINANCIAL AND OTHER DATA


-----------------------------------------------------------------------------------------------------
Financial Condition (Dollars in Thousands)
At June 30,                                      2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------

Total assets                                   $83,961    $81,714    $84,387    $70,753    $66,987
Loans receivable, net                           53,610     45,576     48,211     50,982     46,757
Mortgage-backed & investment securities         22,356     23,817     22,886     10,074      7,939
Interest-bearing deposits                        1,685      6,278      5,897      5,304      3,841
Cash and cash equivalents                        2,060      2,454      3,193      1,276      5,262
Savings deposits                                64,748     62,094     68,288     57,933     57,643
Borrowed funds                                  11,700     12,000      7,000      3,500       --
Equity capital/stockholders' equity              6,742      6,791      8,327      8,602      8,675

-----------------------------------------------------------------------------------------------------

Summary of Operations (Dollars in Thousands)
Year Ended June 30,                              2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------

Interest income                                  6,028    $ 5,791    $ 5,808    $ 5,310    $ 4,906
Interest expense                                 3,313      3,338      3,226      2,673      2,622
   Net interest income                           2,715      2,453      2,582      2,637      2,284
Provision for credit losses                         13         13         33         23       --
                                               -------    -------    -------    -------    -------
  Net interest income after provision for
      credit losses                              2,702      2,440      2,549      2,614      2,284
Noninterest income                                 467        575        428        398        455
                                               -------    -------    -------    -------    -------
Noninterest expense                              2,586      2,493      2,198      2,392      2,242
                                               -------    -------    -------    -------    -------
Income before income taxes                         583        522        779        620        497
Provision for income taxes                         187        177        318        206        191
                                               -------    -------    -------    -------    -------
     Net income                                $   396    $   345    $   461    $   414    $   306
                                               =======    =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------

Other Selected Data
Year Ended June 30,                              2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------

Return on average assets                          0.48%      0.42%      0.59%      0.60%      0.46%
Return on average equity                          5.96       4.41       5.41       4.87       3.50
Interest rate spread                              3.19       2.65       3.10       3.55       3.17
Non-performing assets to total loans              0.00       0.13       0.00       0.10       0.00
Non-performing assets to total assets             0.22       0.07       0.00       0.08       0.00
Allowance for credit losses to total loans        0.39       0.45       0.43       0.43       0.40

-----------------------------------------------------------------------------------------------------

Per share data
Year Ended June 30,                              2000       1999       1998       1997       1996

-----------------------------------------------------------------------------------------------------

Basic earnings per share                       $   .99    $   .78    $   .97    $   .85    $   .60
Diluted earnings per share                         .99        .78        .95        .85        .60
Stockholders' equity                             15.91      14.89      16.76      16.83      15.97
Dividends                                          .40        .40       1.30        .30        .30
Dividend payout ratio                               49%        51%       134%        35%        50%
Average equity to average assets ratio            8.03       9.43      10.98      12.26      13.08

-----------------------------------------------------------------------------------------------------


                               President's Message


Dear Shareholder:

 We are pleased to provide this Annual Report for 2000. This past year was one of change and challenges . . . continued change in our corporate culture and challenges in the marketplace as well as ongoing challenges in providing delivery of premier financial services to our customers.

Our change in culture is a change in how we do business. This change became more pronounced in Year 2000. As we began to alter our role as a traditional thrift and became more mainstream as a broad range financial services provider we were able to attract new personal and business relationships that have been essential in our earnings growth this year and will be the foundation of our continued growth going forward. This past year our earnings began to reflect our efforts in generation of new retail and commercial business and simultaneous reduction of our traditional dependence on residential mortgage production. During fiscal 2000 our mortgage volume was lower than the previous year due to a reduced demand in mortgage refinancing, however our retail and commercial lenders more than offset the drop with an increase in their volume. Our earnings improved 14.8% to $396,000 which yielded an Earnings Per Share of $0.99 and a Return on Average Equity of 5.96%. Both of these profitability measures are the highest since conversion from mutual to stock and most important is the upward earnings trend that has been established. Total Assets of $84 million is only a 3% growth over last year, however our lack of asset growth has been a reflection of our concentration on not renewing high cost certificates of deposit and thereby improving our net interest margin. Total Loans grew $8 million to $53.6 million
- an increase of 17.6%. The bank's commercial loan department is concentrating on the small business sector which we feel is the foundation of stable commerce in any thriving community. The consumer emphasis has been in the home equity arena resulting in a 44.68% increase in that segment of business.

One of our major priorities for 2000 was to continue improvement in our delivery of financial services. This means getting the right product to the right customer which determines the effectiveness of our being someone's bank of choice. We introduced the STAR ACCOUNT as our new multi-tiered relationship account, revamped our home equity line and renamed it STARLINE, and introduced check imaging on our deposit accounts. Further, transaction volume at our new ATMs at the Crossroads, Oak Grove and Vinton offices improved throughout the year, and the availability of these ATMs enabled us to greatly increase our number of debit cards.

Initiatives for the coming year include new commercial checking options, a new senior citizens banking package to be called STARPLUS and a new ATM at our Salem office. The new commercial checking package and the Salem ATM are underway and we hope to have them available by mid-Fall, 2000. Also, we have joined a consortium of 67 community banks in Virginia for purpose of entering the insurance agency business which will allow us to offer the insurance products of a general agency.

As we anticipate opportunities and challenges in the future, bank management and your Board are committed to positioning Southwest Virginia Savings Bank to meet tomorrow's needs and demands of our customers. In connection with our normal strategic planning process we have devoted particular attention to the rapidly changing nature of banking and the continuous increase in competition. Recognizing the technology and human resource challenges that lie before us, alternative strategies have been identified and evaluated. As a result of this process, on August 8, 2000 we were pleased to announce our planned affiliation with FNB Corporation, parent company of First National Bank headquartered in Christiansburg, Virginia. Under the terms of the agreement, shareholders of SWVA will receive consideration valued at $20.25 for each share of our common stock. The agreement will be presented for stockholder approval at the 2000 Annual Meeting of Shareholders, currently scheduled to be held in December, 2000. Both First National Bank and Southwest Virginia Savings Bank will continue operating under their respective managements with their current names as wholly-owned subsidiaries of FNB
Corporation. Each bank will be managed by its own Board of Directors and we anticipate bank customers will see no change in day to day operations other than our bank will be able to offer an expanded financial services menu due to the increased technology capabilities available to us.

We believe that FNB Corporation's banking philosophy fits extremely well with the strong community commitment that our bank has consistently maintained. Southwest Virginia Savings Bank has been serving the Roanoke Valley since 1927 and First National Bank has been serving the New River Valley since 1905 . . . a combined total of 168 years in extending quality banking to customers and communities in Southwest Virginia.

After completion of the deal we will be able to offer, or provide access to, products and services that we currently do not have available. These include cash management, commercial leasing, discount brokerage, personal investment services and personal and corporate trust services. This merger strengthens both banks' operations along the I-81 corridor. The economic, political, cultural and academia ties joining the two valleys are already strong, yet the future holds enormous opportunities.

To our shareholders we perceive benefit from the improved liquidity of FNB Corporation's stock and the value associated with a growing organization. Once merged we will have combined assets of $650 million and capital of $60 million.

We are very fortunate to have a strong and committed Board of Directors and we are fortunate to have a management team and staff that are enthusiastic, skilled and responsive. It is their dedication and contributions that ensure the success of our organization.

To our shareholders and customers we extend appreciation for your continued investment and business. We look forward to continue serving each of you.

                                               Sincerely,



                                               /s/D. W. Shilling
                                               ---------------------------------
                                               D. W. Shilling
                                               President & CEO

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The business of the Bank consists of receiving monetary deposits from the general public and reinvesting those funds typically in its primary market area in the form of mortgage loans secured by one- to four-family residences, nonresidential and multi-family real estate loans, construction, commercial, and consumer loans. The Bank also purchases U.S. government and federal agency securities, mortgage- backed and mortgage-related securities and invests in interest-bearing deposits with other insured financial institutions.

         Currently, the Bank's primary market area consists of Roanoke County, the City of Roanoke, the City of Salem, and the County of Botetourt. The Bank regards this area as its "basic" lending area, but loans are also made in the adjoining counties of Bedford and Franklin.

         The largest component of the Bank's net income is net interest income, which is the difference between interest income and interest expense. Consequently, the Bank's earnings are dependent on its net interest income, which is determined by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net income is also affected by its provision for losses on loans and investments, as well as the amount of noninterest income and noninterest expense, such as compensation and related expenses, federal deposit insurance premiums, data processing costs, occupancy expenses, and income taxes. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities and demand for financing of real estate and other types of loans.

Management Strategy

         The Bank's goal is to serve its local community with a consumer-oriented philosophy dedicated to providing financial services to its customers. The principal components of the Bank's management strategy, which are designed to achieve its goal, are discussed below.

         The Bank has been a traditional lender for one- to four-family residential loans since its founding in 1927. This past fiscal year, the Bank generated a total of $26.4 million in mortgage loans of which $9.9 million were sold in the secondary market and $16.5 million were retained in the Bank's portfolio. These types of loans make up 61.25% of the Bank's total loan portfolio. Financing homes for its community continues to be the Bank's primary lending function, however management has initiated new focus in commercial and consumer loans during the past two years for purposes of expanding the Bank's financial menu, improving loan yields, and obtaining a better balance in the loan portfolio. The Bank's commercial loan department is concentrating on the small business sector which is the foundation of stable commerce in any thriving community. Excellent progress has been made in introducing the Bank to the commercial market resulting in a growing pipeline of new business and prospects. The consumer emphasis has been in the home equity arena resulting in an increase of home equity lines of credit from $4.7 million at June 30, 1999 to $6.8 million at June 30, 2000, representing a 44.68% increase. Consumer loans for other needs and purposes also increased as management and staff solicited new business. Value-added use of media and enhanced cross-sell efforts led to greatly improved results as total consumer and commercial loans outstanding increased more than 67.28% over the preceding year.

         The Bank historically has maintained good asset quality. Its emphasis on one-to-four family mortgages and its underwriting policies and practices are intended to maintain this quality. The new emphasis on commercial and consumer loans may add credit risk to the loan portfolio due to the risk inherent nature of the loans. However, policies are in place and practices are being monitored in order to minimize credit risk which includes an appropriate increase in loan loss provision in the next fiscal year. Management feels the Bank's increased loan loss provision and capital adequacy justify and support the additional risk. At June 30, 2000, the Bank had $186,000 in non-performing assets. The Bank's ratio of non-performing loans to total assets at June 30, 2000 was 0.22%.

         One of the reasons the Bank converted to a stock Bank was to support growth in deposits and lending activities, which would also leverage the Bank's existing branch network, facilities, and personnel resources. The assets of the Company increased $29.1 million, or 53.01%, from $54.9 million at June 30, 1994, to $84.0 million at June 30, 2000. The increase was due primarily to an increase in loans receivable of $13.2 million and an increase of $15.2 million in mortgage backed and investment securities.

         During fiscal year 2001, management expects to increase the portion of originated residential mortgage loans that is to be retained in our portfolio in order to increase earning assets with attractive yields and to enhance asset growth. This growth will be funded by a mix of deposit growth and borrowings.

Asset and Liability Management

         The Bank continues to manage interest rate risk. It has managed this risk on the asset side of its balance sheet with adjustable-rate mortgage ("ARM") loans and government-related securities. As regards the Bank's present and future portfolio of commercial loans, pricing will generally be of a variable nature based on appropriate money market indexes. Commercial term loans with longer maturities will generally reprice every 3 to 5 years. Consumer loans generally have a maturity of 3 years or less while home equity lines of credit are of a variable nature. On the liability side of its balance sheet, the Bank has depended on certificates of deposit of one year or less to fund the lending operation, however management is seeking lower cost of funding primarily through new deposit products to attract new checking account customers. Further, management will continue to manage interest rates paid for deposits in term of achieving appropriate interest rate margins. Historically the Bank has relied upon the cash flows from its deposits and mortgage repayments as its primary source of funds although in 1997, the Bank began to use borrowings from the FHLB to support funding needs and to help manage interest rate risk.

Average Balance Sheet

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

                                                                              For the Year Ended June 30
                                                       ------------------------------------------------------------------------
                                                                2000                                     1999
                                                       --------------------------------         -------------------------------
                                                       Average                Average           Average                Average
                                                       Balance    Interest   Yield/Cost         Balance   Interest   Yield/Cost
                                                       -------    --------   ----------         -------   --------   ----------
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Loans receivable, net (1)                            $49,988    $4,076         8.15%         $47,834     $3,856       8.06%
   Investments and mortgage-backed
   securities:
      Held to maturity, at cost                             268        21         7.84              298         23        7.84
      Available for sale, FMV (2)                        22,060     1,555         7.05           21,267      1,313        6.17
   Other investments (3)                                  6,059       376         6.21           10,514        599        5.70
                                                        -------    ------                       -------     ------
      Total interest-earning assets                      78,375     6,028         7.69           79,913      5,791        7.25
                                                        -------    ------                                   ------

Non-interest earning assets                               4,358                                   3,050
                                                        -------                                 -------
      Total assets                                      $82,733                                 $82,963
                                                         ======                                 =======

Interest-bearing liabilities:
   Interest-bearing demand accounts                       5,827        87         1.49          $ 6,083         87        1.43
   Regular savings & club accounts                        8,568       257         3.00            7,865        235        2.99
   Money market deposit accounts                          2,975        75         2.52            3,130         87        2.78
   Certificates of deposit                               45,853     2,330         5.08           46,555      2,439        5.24
   Borrowed funds                                        10,338       564         5.46            9,043        490        5.42
                                                        -------    ------                       -------     ------
      Total interest-bearing liabilities                 73,561     3,313         4.50           72,676      3,338        4.59
                                                                   ------                                   ------
Non-interest-bearing demand accounts                      1,358                                   1,398
Non-interest bearing liabilities                          1,172                                   1,064
Equity                                                    6,642                                   7,825
                                                        -------                                 -------
      Total liabilities and equity                      $82,733                                 $82,963
                                                        =======                                 =======
Net-interest income                                                $2,715                                   $2,453
                                                                   ======                                    =====
Interest rate spread (4)                                                          3.19                                    2.65
Net yield on interest-earning assets (5)                                          3.46                                    3.07
Ratio of average interest-earning assets to
average interest-bearing liabilities                                            106.55                                  109.96
Average equity to average total assets                                            8.03                                    9.43

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

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rate multiplied by old average volume); (iii) and changes in rate volume (changes in rate multiplied by the change in volume).

                                    ---------------------------------------------------------------------
                                                       For the Year Ended June 30,
                                    ---------------------------------------------------------------------
                                              2000 vs. 1999                    1999 vs. 1998
                                    --------------------------------    ---------------------------------
                                                               (In Thousands)
                                                      Rate/                               Rate/
                                    Volume    Rate    Volume     Net    Volume    Rate    Volume     Net
                                    ------    ----    ------     ---    ------    ----    ------     ---
Interest income:
  Loans receivable, net             $ 174    $  44    $   2    $ 220    $(143)   $(189)   $   6    $(326)
  Mortgage backed securities
  and investments:
    Held to maturity, at cost          (2)       -        -       (2)      (3)       -        -       (3)
    Available for sale, FMV            49      186        7      242      404      (55)     (22)     327
  Other investments                  (254)      54      (23)    (223)     117     (111)     (21)     (15)
                                    -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-earning assets     (33)     284      (14)     237      375     (355)     (37)     (17)
                                    -----    -----    -----    -----    -----    -----    -----    -----

Interest expense:
  Deposits:
    Interest-bearing demand
     accounts                          (4)       4        -        -       19      (20)      (4)      (5)
    Regular savings & club
     accounts                          21        1        1       23       10        3        -       13
    Money market deposit
     accounts                          (4)      (8)       -      (12)      (1)      (6)       -       (7)
    Certificates of deposit           (37)     (73)       1     (109)     (50)     (72)       1     (121)
  Borrowed funds                       70        3        -       73      272      (20)     (20)     232
                                    -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-bearing
      liabilities                      46      (73)       2      (25)     250     (115)     (23)     112
                                    -----    -----    -----    -----    -----    -----    -----    -----

Change in net interest income       $ (79)   $ 357    $ (16)   $ 262    $ 125    $(240)   $ (14)   $(129)
                                    =====    =====    =====    =====    =====    =====    =====    =====

                                        9

                        Comparison of Financial Condition
                          and Results of Operations for
               Fiscal Years Ended June 30, 2000 and June 30, 1999

         Total assets at June 30, 2000 were $84.0 million as compared to $81.7 million at June 30, 1999, an increase of $2.3 million. The increase was due primarily to additional loans added to the Bank's portfolio.

         Cash and cash equivalents decreased $400,000 to $2.1 million at June 30, 2000 and interest bearing deposits and investments decreased $4.6 million to $1.7 million at June 30, 2000, due mainly to a need for these funds to support loan growth. Net loans receivable increased $8.0 million from $45.6 million at June 30, 1999 to $53.6 million at June 30, 2000, due primarily to additional mortgage loans added to the Bank's portfolio and continued growth in consumer and commercial loans. Loans held for sale increased $381,000 at year end to $857,000, due to increased loan demand during the final quarter of fiscal year 2000.

         At June 30, 2000, three loans were added to foreclosed property due to their delinquency status at year end. These loans are secured by single family real estate and no loss is anticipated.

         On the liability side, deposits increased $2.7 million to $64.7 million at June 30, 2000 primarily through special certificate of deposit promotions and the Bank's new relationship account -- The Star Account. At June 30, 2000, there were $11.7 million in advances outstanding from the Federal Home Loan Bank of Atlanta, a decrease of $300,000 from June 30, 1999.

         Net Income. Net income for the year ended June 30, 2000 was $396,000 as compared to $345,000 for the year ended June 30, 1999, an increase of $51,000. The increase was mainly due to increased net interest income. Basic per share earnings for the year ended June 30, 2000 rose to $0.99 verus $0.78 in fiscal 1999. This is the Bank's highest EPS since conversion to stock from mutual in 1994.

         Interest Income. Interest income increased $237,000 for the year ended June 30, 2000. Interest income was $6.0 million at June 30, 2000. The increase was mainly a result in the increase in earnings on a larger loan portfolio, particularly in consumer and commercial loans.

         Interest Expense. Interest expense for the year ended June 30, 2000 was $3.3 million. There was a decrease in interest paid on deposits offset by an increase in the interest rate paid on borrowed funds.

         Net Interest Income. Net interest income increased $262,000. The increase was due mainly to increased income on a larger loan portfolio.

         Provision for Credit Losses. The Bank made an addition of $13,000 to the provision for credit losses for the year ended June 30, 2000. During the quarter ended June, 2000, a $5,000 loss on two consumer loans was charged to the allowance for credit losses. The balance in the allowance for credit losses was $210,000 on June 30, 1999 and $218,000 on June 30, 2000. As of June 30, 2000,
the Bank's allowance for loan losses was 0.34% of total loans.

         Noninterest Income. Noninterest income decreased $108,000 from $575,000 for the year ended June 30, 1999 to $476,000 for the year ended June 30, 2000. The decrease was mainly due to lower fee volume on sale of mortgage loans offset by an increase in loan and other customer service fees.

         Noninterest Expense. Noninterest expense increased from $2.5 million for the year ended June 30, 1999 to $2.6 million for the year ended June 30, 2000, an increase of $93,000. This was mainly due to increased personnel expense, data processing and advertising expenses and a reduction in premiums for Federal deposit insurance.

         Management continues their efforts to expand the Banks products and services as well as improve its delivery system to enhance quality service. This years focus on increasing retail loan production has resulted in doubling the volume of home equity lines outstanding and the new Commercial Loan Department is now generating new business and has a significant amount of commitments to fund as well as a growing pipeline of proposals. Management will also be focusing on non-interest income through new revenue sources such as credit insurance, title insurance, credit cards, ATM exchange fees and improved activity analysis on commercial deposit accounts. Management expects non-interest expense to continue to increase as new equipment and improved data processing are necessary in order to provide a quality level of financial services. During the year, all expense categories will be reviewed such as our method of check clearing. The thrust on non-interest income/expenses is to improve the Bank's efficiency ratio and thereby increase profitability and enhance shareholder value.

         Provision for Income Taxes. The provision for income taxes for the year ended June 30, 2000 was $187,000 as compared to $177,000 for the year ended June 30, 1999. The increase was due to increased income offset by a tax savings associated with municipal bonds.

Liquidity and Capital Resources

         The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. Additional sources of liquidity are advances from the FHLB of Atlanta and other borrowings. The Bank may utilize FHLB of Atlanta borrowing in the future during periods when management believes that such borrowings provide a lower cost source of funds than deposit accounts and the Bank desires liquidity in order to help expand its lending operations. Borrowings are also used to purchase assets to leverage capital.

         The Bank's most liquid assets are cash and cash-equivalents, which include investments in highly liquid, short-term investments, such as overnight investments in the Federal Home Loan Bank of Atlanta. At June 30, 2000, cash and cash equivalents totaled $2.1 million.

         At June 30, 2000, the Bank had $42.1 million in certificates of deposits due within one year and $3.4 million due in two to three years. Management estimates that the Bank will retain the deposits or replace them with new deposits. At June 30, 2000, the Bank had $2.0 million in outstanding loan commitments. The Bank intends to fund these commitments with present liquidity, proceeds from loan repayments, and loan sales in the secondary market.

         Regulations require that the Bank maintain specified levels of liquidity. The liquidity is measured as a ratio of cash and certain investments to withdrawable savings. At June 30, 2000, the minimum level of liquidity required by regulations was 4.00%. The Bank's liquidity ratio at June 30, 2000 was 36.58% and at June 30, 1999 was 30.11%.

         The Bank is required to maintain specified amounts of capital pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and regulations promulgated by the OTS. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At June 30, 2000, the Bank's tangible and core capital totaled $7.3 million. This amount exceeded the tangible capital requirement of $1.3 million by $6.0 million and the core capital requirement of $2.6 million by $4.7 million on that date. At June 30, 2000, the Bank's risk-based capital totaled $7.5 million, which exceeded its risk-based capital requirement of $3.9 million by $3.6 million.

Impact of Inflation and Changing Prices

         The financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time caused by inflation.

         Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

[LOGO]
--------------------
CHERRY
BEKAERT &
HOLLAND
--------------------
CERTIFIED PUBLIC
ACCOUNTANTS &
CONSULTANTS
--------------------


                         Report of Independent Auditors



The Board of Directors and Stockholders
SWVA Bancshares, Inc.
Roanoke, Virginia


We have audited the accompanying consolidated statements of financial condition of SWVA Bancshares, Inc. and Subsidiaries (the "Company"), as of June 30, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWVA Bancshares, Inc. and Subsidiaries, as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000 in conformity with generally accepted accounting principles.



                                   /s/Cherry, Bekaert & Holland, L.L.P.


Lynchburg, Virginia
August 14, 2000

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                             June 30, 2000 and 1999
                                 (In thousands)

                                                                                                     2000            1999
                                                                                                -------------   -------------
Assets
   Cash and cash equivalents                                                                      $    2,060      $    2,454
   Interest-bearing deposits                                                                           1,685           6,278
   Investment and mortgage-backed securities
      Held to maturity, at amortized cost (fair value of $254 in 2000 and $292 in 1999)                  254             283
      Available for sale, at fair value                                                               21,517          22,934
      Restricted at cost                                                                                 585             600
   Loans held for sale                                                                                   857             476
   Loans receivable, net                                                                              53,610          45,576
   Foreclosed property                                                                                   186               -
   Property and equipment, net                                                                         1,681           1,688
   Accrued interest receivable                                                                           607             594
   Prepaid expenses and other assets                                                                     919             831
                                                                                                  ----------      ----------
          Total assets                                                                            $   83,961      $   81,714
                                                                                                  ==========      ==========
Liabilities and stockholders' equity
Liabilities
   Deposits                                                                                       $   64,748      $   62,094
   Advances from Federal Home Loan Bank                                                               11,700          12,000
   Advances from borrowers for taxes and insurance                                                       208             210
   Other liabilities and deferred income                                                                 563             619
                                                                                                  ----------      ----------
          Total liabilities                                                                           77,219          74,923
                                                                                                  ----------      ----------
Commitments and contingencies

Stockholders' equity
   Preferred stock, par value $.10.  Authorized 275,000 shares, none issued
   Common stock, par value $.10.  Authorized 2,225,000 shares, 423,612
     shares outstanding for 2000 and 1999                                                                 42              42
   Additional paid-in capital                                                                          2,824           2,838
   Retained earnings, substantially restricted                                                         5,152           4,908
   Unrealized holding loss on securities, available for sale                                      (      895)     (      515)
   Less unearned ESOP shares, 18,258 for 2000 and 22,823 shares for 1999                          (      182)     (      228)
   Less unearned MSBP shares, 11,767 for 2000 and 14,895 shares for 1999                          (      199)     (      254)
                                                                                                  -----------     -----------
          Total stockholders' equity                                                                   6,742           6,791
                                                                                                  ----------      ----------
          Total liabilities and stockholders' equity                                              $   83,961      $   81,714
                                                                                                  ==========      ==========


See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
           Consolidated Statements of Changes in Stockholders' Equity
                    Years ended June 30, 2000, 1999 and 1998
                    (In thousands, except shares outstanding)

                                                                               Unrealized
                                                                                Holding
                                       Common Stock                            Gain (Loss)
                                ----------------------  Additional            on Securities    Unearned   Unearned
                                  Shares                 Paid-in    Retained    Available       ESOP       MSBP
                                  Outstanding  Amount    Capital    Earnings    For Sale        Shares     Shares     Total
                                ------------- -------- -----------  ---------  ------------   ---------- ---------- ----------

Balance at June 30, 1997           510,984   $    51   $    4,286   $  4,904   $        29    $ (  319)  $ (  349)  $   8,602

   Net income                            -         -            -        461             -           -          -         461

   Change in unrealized gain on
      available for sale securities      -         -            -          -            29           -          -          29

   Repurchase of common stock     ( 14,097)   (    1)   (     292)         -             -           -          -    (    293)

   Allocated/earned ESOP shares          -         -           47          -             -          45          -          92

   Allocated/earned MSBP shares          -         -            9          -             -           -         50          59

   Dividends declared and paid
      ($1.30 per share)                  -         -            -     (  623)            -           -          -    (    623)
                                  --------    ------    ---------    -------    ----------   ---------   ---------  ---------

Balance at June 30, 1998           496,887        50        4,050      4,742            58      (  274)    (  299)      8,327

   Net income                            -         -            -        345             -           -          -         345

   Change in unrealized gain on
      available for sale securities      -         -            -          -    (      573)          -          -    (    573)

   Repurchase of common stock     ( 73,275)   (    8)   (   1,202)         -             -           -          -    (  1,210)

   Allocated/earned ESOP shares          -         -           12          -             -          46          -          58

   Allocated/earned MSBP shares          -         -    (      22)         -             -           -         45          23

   Dividends declared and paid
      ($0.40 per share)                  -         -            -     (  179)            -           -          -    (    179)
                                  --------    ------    ---------    -------    ----------   ---------   ---------  ---------

Balance at June 30, 1999           423,612        42        2,838      4,908          (515)     (  228)    (  254)      6,791

   Net income                            -         -            -        396             -           -          -         396

   Change in unrealized gain on
      available for sale securities      -         -            -          -          (380)          -          -        (380)

   Allocated/earned ESOP shares          -         -     (      2)         -             -          46          -          44

   Allocated/earned MSBP shares          -         -     (     12)         -             -           -         55          43

   Dividends declared and paid
      ($0.40 per share)                  -         -            -     (  152)            -           -          -    (    152)
                                  --------    ------    ---------    -------    ----------   ---------   ---------  ---------
Balance at June 30, 2000           423,612    $   42    $   2,824    $ 5,152    $ (    895)  $  (  182)  $ (  199) $    6,742
                                  ========    ======    =========    =======    ==========   =========   =========  =========

See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                    Years ended June 30, 2000, 1999, and 1998
                      (In thousands, except per-share data)

                                                                                      2000          1999            1998
                                                                                 -------------  -------------   -------------
Interest income
   Loans                                                                         $      4,076   $      3,856    $       4,182
   Mortgage-backed and related securities                                                 631            592              284
   U.S. government obligations including agencies                                         826            675              705
   Interest on municipal bonds                                                            119             69               23
   Other investments, including overnight deposits                                        376            599              614
                                                                                   ----------     ----------      -----------
          Total interest income                                                         6,028          5,791            5,808
                                                                                   ----------     ----------      -----------
Interest expense
   Deposits                                                                             2,748          2,848            2,968
   Borrowed funds                                                                         565            490              258
                                                                                   ----------     ----------      -----------
          Total interest expense                                                        3,313          3,338            3,226
                                                                                   ----------     ----------      -----------
          Net interest income                                                           2,715          2,453            2,582

Provision for credit losses                                                                13             13               33
                                                                                   ----------     ----------      -----------
          Net interest income after provision for credit losses                         2,702          2,440            2,549
                                                                                   ----------     ----------      -----------
Noninterest income
   Loan and other customer service fees                                                   244            158              137
   Gain on sale of mortgage loans                                                         121            324              210
   Gross rental income                                                                    102            102               98
   Other                                                                                    -     (        9)     (        17)
                                                                                   ------------   ----------      -----------
          Total noninterest income                                                        467            575              428
                                                                                   ----------     ----------      -----------
Noninterest expense
   Personnel                                                                            1,476          1,435            1,285
   Office occupancy and equipment                                                         339            335              297
   Data processing                                                                        250            232              179
   Federal insurance of accounts                                                           25             40               38
   Advertising                                                                            116             90               63
   Other                                                                                  380            361              336
                                                                                   ----------     ----------      -----------
          Total noninterest expenses                                                    2,586          2,493            2,198
                                                                                   ----------     ----------      -----------
Income before income tax expense                                                          583            522              779

Provision for income taxes                                                                187            177              318
                                                                                   ----------     ----------      -----------
           Net income                                                            $        396   $        345    $         461
                                                                                   ==========     ==========      ===========

Basic earnings per share                                                         $        .99   $        .78    $         .97

Diluted earnings per share                                                       $        .99   $        .78    $         .95


See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Comprehensive Income
                    Years ended June 30, 2000, 1999, and 1998
                                 (In thousands)

                                                                                     2000          1999            1998
                                                                                 -------------  -------------   -------------

Net income                                                                       $        396   $        345    $         461

Other comprehensive income, net of tax
   Unrealized gains (losses) on securities                                         (      380)    (      573)              29
                                                                                   ----------     ----------      -----------
          Comprehensive income                                                   $         16   $ (      228)   $         490
                                                                                   ==========     ==========      ===========



See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 2000, 1999, and 1998
                                 (In thousands)

                                                                                     2000           1999            1998
                                                                                 -------------  -------------   -------------
Operating activities
   Net income                                                                    $        396   $        345    $        461
   Adjustments to reconcile net income to net cash provided by
     (used in) operating activities
         ESOP shares allocated                                                             46             46              92
         MSBP shares allocated                                                             55             45              59
         Provision for credit losses                                                       13             13              33
         Provision for depreciation and amortization                                      114            106              96
         Provision (benefit) for deferred income tax                                        3              3      (       19)
         Loans originated for sale                                                 (   10,191)    (   29,286)     (   20,467)
         Proceeds from sales of loans originated for sale                               9,931         30,742          19,796
         Gain on sale of loans                                                     (      121)    (      325)     (      210)
         Loss on disposal of property and equipment                                         -              -               1
         Net increase (decrease) in other assets                                          103     (       64)     (      302)
         Net increase (decrease) in other liabilities                              (       74)            44              35
         Net gain on sale of investments, available for sale                                -     (       18)     (       17)
                                                                                   ----------     -----------     -----------

          Net cash provided by (used in) operating activities                             275          1,651      (      442)
                                                                                   ----------     ----------      -----------
Investing activities
   Proceeds from sale of property and equipment                                             2              -               -
   Proceeds from sale of FHLB stock                                                       109            411               -
   Proceeds from maturity of investments and interest-bearing deposits                  6,080          6,087           6,793
   Proceeds from sale of investments, available for sale                                    -         11,490           6,257
   Purchase of investments and interest-bearing deposits                           (    1,487)    (    6,468)     (    6,887)
   Purchase of investments, available for sale                                              -     (   17,527)     (   20,408)
   Purchase of FHLB stock                                                          (       94)    (       50)              -
   Purchase of property and equipment                                              (      108)    (      132)     (       91)
   Net (increase) decrease in loans                                                (    6,332)         3,936           3,080
   Purchase of loans                                                               (    1,900)    (    1,313)     (      343)
   Principal repayments on mortgage-backed securities                                     859          3,759           1,018
                                                                                   ----------     ----------      ----------

          Net cash provided by (used in) investing activities                      (    2,871)           193      (   10,581)
                                                                                   ------------   ----------      -----------
Financing activities
   Proceeds from advances                                                               8,200          7,000           7,000
   Curtailment of advances and other borrowings                                    (    8,500)    (    2,000)     (    3,500)
   Net increase (decrease) in savings deposits                                          2,654     (    6,194)         10,356
   Repurchase of stock                                                                      -     (    1,210)     (      293)
   Dividends paid                                                                  (      152)    (      179)     (      623)
                                                                                   ------------   -----------     -----------

          Net cash provided by (used in) financing activities                           2,202     (    2,583)         12,940
                                                                                   ----------     -----------     ----------

          Increase (decrease) in cash and cash equivalents                         (      394)    (      739)          1,917

Cash and cash equivalents at beginning of year                                          2,454          3,193           1,276
                                                                                   ----------     ----------      ----------

Cash and cash equivalents at end of year                                         $      2,060   $      2,454    $      3,193
                                                                                   ==========     ==========      ==========

                                   (continued)

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 2000, 1999, and 1998
                                 (In thousands)

                                                                                      2000           1999            1998
                                                                                 -------------  -------------   -------------
Supplemental disclosures:
   Cash paid for
      Interest on deposits and borrowed funds                                    $      3,343   $      3,290    $      3,193
                                                                                   ==========     ==========      ==========

      Income taxes                                                               $        185   $        330    $        440
                                                                                   ==========     ==========      ==========


   Other non-cash activities
      Gross unrealized gain (loss) on securities, available for sale             $ (    1,356)  $ (      780)   $         93
      Deferred income taxes                                                               461            265      (       35)
                                                                                   ----------     ----------      -----------

             Net unrealized gain (loss)                                          $ (      895)  $ (      515)   $         58
                                                                                   ===========    ===========     ==========

See notes to consolidated financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


SWVA Bancshares, Inc. (Parent Company), is a unitary thrift holding company whose principal asset is its wholly-owned subsidiary, Southwest Virginia Savings Bank, FSB (Bank). The Bank is a federally chartered stock Bank as provided by the United States Home Owner's Loan Act. The Bank has five locations in Roanoke, Virginia and the surrounding area. In these financial statements the consolidated group is referred to collectively as the "Company".

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 1 - Summary of significant accounting policies (continued)

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to noninterest income. As of June 30, 2000 and 1999 and for each of the three years ended June 30, 2000, 1999, and 1998, these loans were originated with firm commitments from independent third parties to be acquired at fixed prices. As a result, no unrealized gains or losses have been recognized.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


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

Prior to 1996, Banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction, or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $1.6 million as of June 30, 2000.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


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

Advertising

The Company expenses most advertising costs as incurred. Such expenses are shown in the consolidated statements of income. As of June 30, 2000 and 1999, the Company's statements of financial condition for each period included $6,000 of prepaid advertising.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


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

Conversion to stock ownership

At a special meeting on July 20, 1994, the members of the Bank approved management's plan to convert the Bank from a Federal Mutual to a Federal Stock Bank. The plan called for the formation of SWVA Bancshares, Inc. which would own the stock of the Bank upon its conversion to a stock form of ownership. The stock of the Parent Company would then be offered through a Subscription and Community Offering to the Bank's tax-qualified employee stock plans, eligible account holders and others. The transaction was in the form of a pooling of interests.

On October 7, 1994, the Parent Company issued 570,590 shares of $.10 par value common stock at $10 per share and became the parent company of the Bank. Net proceeds, after deducting conversion expenses and underwriters' discounts of $469,000, were $5.2 million and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Parent Company's Articles of Incorporation contain certain limitations on voting rights and other "anti- takeover" provisions.

As part of the conversion to stock form, the Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP purchased 45,647 common shares of the Parent Company issued in the conversion, which purchase was funded by a loan from the Parent Company. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statements of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP net of the shares committed to be released. Contributions to the ESOP by the Bank are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1999, a total of 27,389 shares had been released.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 1 - Summary of significant accounting policies (continued)

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

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. The Bank expects to adopt the new Statement effective July 1, 2000. The Statement will require the Bank to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Bank does not enter into derivative contracts and does anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

Reclassifications

Certain items in the 1998 and 1999 financial statements have been reclassified to afford comparability with the 2000 financial statements.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 2 - Investment securities

Investments consisting of U.S. government, mortgage-backed and other securities at June 30 of each year were as follows in thousands:

                                                                                            2000
                                                                 ------------------------------------------------------------
                                                                                                  Gross Unrealized
                                                                    Amortized     --------------------------------------------
                                                                       Cost         Gain           Loss           Fair Value
                                                                 --------------  -------------  -------------   -------------
Securities, held to maturity
   FHLMC participation certificates                              $          254  $           -  $           -   $         254
                                                                    -----------    -------------  -----------     -----------
Securities, available for sale
   Municipal bonds                                                        2,446              -            188           2,258
   U.S. Government and agency bonds                                      12,000              -            874          11,126
   GNMA mortgage-backed securities                                        7,904              -            296           7,608
   FNMA mortgage-backed securities                                          524              1              -             525
                                                                    -----------    -----------    -----------     -----------
                                                                         22,874              1         1, 358          21,517
                                                                    -----------    -----------    -----------     -----------
          Total securities                                       $       23,128  $           1  $      1, 358   $      21,771
                                                                    ===========    ===========    ===========     ===========


                                                                                            1999
                                                                 ------------------------------------------------------------
                                                                                                  Gross Unrealized
                                                                    Amortized     --------------------------------------------
                                                                       Cost         Gain           Loss           Fair Value
                                                                 --------------  -------------  -------------   -------------
Securities, held to maturity
   FHLMC participation certificates                              $          283  $           9  $           -   $         292
                                                                    -----------    -----------    -----------     -----------
Securities, available for sale
   Municipal bonds                                                        2,442              -             96           2,346
   U.S. Government and agency bonds                                      12,000              -            524          11,476
   GNMA mortgage-backed securities                                        8,591              -            179           8,412
   FNMA mortgage-backed securities                                          681             19              -             700
                                                                    -----------    -----------    -----------     -----------
                                                                         23,714             19            799          22,934
                                                                    -----------    -----------    -----------     -----------
          Total securities                                       $       23,997  $          28  $         799   $      23,226
                                                                    ===========    ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 2 - Investment securities (continued)

The amortized cost and estimated fair value of debt securities at June 30, 2000, by contractual maturity, were as follows in thousands. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                         Held to Maturity             Available for Sale
                                                                 -----------------------------  -----------------------------
                                                                    Amortized                     Amortized
                                                                     Cost          Fair Value      Cost           Fair Value
                                                                 --------------  -------------  -------------   -------------
        Due in one year or less                                  $            -  $           -  $           -   $           -
        Due after one year through five years                                 -              -              -               -
        Due after five years through ten years                                -              -          2,500           2,412
        Due after ten years                                                   -              -         11,946          10,972
        Mortgage-backed and related securities                              254            254          8,428           8,133
                                                                    -----------    -----------    -----------     -----------

                                                                 $          254  $         254  $      22,874   $      21,517
                                                                   ============    ===========    ===========     ===========

Proceeds from maturities of interest-bearing deposits and investments were $6.1 million in 2000, $6.1 million in 1999, and $6.8 million in 1998. Gross realized gains and losses on redemption of investments are summarized below in thousands:

                                                                                     2000          1999             1998
                                                                                 -------------  -------------   -------------

        Gross realized gains                                                     $          -   $           -   $           -
        Gross realized losses                                                               -     (        18)    (        17)
                                                                                   ----------     -----------     -----------

                  Net realized gains (losses)                                    $          -   $ (        18)  $ (        17)
                                                                                   ==========     ===========     ===========

Cost was determined by the specific identification method.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 3 - Loans receivable

Loans receivable at June 30 of each year were as follows in thousands:

                                                   2000           1999
                                               -------------   -------------
        Mortgage loans
           Residential, one to four family     $      33,872   $      32,342
           Residential, multifamily                    4,014           4,187
           Nonresidential and land                     5,459           2,071
           Construction                                4,781           4,024
                                                 -----------     -----------
                                                      48,126          42,624
                                                 -----------     -----------
        Non-mortgage loans
           Consumer loans
              Secured personal                         1,774           1,483
              Unsecured personal                         165              92
              Auto                                       568             177
              Home improvement                            19              38
              Equity line                              3,262           2,316
              Other                                      120              80
           Commercial
              Unsecured                                  202               -
              Secured                                  1,068             105
                                                 -----------     -----------
                                                       7,178           4,291
                                                 -----------     -----------
                  Total loans                         55,304          46,915
                                                 -----------     -----------
        Less
           Deferred loan fees                             27              42
           Undisbursed loans in process                1,449           1,087
           Allowance for credit losses                   218             210
                                                 -----------     -----------
                                                       1,694           1,339
                                                 -----------     -----------
                  Loans receivable, net        $      53,610   $      45,576
                                                 ===========     ===========

Real estate loans pledged as collateral for Federal Home Loan Bank of Atlanta advances totaled $11.7 million and $12 million as of June 30, 2000 and 1999, respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 3 - Loans receivable (continued)

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 of each year are summarized as follows in thousands:

                                                                                      2000           1999            1998
                                                                                 -------------  -------------   -------------

        Federal Home Loan Mortgage Corporation (FHLMC)                           $         244  $         292   $         321
        Virginia Housing Development Authority (VHDA)                                        -            800             614
                                                                                   -----------    -----------     -----------

                                                                                 $         244  $       1,092   $         935
                                                                                   ===========    ===========     ===========

Custodial escrow balances at June 30 of each year maintained in connection with the foregoing loans serviced are summarized as follows in thousands:

                                                                                                    2000           1999
                                                                                                -------------   -------------

        FHLMC                                                                                   $          6    $           7
        VHDA                                                                                               -                6
                                                                                                  -----------     -----------
                                                                                                $          6    $          13
                                                                                                  ===========     ===========

Activity in the allowance for credit losses for the years ended June 30, 2000, 1999, and 1998 is summarized as follows in thousands:

                                                                                     2000           1999           1998
                                                                                 -------------  -------------   -------------

        Balance at beginning of year                                             $        210   $        207    $        217
        Provision charged to operations                                                    13             13              33
        Charge-offs                                                                (        5)   (        10)    (        43)
                                                                                   -----------    -----------     -----------

                  Balance at end of year                                         $        218   $        210    $        207
                                                                                   ==========     ==========      ==========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 3 - Loans receivable (continued)

The following table sets forth the maturity of the loan portfolio at June 30, 2000 in thousands. The table does not include prepayments or scheduled principal repayments.

                                           Residential
                                  --------------------------
                                    One to Four     Multi-       Nonresidential                     Consumer
                                     Family         Family        and Land         Construction    and Other        Total
                                  -------------  -----------  -----------------  --------------  ------------   -------------
Amounts due
   Within 3 months                $          -   $         -  $               -  $        1,295  $        672   $       1,967
   3 months to 1 year                        4             -                  -           2,331           478           2,813
                                    -----------    ---------    ---------------    ------------    ----------     -----------
          Total due within 1 year            4             -                  -           3,626         1,150           4,780
                                    -----------    ---------    ---------------    ------------    ----------     -----------
   After 1 year
      1 to 3 years                          151            -                104             905           963           2,123
      3 to 5 years                          322            -              2,135             250           539           3,246
      5 to 10 years                       3,024          749              1,735               -         1,034           6,542
      10 to 20 years                      7,432        2,643              1,390               -         3,492          14,957
      Over 20 years                      22,939          622                 95               -             -          23,656
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due after 1 year         33,868        4,014              5,459           1,155         6,028          50,524
                                    -----------    ---------    ---------------    ------------    ----------     -----------

          Total due               $      33,872  $     4,014  $           5,459  $        4,781  $      7,178          55,304
                                    ===========    =========    ===============    ============    ==========     -----------
Less
   Allowance for loan loss                                                                                                218
   Loans in process                                                                                                     1,449
   Deferred loan fees                                                                                                      27
                                                                                                                  -----------
                                                                                                                        1,694
                                                                                                                  -----------
          Loans receivable, net                                                                                 $      53,610
                                                                                                                  ===========

The following table sets forth the dollar amount (in thousands) of all loans due after June 30, 2001, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                  Floating or
                                     Fixed        Adjustable
                                     Rates          Rates          Total
                                 -------------  -------------   -------------

      One to four family         $       8,165  $      25,703   $      33,868
      Multifamily                        3,031            983           4,014
      Nonresidential and land            5,235            224           5,459
      Construction                         255            900           1,155
      Consumer and other                 2,384          3,644           6,028
                                   -----------    -----------     -----------
                                 $      19,070  $      31,454   $      50,524
                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998

Note 4 - Foreclosed property

At June 30, 2000, 3 loans were classified as foreclosed property. These loans are secured by single family real estate.

There was no foreclosed real estate acquired in settlement of loans at June 30, 1999.

The net loss on foreclosed real estate at June 30 of each year consisted of the following in thousands:

                                                                                      2000           1999            1998
                                                                                 -------------  -------------   -------------
        Net loss on sale of foreclosed real estate                               $           -  $           -   $         43
                                                                                   ===========    ===========     ===========

Note 5 - Property, equipment and depreciation

Property and equipment at June 30 of each year were as follows in thousands:

                                                                                                    2000           1999
                                                                                                -------------   -------------
        Land                                                                                    $         573   $         575
        Office buildings and improvements                                                               1,816           1,794
        Furniture, fixtures and equipment                                                               1,143           1,057
                                                                                                  -----------     -----------
                                                                                                        3,532           3,426
        Less accumulated depreciation                                                                   1,851           1,738
                                                                                                  -----------     -----------
                     Property and equipment, net                                                $       1,681   $       1,688
                                                                                                  ===========     ===========

Accumulated depreciation at June 30 of each year was as follows in thousands:

                                                                                                    2000            1999
                                                                                                -------------   -------------
        Office buildings and improvements                                                       $         975   $         937
        Furniture, fixtures and equipment                                                                 876             801
                                                                                                  -----------     -----------
                                                                                                $       1,851   $       1,738
                                                                                                  ===========     ===========

Depreciation expense for the years ended June 30, 2000, 1999, and 1998 was as follows in thousands:

                                                                                     2000           1999            1998
                                                                                 -------------  -------------   -------------
         Office buildings and improvements                                       $          37  $          36   $          37
         Furniture, fixtures and equipment                                                  76             70              55
                                                                                   -----------    -----------     -----------
                                                                                 $         113  $         106   $          92
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 6 - Accrued interest receivable

Accrued interest receivable at June 30 of each year was as follows in thousands:

                                                                                                     2000           1999
                                                                                                -------------   -------------

         Accrued interest on loans                                                              $         311   $         261
         Accrued interest on investments                                                                  296             333
                                                                                                  -----------     -----------

                                                                                                $         607   $         594
                                                                                                  ===========     ===========

Note 7 - Deposits

Savings deposits at June 30 of each year, summarized by interest rate, were as follows in thousands:

                                                                              2000                           1999
                                                                 -----------------------------  -----------------------------
                                                                      Amount       Percent          Amount        Percent
                                                                 --------------  -------------  -------------   -------------
    Negotiable order of withdrawal deposits
       Non-interest bearing                                      $        1,840        2.84%    $       1,284         2.07%
       1.49%                                                              5,265        8.13             5,434         8.75
       1.98%                                                                 81         .13                 -         0.00
       2.47%                                                              1,230        1.90                 -         0.00
       2.52%                                                              2,668        4.12             3,233         5.21
                                                                    -----------    --------       -----------     --------

                                                                         11,084       17.12             9,951        16.03
                                                                    -------------  --------       -----------     --------

    Passbooks and statement deposits, 3.00% for each year                 8,104       12.52             8,688        13.99
                                                                    -----------    --------       -----------     --------

    Certificates of deposit and other term deposits
       3.00% to 4.00%                                                        80          .12            1,489         2.40
       4.01% to 5.00%                                                     8,978        13.87           23,367        37.63
       5.01% to 6.00%                                                    16,234        25.07           18,399        29.63
       6.01% to 7.00%                                                    20,268        31.30              200          .32
                                                                    -----------    ---------      -----------     --------

              Total term deposits                                        45,560        70.36           43,455        69.98
                                                                    -----------    ---------      -----------     --------

              Total deposits                                     $       64,748       100.00%   $      62,094       100.00%
                                                                    ===========    =========      ===========     ========

The aggregate amounts of certificates of deposit with a denomination of $100,000 or more were $6.9 million, $5.6 million, and $5.8 million at June 30, 2000, 1999, and 1998, respectively.

Certain deposit accounts were pledged as collateral for $194,000, $197,000, and $207,000 of consumer loans at June 30, 2000, 1999, and 1998, respectively.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 7 - Deposits (continued)

Maturities of certificates of deposit are scheduled for each fiscal year indicated as follows in thousands:

                                                     2001            2002            2003         After 2004      Total
                                                  -------------  --------------  -------------  -------------   -------------

        3.00% to 4.00%                            $          80  $            -  $           -  $           -   $          80
        4.01% to 5.00%                                    7,569           1,232            151             26           8,978
        5.01% to 6.00%                                   15,897             301             36              -          16,234
        6.01% to 7.00%                                   18,581           1,687              -              -          20,268
                                                    -----------     -----------    -----------    -----------     -----------

                                                  $      42,127  $        3,220  $         187  $          26   $      45,560
                                                    ===========     ===========    ===========    ===========     ===========

Interest expense on deposits for the years ended June 30, 2000, 1999, and 1998 is summarized as follows in thousands:

                                                                                     2000           1999            1998
                                                                                 -------------  -------------   -------------

        Money market                                                             $          75  $          87   $          93
        Regular savings                                                                    255            234             224
        Interest checking                                                                   87             87              92
        Club accounts                                                                        1              1               1
        Certificates of deposit                                                          2,330          2,439           2,558
                                                                                   -----------    -----------     -----------

                                                                                 $       2,748  $       2,848   $       2,968
                                                                                   ===========    ===========     ===========


Note 8 - Borrowed funds

The following table sets forth certain information regarding advances at the dates or for the periods indicated in thousands:

                                                                                                    2000            1999
                                                                                                -------------   -------------
         FHLB-Atlanta advances
            Balance outstanding at end of year                                                  $      11,700   $      12,000
            Average balance outstanding                                                                10,338           9,043
            Maximum amount outstanding at any month-end during the year                                12,000          12,000

            Weighted-average interest rate during the year                                               6.05%           5.42%
            Weighted-average interest rate at end of year                                                5.46%           5.37%

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 8 - Borrowed funds (continued)

The following table sets forth the repayment schedule at June 30, 2000, which includes interest rates and amounts due by year, in thousands:

                Year Due                   Interest Rate            Amount
             ------------                ----------------        -------------

                  2001                        7.40%              $       4,700
                  2008                        4.69%                      3,000
                  2008                        5.51%                      2,000
                  2009                        5.47%                      2,000
                                                                 -------------
                                                                 $      11,700
                                                                 =============

As of June 30, 2000, the line of credit approved by the Federal Home Loan Bank was $16 million, of which $4.3 million remained unused.

Residential loans aggregating $11.7 million and $12 million were pledged as of June 30, 2000 and 1999, respectively, as collateral for the advances from FHLB-Atlanta under a blanket floating lien agreement.


Note 9 - SAIF premium assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (Act), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% of insured deposits as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company paid a special assessment of $355,000 on November 27, 1996 to capitalize the SAIF. The FDIC has lowered the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level. The Bank's premium for deposit insurance for 2000 is currently .0003% of assessable deposits and was .0610% in 1999.


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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 10 - Income taxes (continued)

The consolidated provision for income taxes for the years ended June 30, 2000, 1999, and 1998, consisted of the following elements in thousands:

                                                                                     2000           1999           1998
                                                                                 -------------  -------------   -------------
         Tax paid or payable currently
            Federal                                                              $         184  $        159    $        304
            State                                                                            -            15              33
         Income tax deferred, net                                                            3             3     (        19)
                                                                                   -----------    ----------      -----------

                   Total provision for income taxes                              $         187  $        177    $        318
                                                                                   ===========    ==========      ==========

The provision for income taxes differed from that computed at the statutory corporate rate for the years ended June 30, 2000, 1999 and 1998 as follows:

                                                                                          2000          1999         1998
                                                                                       -----------   -----------  -----------

        Tax at statutory rate                                                              34.0%         34.0%        34.0%
        Increases in taxes resulting from
           State income tax, net of federal tax benefit                                       -           2.0          2.8
           Other                                                                              -           (.1)         1.5
           Tax exempt interest                                                             (6.9)         (6.8)
           Permanent non-deductible expenses                                                3.9           4.3          2.5
                                                                                       --------      --------     --------

                  Total provision for income taxes                                         31.0%         33.4%        40.8%
                                                                                       ========      ========     ========

The significant components of the net deferred tax asset (liability) at June 30 of each year were as follows in thousands:

                                                                                                      Liability Method
                                                                                                -----------------------------
                                                                                                   2000            1999
                                                                                                -------------   -------------
        Components of the deferred tax asset
           Loan fees                                                                            $           -   $           3
           Pension expense                                                                                 76              76
           Stock bonus plan                                                                                27              24
           Bad debts                                                                                       16              13
           Unrealized losses on securities, available for sale                                            461             265
                                                                                                  -----------     -----------
                                                                                                          580             381
        Valuation allowance                                                                                 -               -
                                                                                                  -----------     -----------
                  Total deferred tax asset                                                                580             381
                                                                                                  -----------     -----------
        Components of the deferred tax liability
           Loan fees                                                                                        2               -
           Accelerated depreciation                                                                         9              10
                                                                                                  -----------     -----------
                  Total deferred tax liability                                                             11              10
                                                                                                  -----------     -----------
                  Net deferred tax asset                                                        $         569   $         371
                                                                                                  ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


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

The before tax and after tax amount, as well as the tax (expense) is summarized below:

                                                                                                    Tax
                                                                                    Before        (Expense)        After
                                                                                    Tax            Benefit          Tax
                                                                                 -------------  -------------   -------------
       Year ended June 30, 2000
          Unrealized gains (losses) on securities                                $ (       576) $        196    $ (       380)
                                                                                   ===========    ==========      ===========

       Year ended June 30, 1999
          Unrealized gains (losses) on securities                                $ (       874) $        301    $ (       573)
                                                                                   ===========    ==========      ===========

       Year ended June 30, 1998
          Unrealized gains (losses) on securities                                $          44  $ (       15)   $          29
                                                                                   ===========   ===========     ============


Note 12 - Retirement plans and employee benefit programs

The Company has a multi-employer defined benefit pension plan with The Financial Institution's Retirement Fund. Pension expense is the amount of the required contribution, and a liability is recognized for such contributions which are unpaid at the end of the fiscal year.

Pension expense for the three years ended June 30, 2000 was as follows in thousands:

                                                                                      2000          1999            1998
                                                                                 -------------  -------------   -------------

        Pension expense                                                          $           -  $           -   $           -
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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 12 - Retirement plans and employee benefit programs (continued)

Supplemental executive retirement plan

The Company has a deferred compensation agreement with one principal officer which provides for retirement benefits supplementary to those of the pension plan. As of June 30, 2000, the cumulative accrual under the contracts totaled $110,000 and constituted general obligations of the Company. At June 30, 1999, the deferred compensation agreement was with two principal officers and the cumulative accrual totaled $230,000. During the year ended June 30, 2000, the former President elected to terminate his retirement benefit.

Employee stock ownership plan

At the time of the stock conversion, the Bank established an Employee Stock Ownership Plan covering all full-time employees over the age of 21, with at least 1,000 hours of service within a plan year. The ESOP borrowed funds from the Company to purchase a total of 45,647 shares of the Company's common stock, the loan being collateralized by the common stock. Contributions by the Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Company's lien proportional to the loan repayments. Annually on June 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. The Company has released 27,389 shares of the common stock as of June 30, 2000. The Company recognized $8,000 as accrued compensation costs in 2000 and 1999. The fair value of unearned ESOP shares totaled $173,000 and $296,000 at June 30, 2000 and 1999, respectively. There were no commitments to repurchase ESOP shares.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 12 - Retirement plans and employee benefit programs (continued)

Recognition and retention plan

The stockholders approved the establishment of a Management Stock Bonus Plan and Trust (MSBP) on October 25, 1995. The plan states that the Trust shall not purchase more than 4% of the aggregate shares of common stock issued by the Company in the mutual-to-stock conversion of the Bank (22,823 shares). During 1996, the Bank purchased 22,812 shares of the Company's common stock at an average price of $17.02 per share to be awarded to directors, officers and employees in accordance with the provision of the Recognition and Retention Plan. The costs of the shares awarded under the plan are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the plan. For the years ended June 30, 2000 and 1999, the amounts included in compensation expense were and $42,000, for each year. The status of the shares in this plan at June 30, 2000 is shown as follows:

                                                 Unawarded        Awarded
                                                  Shares          Shares
                                               -------------   -------------

        Balance at June 30, 1998                       4,328         13,209
           Granted                                         -              -
           Vested                                          -     (    2,642)
           Forfeiture                                      -              -
                                                 -----------     ----------

        Balance at June 30, 1999                       4,328         10,567
           Granted                                         -              -
           Vested                                          -     (    3,128)
           Forfeiture                                      -              -
                                                 -----------     -----------

        Balance at June 30, 2000                       4,328          7,439
                                                 ===========     ===========

Stock option plans

The stockholders also approved the establishment of a stock option plan on October 5, 1995 for directors, officers and employees. The exercise price under both plans is $17 per share, the fair market price on the date of the grant. One is a non-incentive stock option plan, and the other is an incentive stock option plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. On March 18, 1998, the Board of Directors approved the establishment of a stock option plan for directors. The exercise price is $21 per share, the fair market price on the date of grant. Rights to exercise options are 100% vested as of June 30, 2000.

On April 21, 1999, the Board of Directors approved the establishment of a stock option plan for the former President. The exercise price is $13 per share, the fair market price on the date of the grant. Rights to exercise options are 100% vested as of June 30, 2000.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 12 - Retirement plans and employee benefit programs (continued)

The weighted-average option price and weighted-average remaining term of stock options awarded and not exercised were as follows as of June 30:

                                             2000            1999
                                          -------------   -------------

        Weighted-average price            $       17.16   $       17.16
        Weighted-average term             $        7.08   $        7.66

A summary of the stock option activity is as follows:

                                           Available  Options       Vested and
                                           for Grant Outstanding   Exercisable
                                          ---------- ------------  -----------

        Balance at June 30, 1998           13,132      26,365          27,684
           Granted                              -           -               -
           Vested                               -     ( 8,792)         18,792
           Exercised                            -           -               -
           Forfeiture                           -           -               -
                                          --------  ---------      ----------

        Balance at June 30, 1999           13,132      17,573          46,476
           Granted                              -           -               -
           Vested                               -     ( 8,781)          8,781
           Exercised                            -           -               -
           Forfeiture                           -           -               -
                                          --------  ---------      ----------

        Balance at June 30, 2000            13,132      8,792          55,257
                                          ========  =========      ==========

The Company applies APB Opinion 25 in accounting for employee stock option plans. Accordingly, no compensation cost has been recognized in 2000 and 1999.

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

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 12 - Retirement plans and employee benefit programs (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                             2000          1999        1998
                                         -----------   -----------  -----------

        Pro forma net income             $       381   $       339  $       446
        Pro forma earnings per share
           Basic                         $       .95   $       .76  $       .93
           Diluted                       $       .95   $       .76  $       .88


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

The Company's commitments to finance real estate acquisitions and construction were $2.0 million at June 30, 2000, $2.5 million at June 30, 1999, and $4.1 million at June 30, 1998. As of June 30, 2000, the Company had contracted to sell $540,000 of the loans to be financed. No loss is anticipated. At June 30, 2000, outstanding letters of credit totaled $165,000, and unfunded lines of credit totaled $4.0 million. There were no loans sold with recourse in 2000 and 1999.

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 14 - Restricted retained earnings

In accordance with the regulations concerning conversion from a mutual to a stock organization, the Bank was required to establish a liquidation account equal to its net worth as of the latest statement of financial condition contained in the final prospectus. Such liquidation account is to be maintained as of the eligibility record date (March 31, 1993) or supplemental eligibility record date (June 30, 1994) for the benefit of depositors who continue to maintain their deposits in the Bank after the conversion in the event of a complete liquidation of the Bank. If, however, on any annual closing date (June
30) of the Bank, the amount in any deposit account is less than the amount in such deposit account on March 30, 1993 or June 30, 1994, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At June 30, 2000, the liquidation account, unadjusted for customer withdrawals, totaled $4.2 million, and minimum regulatory capital was $7.3 million. See Note 17 for Bank regulatory capital requirements.


Note 15 - Earnings per share

The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:

                                                                                           Year Ended June 30
                                                                          ---------------------------------------------------
                                                                               2000             1999              1998
                                                                          ----------------  ---------------  ----------------
           Numerator:
      (a)  Net income available to shareholders                           $           396   $          345   $            461
                                                                            =============     ============      =============

           Denominator:
           Weighted-average shares outstanding                                    423,612          471,766           509,008
           Less: ESOP weighted-average shares                               (      22,819)   (      27,385)    (      31,951)
                                                                            --------------   --------------    -------------

      (b)  Basic EPS weighted-average shares outstanding                          400,793          444,381           477,057

           Effect of dilutive securities:
           Incremental shares attributable to the Stock Option                          -                -             7,500
              Plan and Management Stock Bonus Plan                                      -                -             2,255
                                                                            -------------    -------------     -------------

      (c)  Diluted EPS weighted-average shares outstanding                        400,793          444,381           486,812
                                                                            =============    =============     =============

           Basic earnings per share (a/b)                                 $           .99   $          .78   $           .97
                                                                            =============     ============      ============

           Diluted earnings per share (a/c)                               $           .99   $          .78   $           .95
                                                                            =============     ============      ============


                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


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

At June 30, 2000, the Company had commercial bank deposits of $1.3 million in excess of the Federal Deposit Insurance Corporation insurance limit.


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

The Office of Thrift Supervision's capital regulations require thrift institutions to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Bank's capital meets and exceeds all three capital requirements as follows as of June 30, 2000 and 1999, in thousands. Tangible and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets:

                                                                                         2000
                                                      ------------------------------------------------------------------------
                                                                Tangible                  Core                  Risk-based
                                                                Capital                  Capital                 Capital
                                                      ------------------------------------------------------------------------
        Regulatory capital computed                   $     7,301       8.52%  $      7,301     8.52%   $     7,518    15.53%
        Minimum capital requirement                         1,285       1.50          2,570     3.00          3,872     8.00
                                                         --------   --------     ---------- --------     ---------- --------

                  Regulatory capital excess           $     6,016       7.02%  $      4,731     5.52%   $     3,646     7.53%
                                                         ========== ========     ========== ========     ========== ========

                                                                                         1999
                                                      ------------------------------------------------------------------------
                                                                Tangible                  Core                  Risk-based
                                                                Capital                  Capital                 Capital
                                                      ------------------------------------------------------------------------

        Regulatory capital computed                   $     6,869       8.3%   $     6,869       8.3%  $     7,079      17.7%
        Minimum capital requirement                         1,238       1.5          2,476       3.0         3,205       8.0
                                                         --------     -----      ---------     -----     ---------    ------

                  Regulatory capital excess           $     5,631       6.8%   $     4,393       5.3%  $     3,874       9.7%
                                                         ========     =====      =========     =====     =========    ======

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 18 - Related-party transactions

The Company has made loans in the ordinary course of business to various officers and directors. These loans are generally collateralized by the individuals' personal residences or by savings accounts in the Company. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any officer or director for the years ended June 30, 2000, 1999, and 1998 are summarized as follows in thousands:

                                                 2000            1999            1998
                                            -------------  -------------   -------------
        Beginning balance                   $        194   $       197    $        286
        Additions                                      -             -               -
        Repayments                            (        4)  (         3)    (        89)
                                              ----------   -----------     -----------

                  Ending balance            $        190   $       194    $        197
                                              ==========     =========       =========

Fees for foreclosures, titles and deeds of trust, paid to a law firm, of which a director was a principal, aggregated $13,860 and $2,575 for the years ended June 30, 1999, and 1998, respectively. No foreclosure fees were paid to a related party in the year ended June 30, 2000. Insurance commissions received by a director from business with or for the Company aggregated $4,000 each year for the years ended June 30, 2000, 1999, and 1998.


Note 19 - Commitments and contingencies

Rental expenses paid under operating leases for a loan office at June 30 of each year was as follows in thousands:

                                     2000           1999            1998
                                  -------------  -------------   -------------

        Rental expense            $          42  $          42   $          25
                                    ===========    ===========     ===========

The Company entered into a three-year lease agreement for office space. The lease terminates April 30, 2001.

The current minimum annual rental commitments under the noncancelable operating lease in effect at June 30, 2000 are as follows in thousands:

                Year Ending                             Amount
             ---------------                        ---------------

                    2001                            $            36
                                                     --------------
                                                    $            36
                                                    ===============

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 20 - Disclosures about fair value of financial instruments

The estimated fair values of the Company's financial instruments as of June 30 of each year are as follows in thousands:

                                                                            2000                            1999
                                                               -----------------------------    -----------------------------
                                                                 Carrying         Fair            Carrying         Fair
                                                                   Amount         Value             Amount         Value
                                                               -------------   -------------    -------------   -------------
        Financial assets
           Cash and cash equivalents                           $       2,060   $       2,060    $       2,454   $       2,454
           Interest-bearing deposits                                   1,685           1,685            6,278           6,278
           Investment securities                                      13,638          13,638           14,105          14,115
           Mortgage-backed securities                                  8,133           8,133            9,112           9,112
           Loans receivable, net                                      53,610          53,739           45,576          45,729

        Financial liabilities
           Deposits                                                   64,748          65,331           62,094          62,094
           Advances from Federal Home Loan Bank                       11,700          11,747           12,000          11,956

        Unrecognized financial instruments
           Commitments to purchase securities                              -               -                -               -
           Standby letters of credit issued                              165             165              521             521


Note 21 - Proposed merger

On August 8, 2000, the Bank announced a proposed merger with FNB Corporation of Christiansburg, Virginia. Terms of the agreement require the stockholders of the Bank to receive $20.25 in value, consisting of cash and stock in FNB Corporation, subject to certain restrictions. This merger is contingent upon the approval of the Bank's stockholders and state and federal regulators, as well as the conditions under the merger agreement.


Note 22 - Other noninterest expense

Other noninterest expense for the years ended June 30, 2000, 1999, and 1998 is shown as follows in thousands:

                                                                                     2000           1999           1998
                                                                                 -------------  -------------   -------------
        Other noninterest expense
           Contributions                                                         $           5  $           5   $           7
           Dues and subscriptions                                                           19             18              14
           Insurance                                                                        29             30              31
           Office supplies, telephone and postage                                          135            136             113
           Other expenses                                                                   53             38              41
           Professional fees                                                               108            101             100
           Supervisory fees and assessments                                                 32             33              30
                                                                                   -----------    -----------     -----------

                                                                                 $         381  $         361   $         336
                                                                                   ===========    ===========     ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 23 - Condensed parent company information

The following shows the Parent Company's condensed financial information (in thousands) as of and for years of operation ended June 30, 2000 and 1999:

                                 Balance Sheets

                                                                  2000           1999
                                                              -------------  -------------
Assets
        Cash and cash equivalents                             $          83  $          90
        Investment in Bank subsidiary                                 6,222          6,067
        Loan to Bank ESOP                                               183            228
        Loan to Bank subsidiary                                         250            375
        Other assets                                                     42             47
                                                                -----------  -------------

             Total assets                                     $       6,780  $       6,807
                                                                ===========  =============

Liabilities and stockholders' equity
        Liabilities                                           $          38  $          16
        Stockholders' equity                                          6,742          6,791
                                                                -----------  -------------

             Total liabilities and stockholders' equity       $       6,780  $       6,807
                                                                ===========  =============

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 23 - Condensed parent company information (continued)

                             Statement of Operations

                                                                                      2000          1999
                                                                                 ------------   ------------
Income
     Interest from
        Bank's ESOP loan                                                         $         20   $         22
        Loan to Bank subsidiary                                                            13             22
        Income Tax Refunds                                                                 35              -
                                                                                   ----------     ----------

             Total Income                                                                  68             44
                                                                                   ----------     ----------

Expense
        Directors' compensation                                                            25             26
        Professional fees                                                                  63             58
        Stationery and supplies                                                             1              1
        Other                                                                              20             21
                                                                                   ----------     ----------

             Total Expense                                                                109            106
                                                                                   ----------     ----------

             Net loss before Income taxes and equity in
               Undistributed net income of Bank subsidiary                         (       41)    (       62)

Income tax expense (credit)                                                        (        6)    (       21)
                                                                                   ------------   ------------

                                                                                   (       35)    (       41)

Equity in undistributed net income of Bank subsidiary                                     431            386
                                                                                   ----------     ----------

             Net Income                                                          $        396   $        345
                                                                                  ============   ===========

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998


Note 23 - Condensed parent company information (continued)

                            Statements of Cash Flows

                                                                                      2000             1999
                                                                                 ------------   ------------
Cash flows from operating activitie
    Net Income                                                                   $        396   $        345
    Adjustments
        Equity in undistributed net income of Bank subsidiary                      (      431)    (      386)
        Increase in other assets                                                   (       12)    (       29)
        Increase in other liabilities                                                      22              1
                                                                                 ------------   ------------

             Net cash used in operating activities                                 (       25)    (       69)

Cash flows from investing activities
        Dividends received from Bank subsidiary                                             -          1,200
        Principal repayments from Bank subsidiary                                         170            246
                                                                                 ------------   ------------

             Net cash provided by investing activities                                    170          1,446

Cash flows from financing activities
        Dividends paid                                                             (      152)    (      179)
        Purchase of stock                                                                   -     (    1,210)
                                                                                 ------------   ------------

             Net cash used in financing activities                                 (      152)    (    1,389)
                                                                                 ------------   ------------

             Decrease in cash and cash equivalents                                 (        7)    (       12)

Cash and cash equivalents at beginning of year                                   $         90   $        102
                                                                                 ------------   ------------

Cash and cash equivalents at end of year                                         $         83   $         90
                                                                                 ============   ============

                     SWVA BANCSHARES, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          June 30, 2000, 1999, and 1998

Note 24 - Selected quarterly financial data (unaudited)

Condensed consolidated financial data for the years ended June 30, 2000 and 1999 is shown as follows in thousands, except per- share data:

                                                                                2000
                                                                 -----------------------------------
                                                                  First    Second    Third   Fourth
                                                                 Quarter   Quarter  Quarter  Quarter
                                                                 -------   -------  -------  -------
Total interest income                                             $1,451   $1,506   $1,510   $1,561
Total interest expense                                               789      819      822      883
                                                                  ------   ------   ------   ------

          Net interest income                                        662      687      688      678
Provision for credit losses                                            3        3        3        4
                                                                  ------   ------   ------   ------

          Net interest income after provision for credit losses      659      684      685      674
Other noninterest income                                             131      128       92      116
Noninterest expense                                                  608      647      671      660
                                                                  ------   ------   ------   ------

          Income before income tax expense                           182      165      106      130
Income tax expense                                                    58       58        9       62
                                                                  ------   ------   ------   ------

           Net income                                             $  124   $  107   $   97   $   68
                                                                  ======   ======   ======   ======

Basic earnings per share                                          $  .31   $  .26   $  .24   $  .17
Diluted earnings per share                                           .31      .26      .24      .17
Cash dividends per share                                             .20        -      .20        -

                                                                                1999
                                                                 -----------------------------------
                                                                  First    Second    Third   Fourth
                                                                 Quarter   Quarter  Quarter  Quarter
                                                                 -------   -------  -------  -------
Total interest income                                             $1,493   $1,477   $1,408   $1,413
Total interest expense                                               889      864      795      790
                                                                  ------   ------   ------   ------

          Net interest income                                        604      613      613      623
Provision for credit losses                                            3        3        3        4
                                                                  ------   ------   ------   ------

          Net interest income after provision for credit losses      601      610      610      619
Other noninterest income                                             149      193      125      108
Noninterest expense                                                  613      622      631      627
                                                                  ------   ------   ------   ------

          Income before income tax expense                           137      181      104      100
Income tax expense                                                    52       70       40       15
                                                                  ------   ------   ------   ------

           Net income                                             $   85   $  111   $   64   $   85
                                                                  ======   ======   ======   ======

Basic earnings per share                                          $  .18   $  .24   $  .14   $  .21
Diluted earnings per share                                           .18      .24      .14      .21
Cash dividends per share                                             .20        -      .20        -

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

         D. W. Shilling                                Barbara C. Weddle              Glen C. Combs
         Executive Officer                             Executive Officer              Vice President, Acosta Sales,
                                                                                      a food brokerage company

                                        Executive Officers of SWVA Bancshares, Inc.

         D. W. Shilling                              Barbara C. Weddle                Mary G. Staples
         President and Chief                         Senior Vice President            Controller and Treasurer
         Executive Officer                           and Secretary

                                      ------------------------------------------

         Special Counsel:                                                             Independent Auditors:
         Malizia Spidi & Fisch, PC                                                    Cherry Bekaert & Holland LLP
         One Franklin Square                                                          828 Main Street, 17th Floor
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

                                      ------------------------------------------

SWVA Bancshares, Inc.'s Annual Report for the year ended June 30, 2000 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Barbara C. Weddle, Senior Vice President and Secretary at the Company's Corporate Office in Roanoke, Virginia.